Exhibit 2.1

STRICTLY CONFIDENTIAL

SALE AND CONTRIBUTION AGREEMENT

by and among

TRIMBLE SOLUTIONS, LLC,

TRIMBLE INC.

and

AGCO CORPORATION

Dated as of September 28, 2023

TABLE OF CONTENTS

Exhibits

Exhibit A:    Master Steps Plan
Exhibit B:    Company LLC Operating Agreement
Exhibit C:     Supply Agreement
Exhibit D:    Technology Agreement
Exhibit E:    Trademark Agreement
Exhibit F:    Transition Services Agreement
Exhibit G:     Form of Working Capital Statement
Exhibit H:    Correction Services Agreement Term Sheet
Schedules

Schedule 1.1-BE    Business Employees
Schedule 1.1-KB    Knowledge of Amber
Schedule 1.1-KS    Knowledge of Topaz
Schedule 1.1-MC    Material Customers
Schedule 1.1-MS    Material Suppliers
Schedule 1.1-SR    Special Retention Agreements
Schedule 2.2(a)(i)    Transferred Subsidiaries
Schedule 2.2(a)(ii)    Equity Interests of Dealers
Schedule 2.2(a)(iv)    Accounts Receivable
Schedule 2.2(a)(v)     Contracts Related to the Business
Schedule 2.2(a)(vi)    Business Owned Real Property
Schedule 2.2(a)(vii)    Business Real Property Leases
Schedule 2.2(a)(xv)    Other Business Assets
Schedule 2.2(a)(xvii)    Business Permits
Schedule 2.2(a)(xx)    Business Assets
Schedule 2.2(b)(i)    Certain Excluded Equity Interests
Schedule 2.2(b)(vii)    Certain Excluded Contracts
Schedule 2.2(b)(xi)    Excluded Assets
Schedule 2.2(d)(ii)    Excluded Liabilities
Schedule 3.16(r)    US Federal Income Tax Status
Schedule 7.4(d)(i)(B)    Antitrust Laws
Schedule 7.24        Specified Entity Put Option
Schedule 9.10(b)    Purchase Price Allocation Principles

Topaz Disclosure Schedule
Amber Disclosure Schedule

SALE AND CONTRIBUTION AGREEMENT
This SALE AND CONTRIBUTION AGREEMENT, dated as of September 28, 2023 (this “Agreement”), is by and among Trimble Solutions, LLC, a Delaware limited liability company (the “Company”), Trimble Inc., a Delaware corporation (“Trimble”), and AGCO Corporation, a Delaware corporation (“AGCO”) (each of the Company, Trimble and AGCO, a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, prior to the date hereof Trimble caused the Company to be formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on September 25, 2023;
WHEREAS, as of the date hereof Trimble directly owns 100% of the issued and outstanding equity ownership interests of the Company (the “Common Units”);
WHEREAS, prior to the Effective Time, Trimble and the Company shall effect, or cause to be effected, the Carve-Out Restructuring;
WHEREAS, the Excluded French Assets are subject to the French put option letter (the “French Put Option Letter”), executed as of the date hereof, by and among Trimble, AGCO and the Company, pursuant to which Trimble has been granted the option to transfer the Excluded French Assets in accordance with and subject to the terms and conditions of this Agreement and the French Transfer Agreements;
WHEREAS, notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the Excluded French Assets, Trimble may in its absolute discretion decide whether or not to exercise the put option granted by AGCO pursuant to the French Put Option Letter, and (ii) as of the date hereof, none of Trimble or any of its Affiliates is bound to sell or transfer or procure the sale or transfer of, the Excluded French Assets;
WHEREAS, as of the date hereof, AGCO indirectly owns all of the equity interests in JCA Industries ULC (“JCA”);
WHEREAS, at the Closing, (i) AGCO desires to purchase from Trimble, and Trimble wishes to sell to AGCO (or one or more of its Affiliates), in exchange for $2,000,000,000 in cash, subject to the adjustments set forth in this Agreement (the “Common Units Purchase”), and (ii) immediately following the Common Units Purchase, AGCO shall, or shall cause its Affiliate designee to, contribute, or cause to be contributed, to the Company, all of its equity interest in JCA (the “JCA Contribution”) in exchange for total Common Units representing eighty-five (85%) of the issued and outstanding Common Units to be issued by the Company to AGCO or its Affiliate designee, as applicable;
WHEREAS, immediately following the Closing, as a result of the transactions contemplated by this Agreement, (a) AGCO and its Affiliate, as applicable, shall collectively own Common Units constituting eighty-five percent (85%) of the total outstanding Common Units, and (b) Trimble shall own Common Units constituting fifteen percent (15%) of the total outstanding Common Units.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
Article I

DEFINITIONS; INTERPRETATION
1.1Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:
“Action” means any claim, charge, demand, action, cause of action, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative).
“Affiliate” as to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, the term “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. A Person shall be deemed to control another Person if such first Person owns more than fifty percent (50%) of the capital stock or other equity interest of such other Person. For the avoidance of doubt, the Company and its Subsidiaries are (a) Affiliates of Trimble (and not AGCO) prior to the Closing and (b) Affiliates of AGCO (and not Trimble) from and after the Closing.
“Agreement” has the meaning set forth in the Preamble.
“Agriculture” means planting, cultivating, irrigating, growing, harvesting and otherwise farming crops and/or rearing animals (but excluding the construction of buildings or facilities designed for any purpose).
“AGCO” has the meaning set forth in the Preamble.
“AGCO Combined Tax Return” means any affiliated, consolidated, combined, unitary or other group or similar Tax Return that includes (or otherwise reflects the income or operations of) at least one member of the AGCO Group, on the one hand, and at least one entity that is a JCA Entity, on the other hand.
“AGCO Group” means AGCO and each of its Affiliates.
“AGCO Material Adverse Effect” means an event, development, change, effect, fact, circumstance or occurrence that (A) is materially adverse to the business, financial condition or results of operation of AGCO and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent, materially impair or materially delay the ability of AGCO to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of the foregoing clause (A), no event, development, change, effect, fact, circumstance or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, an AGCO Material Adverse Effect: (i) events, developments, changes, effects, facts, circumstances or occurrences in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, in each case, after the date hereof, (ii) events, developments, changes, effects, facts, circumstances or occurrences in the industries in which AGCO operates, in each case, after the date hereof, (iii) events, developments, changes, effects, facts, circumstances or occurrences in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, in each case, after the date hereof, (iv) epidemic, pandemic or disease outbreak, (v) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other force majeure events, in each case, after the date hereof, (vi) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, in each case, after the date hereof, (vii) any failure by AGCO to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of AGCO Material Adverse Effect may be taken into account in determining whether there is or has been an AGCO Material Adverse Effect), (viii) events, developments, changes, effects, facts, circumstances or occurrences, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement (other than with respect to the representations made in Sections 4.4 or 5.3 of this Agreement addressing the consequences of execution of this Agreement by AGCO), the Ancillary Agreements, the transactions contemplated hereby or thereby or (ix) events, developments, changes, effects, facts, circumstances or occurrences arising out of (y) any action required by this Agreement or taken by AGCO or any of its Subsidiaries or its Affiliates at the written request of Trimble or (z) any failure to act to the extent such action is specifically prohibited by this Agreement; provided, however, that any event, development, change, effect, fact, circumstance or occurrence set forth in clauses (i) through (vi) above may be taken into account in determining whether there has been an AGCO Material Adverse Effect to the extent such event, development, change, effect, fact, circumstance or occurrence has had a disproportionately adverse effect on AGCO as compared to other Persons or businesses that operate in the same industries in which AGCO operates.
“Ancillary Agreements” means, collectively, the Company LLC Operating Agreement, the French Transfer Agreements, the Supply Agreement, the Technology Agreement, the Trademark Agreement, the Correction Services Agreement, the Transition Services Agreement, the Employee Secondment Agreements and any Restructuring Agreement.
“Anti-Corruption Laws” means all Laws from time to time, as amended, concerning or relating to bribery or corruption, including the US Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010 and all other applicable anti-bribery and corruption Laws and any related or similar Laws issued, administered or enforced by any Governmental Entity.
“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, and all other applicable foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Business” means the products and services (including development, design, manufacture, sale, processing, testing, packaging, labeling, handling, distribution, marketing, promotion, commercialization, support and servicing of products, software and services)

comprising Trimble’s Agriculture business (including the provision of GNSS, guidance and autonomy Technology related to such activities), as such business is conducted by Trimble and its Subsidiaries immediately prior to the Closing.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to be closed.
“Business Employee” means each Employee of Trimble and any of its Employing Subsidiaries and each PEO Employee, in each case, who is primarily engaged in the Business, other than the Excluded Employees, as set forth by employee identification number and location, on Schedule 1.1-BE (as such schedule may be updated in accordance with Section 7.5(b)(ix), Section 8.1(a) or otherwise as mutually agreed by Trimble and AGCO between the date of this Agreement and the Closing).
“Business Inbound Licenses” means all Contracts under which a third party licenses (or grants any rights in or to use) any Intellectual Property Rights used in the Business to Trimble or any of its controlled Affiliates.
“Business IP Rights” means the Transferred IP and the Licensed IP.
“Business Material Adverse Effect” means an event, development, change, effect, fact, circumstance or occurrence that (A) is materially adverse to the business, financial condition or results of operation of the Business (including the Transferred Subsidiaries and the Business Assets), taken as a whole; provided, however, that, in the case of this clause (A), no event, development, change, effect, fact, circumstance or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Business Material Adverse Effect”: (i) events, developments, changes, effects, facts, circumstances or occurrences in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, in each case, after the date hereof, (ii) events, developments, changes, effects, facts, circumstances or occurrences in the industries in which the Business operates, in each case, after the date hereof, (iii) events, developments, changes, effects, facts, circumstances or occurrences in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) epidemic, pandemic or disease outbreak, in each case, after the date hereof, (v) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other force majeure events, in each case, after the date hereof, (vi) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, in each case, after the date hereof, (vii) any failure by the Business to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Business Material Adverse Effect may be taken into account in determining whether there is or has been a Business Material Adverse Effect), (viii) events, developments, changes, effects, facts, circumstances or occurrences, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement (other than with respect to the representations made in Sections 3.4 or 6.4 of this Agreement addressing the consequences of execution of this Agreement by Trimble), the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of AGCO or any of its Affiliates as AGCO of the Common Units, (ix) events, developments, changes, effects, facts, circumstances or occurrences resulting from the termination of the relationship with CNH Industrial, or (x) events, developments, changes, effects, facts, circumstances or occurrences arising out of (y) any action required by this Agreement or taken by Trimble or any of its Subsidiaries or any of their respective Affiliates at the written request of AGCO or (z) any failure to act to the extent such action is specifically prohibited by this Agreement; provided, however, that any event, development, change, effect, fact, circumstance or occurrence set forth in clauses (i) through (vi) above may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent such event, development, change, effect, fact, circumstance or occurrence has had a disproportionately adverse effect on the Business (including the Transferred Subsidiaries and the Business Assets) as compared to other Persons or businesses that operate in the same industries in which the Business operates or (B) would reasonably be expected to prevent, materially impair or materially delay the ability of Trimble or the Company or any of their respective Affiliates to consummate transactions contemplated by this Agreement or any other Ancillary Agreement to which Trimble, the Company or any of their respective Affiliates is a party.
“Business Shared Contracts” means Contracts of Trimble or any of its controlled Affiliates with one or more third parties that relate to, or under which the rights of Trimble or its Subsidiaries are exercised for the benefit of, both (i) Business Assets, the Assumed Liabilities or the Business and (ii) any Excluded Assets, Excluded Liabilities, Retained Subsidiaries or retained businesses of Trimble.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) and any similar or successor Law or executive order or executive memo (together with all guidance, rules and regulations related thereto issued by a Governmental Authority, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability and Schools Act.
“Carve-Out Restructuring” means the contribution by Trimble of the Business Assets, the Assumed Liabilities and the Business Employees, to the Company and its Subsidiaries as set forth in the Master Steps Plan, subject to the terms of Section 7.16 insofar as the Excluded French Business is concerned.
“Carve-Out Transfer Taxes” means any Transfer Taxes arising in connection with, or resulting from, the Carve-Out Restructuring.
“Cash” of any Person means the aggregate amount of all cash, cash equivalents and marketable securities held by such Person, including all outstanding security, customer or other deposits, deposits in transit, and any received and uncleared checks, wires or drafts and certificates of deposit of such Person (net of any outstanding checks, wires and drafts, issued by such Person); provided that, that “Cash” shall exclude (i) any cash and cash equivalents not freely useable and available because such cash or cash equivalents are subject to restrictions, Taxes or limitations on use or distribution by Contract, due to regulatory or legal restrictions (other than such restrictions that apply by virtue of such cash or cash equivalents being held by the Subsidiaries set forth on Schedule 2.2(a)(i), including repatriation costs) or used as collateral or otherwise to or provide credit support, including in connection with letters of credit or performance bonds, or that are held as security deposits, escrow accounts and other deposits held for the benefit of third parties, (ii) any cash held in notional cash pooling arrangements and (iii) any insurance or other proceeds received with respect to any casualty, condemnation or litigation to the extent the corresponding liability has not been discharged if such liability has not been included in Indebtedness, Transaction Expenses or as a liability in Working Capital. For the avoidance of doubt, Cash can be a negative number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Recitals.
“Common Units Purchase” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Closing Cash” means the Cash held by the Company and its Subsidiaries as of the Effective Time (after giving effect to the Carve-Out Restructuring, but without giving effect to the JCA Contribution).
“Company Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Effective Time (after giving effect to the Carve-Out Restructuring, but without giving effect to the JCA Contribution).
“Company Closing Transaction Expenses” means the Transaction Expenses of the Company and its Subsidiaries as of the Effective Time (after giving effect to the Carve-Out Restructuring, but without giving effect to the JCA Contribution), other than any Stand Up Costs.
“Company Closing Working Capital” means the Net Working Capital of the Company and its Subsidiaries as of the Effective Time (after giving effect to the Carve-Out Restructuring, but without giving effect to the JCA Contribution).
“Company Entity” means the Company, each entity that is, or prior to the Closing will become, a direct or indirect Subsidiary of the Company pursuant to the Carve-Out Restructuring and each entity that has contributed or transferred, or after the date hereof and prior to the Closing will contribute or transfer, substantially all of its assets to the Company or a direct or indirect Subsidiary of the Company pursuant to the Carve-Out Restructuring and, solely with respect to the Business, each entity that has contributed or after the date hereof and prior to the Closing will contribute or transfer a portion of its assets to the Company or a direct or indirect Subsidiary of the Company pursuant to the Carve-Out Restructuring.
“Company Group” means the Company and each of its Subsidiaries (other than the JCA Entities), as of immediately after the Closing.
“Company LLC Operating Agreement” means that certain amended and restated limited liability company operating agreement governing the Company and the rights of its members, among Trimble and/or its Subsidiaries party thereto, AGCO and any other parties thereto to be entered into at the Closing in substantially the form attached hereto as Exhibit B.
“Company Software” means Software owned by Trimble or any of its controlled Affiliates that has been licensed, sold, marketed, distributed, or made available to third parties (whether on a standalone basis or as embedded into a product) or that is otherwise used or held for use primarily in connection with the Business.
“Company Target Working Capital” means $126,087,000.
“Compliant” means, with respect to the Required Information, that (i) the financial statements of the Business included in such Required Information that are available to AGCO on the first day of the fifteen (15) consecutive Business Day period referred to in the definition of “Marketing Period” are, on each day during such fifteen (15) consecutive Business

Day period, not required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit (a) a registration statement on Form S-1 filed by a large accelerated filer (as defined in Rule 12b-2 of the Exchange Act) to finance an acquisition of the Business using such financial statements to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on the last day of the fifteen (15) consecutive Business Day period (other than requirements that would require or relate to any Excluded Information), and (b) the independent accounting firm with respect to the Business to issue (subject to completion of its normal practices and procedures) a customary “comfort letter” (including customary “negative assurance” comfort and change period comfort) with respect to the historical financial statements of the Business included in the Required Information on the last day of the fifteen (15) consecutive Business Day period and (ii) such Required Information does not contain any untrue statement of a material fact regarding the Business or omit to state any material fact regarding the Business necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of March 15, 2023, by and between Trimble and AGCO.
“Confidential Information” means (i) the terms of this Agreement (but not the general business relationship of the Parties) and (ii) any confidential, proprietary or non-public information in any form or media that is disclosed by a Disclosing Party to a Receiving Party, either directly or indirectly, in any form or media (including documents, business plans, part numbers, software, documentation, financial analyses, marketing, customer or product information, inventions, processes, designs, drawings, know-how and business information) (including, including whether it is designated as “Confidential,” “Proprietary” or some similar designation, or whose confidential or proprietary nature is reasonably apparent under the circumstances. Notwithstanding the foregoing, Confidential Information does not include information that is (i) at the time of its disclosure, or thereafter becomes, part of the public domain through no act or fault of the Receiving Party, (ii) known to the Receiving Party at the time of its disclosure by the Disclosing Party, (iii) independently developed by the Receiving Party without reference to the information disclosed, or (iv) rightfully disclosed to the Receiving Party by a third party not subject to an obligation of confidentiality with respect to the information disclosed.
“Contract” means any agreement, contract, license, lease, sublease, sale or purchase order, note, bond, deed, loan, trust, instrument, obligation, undertaking or other commitment or arrangement that is binding upon a Person (whether written or oral), including all amendments thereto.
“Covered Contracts” means the Business Shared Contracts and Manufacturing Contracts.
“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Effective Time” means 12:02 a.m., New York City time, on the Closing Date.
“Employee” means, as the context requires, any current employee of Trimble or AGCO, or any of their respective Employing Subsidiaries.

“Employee Plans” means, other than plans, policies, procedures, programs or arrangements (i) maintained or required to be maintained by applicable Law or a Governmental Entity to which no Person contributes nor has pledged to contribute more than the statutory minimum required by such applicable Law or a Governmental Entity or (ii) maintained by a PEO, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom equity, stock appreciation or other equity-based, incentive, retention, deferred compensation, disability, medical, retiree medical, dental, life insurance or other welfare benefit, pension, retirement, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any Business Employee or JCA Employee, as the case may be, to which any Business Employee or JCA Employee, as the case may be, and either Trimble or AGCO, or any of their respective Employing Subsidiaries are parties or which are maintained, contributed to, required to be contributed to or sponsored by Trimble or AGCO, any of their respective Employing Subsidiaries for the benefit of any Business Employee or JCA Employee (or the dependent or beneficiary thereof), as the case may be, or in respect of which any member of the Company Group could reasonably be expected to have any Liability.
“Employee Secondment Agreements” means the Employee Secondment Agreements, between the Company, on the one hand, and Trimble, on the other hand, to be entered into at the Closing.
“Employing Subsidiary” means, as the context requires, a Subsidiary of Trimble that employs a Business Employee, or a Subsidiary of AGCO that employs a JCA Employee.
“Environmental Claim” means any Action, request for information or written notice by or received from any Person alleging actual or potential Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising under or relating to any Environmental Law, including all those arising out of, based on or resulting from (a) the presence, disposal or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by Trimble or AGCO, as applicable, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Law relating to pollution, public or worker health or safety, or protection of human health or the environment, including Laws relating to Materials of Environmental Concern.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Trimble or any of its controlled Affiliates (and, from and after the Closing, the Company and its Subsidiaries) and that, together with Trimble or any of its controlled Affiliates (and, from and after the Closing, the Company and its Subsidiaries), is or has been at any relevant time treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Employees” means the employees who shall remain employeed by the applicable member of the Trimble Group or, to the extent currently employed by any Transferred Subsidiary, shall be transferred to Trimble or one of its Subsidiaries prior to Closing and shall be employees of Trimble or one of its Subsidiaries following the Closing and who, for the avoidance of doubt, shall not be Business Employees.
“Excluded Information” means (A) financial statements and data that would be required by Rule 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, (B) information regarding officers or directors prior to consummation of the Closing (except information if any of such persons will remain officers, directors or managers after consummation of the Closing), executive compensation and related party disclosure (unless the Business was party to any such related party transactions prior to consummation of the Closing and such transactions will continue in place after consummation of the Closing) or any Compensation Discussion and Analysis or information required by Item 302 or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except any information relating to persons who will remain officers, directors or managers after consummation of the Closing), (C) any description of all or any component of the Committed Financing, including any such description to be included in liquidity and capital resources disclosure or in any “description of notes” or “description of other indebtedness” section, or other information customarily provided by the Financing Sources or their counsel, (D) risk factors relating to all or any component of the Committed Financing, (E) information regarding affiliate transactions that may exist following consummation of the Closing (unless the Business was party to any such transactions prior to consummation of the Closing), (F) pro forma financial statements and any other information regarding post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (it being understood that Trimble and its Representatives will assist AGCO in, but AGCO and not Trimble or its Representatives shall be responsible for, the preparation of the pro forma financial statements and related notes thereto), and (G) in addition, in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.
“FDI Laws” means all applicable foreign and domestic Laws that are designed or intended to prohibit, restrict, review, or regulate foreign investments for national security, public order, state security or similar policy objective (other than Antitrust Laws).
“Financing Sources” means the entities (or any of their Affiliates) that have committed to provide or arrange or have otherwise entered into agreements to provide all or any part of the Committed Financing or any Permanent Financing in connection with the transactions contemplated by this Agreement, including the parties to the Commitment Letter or the documentation with respect to any Permanent Financing and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and any successors and permitted assigns of any of the foregoing.
“Financing Sources Related Parties” means the Financing Sources, their respective Affiliates and the respective former, current or future general or limited partners, stockholders, equityholders, members, managers, officers, directors, employees, controlling Persons, agents, advisors, trustees and the other Representatives and successors and assigns of each of the foregoing.
“Fraud” means a misrepresentation or omission of a material fact by a Party to this Agreement (i) contained in the representations and warranties made in this Agreement, (ii) that is false, (iii) made with knowledge of its falsity, (iv) made with the intent to deceive or mislead, (v) reasonably relied on by the other Party to this Agreement, and (vi) detrimental to the Party relying on such misrepresentation.

“French Transfer Agreements” means certain local transfer agreements, each of which shall be executed after the date of this Agreement, in the form and on the terms to be mutually agreed between the Parties, governing the terms and conditions for the transfer of the Excluded French Business.
“Fundamental AGCO Representations” means the representations and warranties set forth in (i) the first sentence of Section 4.1 (Organization and Qualification), (ii) Section 4.2 (Capitalization of the JCA Entities), (iii) Section 4.3 (Authority Relative to this Agreement), (iv) Section 4.4(A) (Non-Contravention of Organizational Documents), (v) the first sentence of Section 5.1 (Organization and Qualification), (vi) Section 5.3 (Authority Relative to this Agreement) and (vii) Section 5.5 (Brokers)
“Fundamental Trimble Representations” means the representations and warranties set forth in (i) the first sentence of Section 3.1 (Organization and Qualification), (ii) Section 3.2 (Capitalization of the Transferred Subsidiaries), (iii)  Section 3.3 (Authority Relative to this Agreement), (iv) Section 3.4(A) (Non-Contravention of Organizational Documents), (v) the first sentence of Section 6.1 (Organization and Qualification), (vi) Section 6.2 (Capitalization of the Company), (vii) Section 6.3 (Authority Relative to this Agreement) and (viii) Section 6.6 (Brokers).
“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time, consistently applied during the periods presented.
“Global Trade Laws” means Sanctions; the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; and other relevant economic sanctions or export and import control Laws imposed by a relevant Governmental Entity.
“Governmental Entity” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal or any governmental bureau, or any regulatory, self-regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Immigration Rights” means, as the context requires, the rights, duties and Liabilities of Trimble or AGCO or their respective Employing Subsidiaries (i) in connection with the submission of petitions to the United States Citizenship and Immigration Services requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of Business Employees or JCA Employees who are foreign nationals working in the United States and (ii) from and after the Closing related to the immigration status of the Business Employees who become Transferred Employees or JCA Employees.
“Indebtedness” of any Person means, without duplication, (i) all (A) indebtedness of such Person for borrowed money, excluding intercompany loans between Transferred Subsidiaries, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, and (C) banker’s acceptances or letters of credit, performance bonds, surety bonds and similar obligations (to the extent drawn or payable); (ii) all obligations of such Person for the deferred purchase price of property or equipment or service (including any purchase price obligation, contingent consideration, or “earn-out” obligations with respect to past acquisitions by the Company and its Subsidiaries) and all conditional sale Liabilities of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities); (iii) capital leases required to be capitalized under GAAP; (iv) obligations under any interest rate, foreign exchange or other swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (v) the amount of any unpaid income Tax liabilities of such Person for any Pre-Closing Date Period determined in accordance with Section 9.1; provided that such amounts shall (1) not be an amount less than zero and (2) shall be calculated taking into account any income Tax assets, credits and deductions (other than deferred Tax assets, credits or deductions) to the extent received or otherwise arising prior to the Closing and allocable to the Pre-Closing Date Period in accordance with this Agreement (and taking into account, with respect to the determination of any Company Closing Indebtedness, any Transaction Tax Deductions and treating such Transaction Tax Deductions as accrued and deductible in the Pre-Closing Date Period to the extent such amounts are “more likely than not” allocable and deductible with respect to a Pre-Closing Date Period), in each case that are available to offset such income Taxes in the same jurisdiction as a matter of Applicable Law; (vi) all obligations of such Person with respect to any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, any unpaid severance obligations with respect to employees (or other service providers) terminated prior to the Closing, and any earned but unpaid compensation (including salary, bonuses and paid time off, vacation or similar leave) for any period prior to the Closing Date, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith; (vii) declared but unpaid dividends (except between Transferred Subsidiaries) and (viii) all obligations of the type referred to in clauses (i) through (vii) above of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety. For purposes of calculating Indebtedness of any Person, any liabilities included in the calculation of Net Working Capital or Transaction Expenses of such Person or that otherwise reduce Company Closing Cash shall be excluded from such calculation of Indebtedness.
“Intellectual Property Rights” means all intellectual property rights and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patents, (b) Marks, (c) copyrights, works of authorship, rights in databases, data collections and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (all of the foregoing in this subsection (c), “Copyrights”), (d) trade secrets, know-how, formulae, inventions, compositions, processes and methods, (all of the foregoing in this subsection (d), “Trade Secrets”).
“JCA” has the meaning set forth in the Recitals.
“JCA Business” means the development of software and other capabilities for the automated or autonomous operation of agricultural machines, including implement controls and electronic system components, as currently conducted by the JCA Entities.
“JCA Closing Cash” means the Cash held by the JCA Entities as of the Effective Time and giving effect to the JCA Contribution.
“JCA Closing Indebtedness” means the Indebtedness of the JCA Entities as of the Effective Time and giving effect to the JCA Contribution.
“JCA Closing Transaction Expenses” means the Transaction Expenses of the JCA Entities as of the Effective Time and giving effect to the JCA Contribution.

“JCA Closing Working Capital” means the Net Working Capital of the JCA Entities as of the Effective Time and giving effect to the JCA Contribution.
“JCA Contribution” has the meaning set forth in the Recitals.
“JCA Data” means the data, including Personal Data, owned by AGCO or any of its Subsidiaries that is primarily used in, or collected primarily by or for, the JCA Entities.
“JCA Employee” means an employee of any of the JCA Entities.
“JCA Entities” means, collectively, JCA and each of its Subsidiaries.
“JCA IP” means all of the AGCO Group’s ownership interest in and to (a) the Trade Secrets and Copyrights that are primarily used by the JCA Entities, (b) the JCA Patents, and (c) all Marks used primarily in the JCA Entities (other than the AGCO Marks).
“JCA Material Adverse Effect” means (A) an event, development, change, effect, fact, circumstance or occurrence that is materially adverse to the business, financial condition or results of operation of the JCA Entities, taken as a whole; provided, however, that no event, development, change, effect, fact, circumstance or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “JCA Material Adverse Effect”: (i) events, developments, changes, effects, facts, circumstances or occurrences in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, in each case, after the date hereof, (ii) events, developments, changes, effects, facts, circumstances or occurrences in the industries in which the JCA Entities operates, in each case, after the date hereof, (iii) events, developments, changes, effects, facts, circumstances or occurrences in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, in each case, after the date hereof, (iv) epidemic, pandemic or disease outbreak, in each case, after the date hereof, (v) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other force majeure events, in each case, after the date hereof, (vi) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, in each case, after the date hereof, (vii) any failure by the JCA Entities to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of JCA Material Adverse Effect may be taken into account in determining whether there is or has been a JCA Material Adverse Effect), (viii) events, developments, changes, effects, facts, circumstances or occurrences, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement (other than with respect to the representations made in Sections 4.4 or 5.3 of this Agreement addressing the consequences of execution of this Agreement by AGCO), the Ancillary Agreements, the transactions contemplated hereby or thereby or (ix) events, developments, changes, effects, facts, circumstances or occurrences arising out of (y) any action required by this Agreement or taken by AGCO or any of its Subsidiaries or its Affiliates at the written request of Trimble or (z) any failure to act to the extent such action is specifically prohibited by this Agreement; provided, however, that any event, development, change, effect, fact, circumstance or occurrence set forth in clauses (i) through (vi) above may be taken into account in determining whether there has been a JCA Material Adverse Effect to the extent such event, development, change, effect, fact, circumstance or occurrence has had a disproportionately adverse effect on the JCA Entities as compared to other Persons or businesses that operate in the same industries in which the JCA Entities operates and (B) would reasonably be expected to prevent, materially impair or materially delay the ability of AGCO or its Affiliates to consummate transactions contemplated by this Agreement or any other Ancillary Agreement to which the JCA Entities or any of their respective Affiliates is a party.
“JCA Patents” means the Patents that are primarily used by the JCA Entities and all Patents to which such Patents claim priority.
“JCA Software” means Software owned by AGCO or any of its controlled Affiliates that has been licensed, sold, marketed, distributed or made available to third parties (whether on a standalone basis or as embedded into a product) or that is otherwise used or held for use primarily in connection with the operation of the JCA Entities.
“JCA Transfer Taxes” means any Transfer Taxes arising in connection with, or resulting from, the JCA Contribution.
“JCA Target Working Capital” means negative CAD 584,000.
“Knowledge of AGCO” means the actual knowledge of any of the individuals set forth on Schedule 1.1-KB hereto, after reasonable inquiry.
“Knowledge of Trimble” means the actual knowledge of any of the individuals set forth on Schedule 1.1-KS hereto, after reasonable inquiry.
“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.
“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise).
“Licensed IP” means the Intellectual Property Rights licensed to the Company pursuant to the Technology Agreement.
“Liens” means all liens, mortgages, encumbrances, pledges, charges, security interests, purchase agreements, adverse ownership interests, title retentions, easements, rights of way, rights of first offer, rights of first refusal or other similar rights, or restrictions on transfer (in each case, other than restrictions under applicable federal, state or other securities Laws); provided, that “Lien” does not include any licenses or covenants not to sue with respect to Intellectual Property Rights.
“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), Liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.
“Manufacturing Contracts” has the meaning set forth in the Transition Services Agreement.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout which and at the end of which (a) AGCO has received the Required Information, and such Required Information is Compliant (it being understood and agreed that if the Required Information is not Compliant at any time during such fifteen (15) consecutive Business Day period, the Marketing Period shall terminate and restart when such Required Information is Compliant), (b) the conditions set forth in Section 10.1 and Section 10.2 shall be satisfied (other than (I) the conditions set forth in (x) Section 10.1(b), (y) Section 10.1(a), and (z) to the extent related to Antitrust Laws or FDI Laws, Section 10.1(c) and 10.1(d) (except if either Party, acting reasonably and in good faith, concludes that any such conditions in Section 10.1 or Section 10.2 cannot be satisfied), and (II) those conditions that by their terms are to be satisfied by actions taken at the Closing), and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 10.1 and Section 10.2 to fail to be satisfied (other than the conditions set forth in (x) Section 10.1(b), (y) Section 10.1(a), and (z) to the extent related to Antitrust Laws or FDI Laws, Section 10.1(c) and 10.1(d) (except if either Party, acting reasonably and in good faith, concludes that any such conditions in Section 10.1 and Section 10.2 cannot be satisfied)) assuming the Closing were scheduled for any day during such fifteen (15) consecutive Business Day period; provided, that the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, (i) Ernst & Young LLP or other applicable firm shall have withdrawn its audit opinion with respect to any of the financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new audit opinion is issued with respect to such financial statements of the Company for the applicable period by Ernst & Young LLP, any other “Big 4” accounting firm or another internationally recognized independent public accounting firm reasonably acceptable to AGCO, (ii) Trimble shall have determined in writing or announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, is required or is a reasonable possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended and delivered to AGCO or Trimble has determined in writing (and so notified AGCO) or publicly announced that it has concluded that no restatement shall be required, or (iii) Trimble files with the Nasdaq stock market or otherwise publicly files, at any time during such fifteen (15) consecutive Business Day period, financial statements for a more recent period than the periods covered by the financial statements included in the Required Information received by AGCO, in which case the Marketing Period shall be deemed to restart after such filing is made; provided, further, that (A) none of November 22, 2023 through November 24, 2023, March 29, 2024, May 27, 2024, July 4, 2024, July 5, 2024, and November 27, 2024 through November 29, 2024 shall be Business Days for purposes of calculating the Marketing Period (provided, for the avoidance of doubt, that such exclusions in clause (A) shall not restart such period), (B) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 15, 2023, then such fifteen (15) consecutive Business Day period shall not commence until the later of (1) the date on which audited balance sheets as of December 31, 2023 and the related audited statements of operations and comprehensive income and cash flows of the Business have been delivered to AGCO and (2) the date upon which AGCO shall have filed its annual report on Form 10-K for the fiscal year ending December 31, 2023 (provided AGCO timely files such report), (C) if such fifteen (15) consecutive Business Day period would not end on or prior to December 15, 2024, then such fifteen (15) consecutive Business Day period shall not commence until the later of (1) the date on which audited balance sheets as of December 31, 2024 and the related audited statements of operations and comprehensive income and cash flows of the Business have been delivered to AGCO and (2) the date upon which AGCO shall have filed its annual report on Form 10-K for the fiscal year ending December 31, 2024, (D) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 15, 2024, then such fifteen (15) consecutive Business Day period shall not commence until September 3, 2024 and (E) if such fifteen (15) consecutive

Business Day period would not end prior to the fifth (5th) Business Day following the end of any fiscal period of AGCO, then such fifteen (15) consecutive Business Day period shall not commence until the earlier of the date on which AGCO’s Form 10-Q or Form 10-K, as applicable, with respect to such period is required to be filed or is actually filed in accordance with the Exchange Act. If Trimble in good faith reasonably believes that the Required Information has been delivered, it may provide to AGCO a written notice to that effect (stating when it believes such delivery was completed), in which case the Marketing Period shall be deemed to have commenced as of the delivery date indicated in such written notice unless AGCO in good faith reasonably believes the delivery of the Required Information has not been completed and, within three (3) Business Days after the delivery of such written notice by Trimble, provides a written notice to Trimble to that effect (stating with specificity which Required Information has not been delivered); provided that it is understood that the delivery of such written notice from AGCO to Trimble will not prejudice Trimble’s right to assert that the Required Information has in fact been delivered. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date on which the proceeds of the Available Financing are obtained in full.
“Marks” means fictional business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other sources of origin and registrations, applications and renewals for any of the foregoing, the goodwill of the business associated therewith and all common-law rights relating thereto.
“Master Steps Plan” means the step plan to implement the Carve-Out Restructuring in the form attached hereto as Exhibit A with such modifications or such other terms, if any, as mutually acceptable to the Parties, subject to the Parties’ good faith negotiation and finalization of the Master Steps Plan pursuant to Section 7.18 during the period between the date hereof and the Closing Date; provided that the Parties intend, and shall structure, Steps 2 – 4 to be treated as a distribution under Section 301 of the Code and applicable Treasury Regulations, promulgated thereunder.
“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold, per- or polyfluoroalkyl substances, fungi or, mycotoxins, or any other substances, materials or wastes that are regulated (or for which Liability may be imposed) under Environmental Law because of their hazardous, toxic, deleterious or dangerous properties or characteristics.
“Net Working Capital” of a Person means, without duplication, an amount (which may be positive or negative) equal to (a) the current assets of such Person that are included in the line item categories of current assets specifically identified on Exhibit G, minus (b) the current liabilities of such Person that are included in the line item categories of current liabilities specifically identified on Exhibit G, in each case calculated in accordance with accounting principles, policies, practices, procedures, classifications and methodologies set forth on Exhibit G. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness, Transaction Expenses, deferred tax assets and liabilities, or current income Tax assets and liabilities.
“Non-Solicitation Period” means the period from the Closing until the fifth (5th) anniversary of the Closing; provided, that, with respect to Germany, the Non-Solicitation Period shall mean the period from the Closing until the second (2nd) anniversary of the Closing.

“OFAC” means the U.S. Department of the Treasury's Office of Foreign Assets Control.
“Off-the-Shelf Software” means an item of off-the-shelf software or software provided as a service that is generally commercially available on a non-exclusive basis under standard terms and for which the annual fees or other aggregate consideration paid or payable by Trimble or any of its controlled Affiliates for such item, as such fees or consideration are allocated to the Business, are less than $500,000.
“Order” means any order, judgment, determination, writ, injunction, stipulation, award, settlement or decree of any Governmental Entity.
“Organizational Documents” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, and comparable rights, however denominated, in any jurisdiction throughout the world.
“PEO” means any professional employer organization, staffing agency or other Person that or who (i) contracts workers to provide services to, for or on behalf of Trimble or any of its Employing Subsidiaries, or (ii) makes payments to any workers on behalf of Trimble or any of its Employing Subsidiaries.
“PEO Employees” means workers who are employed or engaged by a PEO and are contracted by such PEO to provide services to Trimble or any of its Employing Subsidiaries.
“Permits” means all licenses, permits, certificates, franchises, approvals, business registrations, authorizations or consents of, or notices to or filings with, any Governmental Entity.
“Permitted Liens” means the following Liens: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established on the Business Financial Statements; (ii) statutory Liens of landlords or lessors for amounts not yet due or payable or that are being contested in good faith or Liens and encumbrances imposed on the underlying fee interest in Business Real Property Leases and JCA Real Property Leases; (iii) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen, other Liens imposed by applicable Law and other similar Liens arising or occurring in the ordinary course of business (x) for amounts not yet due or payable or (y) for amounts that are overdue and that are being contested in good faith by appropriate proceedings; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (v) defects or imperfections of title, overlaps, encroachments, easements, zoning ordinances, declarations, covenants, rights-of-way, restrictions and other charges, instruments or other similar encumbrances which do not, individually or in the aggregate, materially detract from the use or occupancy or the value of any real property or Business Asset; (vi) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations which are not violated in any material respect; (vii) the terms and conditions of the Business Real Property Leases or other occupancy agreements pursuant to which Trimble or any of its Subsidiaries is a tenant, subtenant or occupant; (viii) matters that would be disclosed by a current survey of any real property which do not, individually or in the aggregate, materially detract from the use or occupancy or the value of any real property or Business Asset; and (ix) Liens approved in writing by AGCO or incurred as a result of any action of AGCO or its Affiliates, which shall include any Liens granted by any member of the AGCO Group or any liens created pursuant to this Agreement or any Ancillary Agreement.
“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“Personal Data” means information that: (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household; or (ii) constitutes “personal information,” “personal data,” “personally identifiable information” or such similar term under applicable Laws.
“Post-Closing Date Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Date Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Privacy Obligations” means applicable Laws, contractual obligations, self-regulatory standards, or written policies or terms of use of Trimble or AGCO, as applicable, or any of its controlled Affiliates that are related to privacy, data protection or the Processing of Personal Data, as and to the extent applicable to the operation of the Business or JCA Business, as applicable.
“Process” or “Processing” means any operation or set of operations that is performed upon data or sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction.
“Regulatory Approvals” means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders and related mandated waiting periods (including those applicable to directors, officers, principals, employees and agents) issued by any Governmental Entity required under applicable Laws to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any approval or clearance issued by a Governmental Entity with respect to any notification voluntarily provided with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

“Related to the Business” means primarily related to, or used or held for use primarily in connection with, the Business as conducted by Trimble and its controlled Affiliates.
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.
“Required Information” means (i) all information and other data regarding the Business that is required under paragraph 3 of Exhibit B of the Commitment Letter (as in effect on the date of this Agreement), (ii) financial information and financial data with respect to the Business derived from Trimble’s historical books and records as may be necessary in order for AGCO to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed four (4)-fiscal quarter period), in each case, customarily included in an offering memorandum customarily used in Rule 144A private placements of debt securities, (iii) all other historical financial information and financial data related to the Business that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from the independent accountants of Trimble with respect to the financial information of the Business included in such offering memorandum in connection with such an offering, which such accountants are prepared to provide upon completion of customary procedures, and (iv) all other information and other data regarding the Business, Trimble and its Subsidiaries reasonably required by the Financing Sources; provided, that nothing in clauses (i), (ii), (iii) and (iv) shall include or require any Excluded Information.
“Restricted Country” means, at any time, a country or geographic region that is itself subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, and the non-government-controlled areas of Zaporizhzhia and Kherson oblasts of Ukraine).
“Restricted Party” means (1) any Person on one or more of the Restricted Party Lists and (2) any Person that is the target of any Sanctions, including, without limitation, (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union (the “EU”), any EU Member State, or His Majesty’s Treasury of the United Kingdom; (b) any Person that is located, organized, or resident in a Restricted Territory; (c) any Person otherwise subject to Sanctions, or (d) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (2)(a)-(2)(c).
“Restricted Party List” means the U.S. Department of Commerce's Denied Persons List, Entity List, and Unverified List; the U.S. Department of State's Debarred Parties List; any EU or the United Kingdom (the “UK”) lists of export-restricted parties; and similar lists of export-restricted parties maintained by other Governmental Entities.
“Retained Subsidiaries” means the Subsidiaries of Trimble (other than the Company and its Subsidiaries).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time relevant Governmental Entities, including, but not limited to those imposed, administered, or enforced by OFAC, the U.S. Department of State, the

United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any theft or loss of, or unauthorized or unlawful disclosure, acquisition, use, alteration or destruction of, or unauthorized or unlawful access to, or other compromise of, (i) Personal Data, (ii) any Business Information System or JCA Information System, or (iii) any Systems that Process any Personal Data.
“Software” means all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals, and other training documentation, related to any of the foregoing.
“Special Retention Agreements” has the meaning set forth in Schedule 1.1-SR of the Trimble Disclosure Schedule and the AGCO Disclosure Schedule.
“Specific Adjustment” means $20,000,000.
“Specified Entity” has the meaning set forth on Schedule 7.24.
“Specified Review Period” has the meaning set forth in Section 7.24(b).
“Stand Up Costs” means all reasonable, documented out-of-pocket fees, costs and expenses (other than Taxes except as specifically provided for in clause (iii) of this definition) arising prior to the Closing (whether incurred by the Company, Trimble, AGCO or their respective Affiliates) (i) required to implement the Master Steps Plan (including reasonable, documented legal fees related thereto), (ii) required as mutually agreed by Trimble and AGCO to stand up the Business as a standalone Business, or (iii) JCA Transfer Taxes and Carve-Out Transfer Taxes; provided, that any (x) individual expense exceeding its corresponding line item in the Stand Up Budget by more than ten percent (10%) incurred by Trimble, AGCO or their respective Affiliates shall require the express prior written consent of AGCO or Trimble (not to be unreasonably withheld, delayed or conditioned) and (y) expenses in the aggregate exceeding the Stand Up Budget by more than ten percent (10%) in the aggregate shall require the express prior written consent of both AGCO and Trimble (not to be unreasonably withheld, delayed or conditioned); provided, further, that “Stand Up Costs” shall exclude fees, costs and expenses under the Transition Services Agreement.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member.

“Supply Agreement” means that certain GNSS / Guidance Supply Agreement to be entered into between the Company, on the one hand, and Trimble, on the other hand, at the Closing in substantially the form attached hereto as Exhibit C.
“Systems” means hardware, firmware, computers, networks, platforms, servers, interfaces, Software, applications, websites and related systems and information technology assets and equipment.
“Tax” means any tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, estimated, stamp, escheat or unclaimed property obligation, alternative or add-on minimum, environmental, foreign or domestic withholding tax, and any other tax or similar governmental charge, duty or assessment, together with all interest and penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not.
“Tax Authority” means any Governmental Entity responsible for the administration, imposition and/or collection of any Tax.
“Tax Proceeding” means any Action, examination or other proceeding with or against a Tax Authority in respect of any Tax.
“Tax Return” means any return, document, declaration, report, election, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment and any amendment thereof.
“Technology” means all physical or tangible materials, whether or not embodying Intellectual Property Rights, including Software, documentation, reports, works of authorship and work product, but for the avoidance of doubt, excluding any embodied Intellectual Property Rights.
“Technology Agreement” means the Technology Transfer and License Agreement between the Company, on the one hand, and Trimble, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit D.
“Trimble” has the meaning set forth in the Preamble.
“Trimble Award” means any award of stock options, restricted stock units or performance based restricted stock units granted to any Transferred Employee pursuant to any equity plan maintained by Trimble and that is held by any such Transferred Employee as of immediately prior to the Closing.
“Trimble Combined Tax Return” means any affiliated, consolidated, combined, unitary or other group or similar Tax Return that includes (or otherwise reflects the income or operations of) at least one member of the Trimble Group, on the one hand, and at least one member of the Company Group, on the other hand.
“Trimble Group” means Trimble and each of its controlled Affiliates (other than any member of the Company Group).

“Trademark Agreement” means the Trademark License Agreement between the Company, on the one hand, and Trimble, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit E.
“Transaction Expenses” of a Person means, to the extent not paid by or on behalf of such Person prior to the Closing Date, the fees, costs and expenses incurred by such Person on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) all costs, fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, (b) all brokers’, finders’ or similar fees, and (c) any other bonus, change of control payments, retention payments or single-trigger obligations (including the employer portion of any payroll Taxes), in each case, to the extent payable by such Person and that become due solely as a result of the consummation of the transactions contemplated hereby, together with the employer portion of any employment or payroll Taxes payable in connection therewith (but, for the avoidance of doubt, not any payments under the Special Retention Agreements and not regular performance bonuses or any “double trigger,” contingent or similar payments to any employee in connection with a subsequent termination of employment with such Person of such employee after the Closing). Transaction Expenses exclude Stand Up Costs.
“Transaction Information” means all information regarding the terms of this Agreement and the Ancillary Agreements (other than any such information disclosed in accordance with the requirements of Section 7.7).
“Transaction Tax Deductions” means the sum of all losses, deductions or credits resulting from, or attributable to, any payment or expenses incurred or economically borne by Trimble or any of its Subsidiaries, or AGCO or any of its Subsidiaries, in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any Transaction Expenses incurred or economically borne by Trimble or any of its Subsidiaries, or AGCO or any of its Subsidiaries, as applicable).
“Transfer Regulations” means, (i) with respect to France, Article L.1224-1 and any and all related provisions of the French Labor Code, (ii) with respect to any country implementing the Acquired Rights Directive (as defined below), the Council Directive 2001/23/EEC of 12 March 2001 on the approximation of the laws of the EU Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (the “Acquired Rights Directive”) and the legislation and regulations of any EU Member State or the United Kingdom implementing such Acquired Rights Directive; and (iii) any other automatic transfer, employer substitution and similar Laws and regulations in jurisdictions with Business Employees which effects the automatic transfer of employees in the event of transfers of undertakings, businesses or parts.
“Transfer Tax” means any sales, use, transfer, documentary, stamp, value added, real property transfer or other similar Tax imposed on or payable in connection with the transactions contemplated by this Agreement.
“Transferred Contracts” means any Contracts that are Business Assets.
“Transferred Data” means (i) all originals and copies of all data including Personal Data, files, documents, datasets, information, books and records in any form or media (whether print, digital or electronic) of Trimble and its controlled Affiliates that relate exclusively to the Business and (ii) subject to Section 7.22, a copy, in a mutually-agreed format and media, of all data including Personal Data, files, documents and records in any form or media (whether print, digital or electronic) of Trimble and its controlled Affiliates that relate both to the Business and any retained business, with each Party having the right to use and exploit same after Closing without an accounting to the other Party; provided that “Transferred Data” shall not include any Intellectual Property Rights.
“Transferred Employing Subsidiary” means any Employing Subsidiary that is a Transferred Subsidiary.
“Transferred IP” means all of Trimble and its controlled Affiliates’ right, title and interest in and to all Intellectual Property Rights owned by Trimble or its controlled Affiliates that are Related to the Business, including all Patents owned by Trimble or its controlled Affiliates to which any Patents in the Transferred IP claim priority, but excluding, for the avoidance of doubt, any such Intellectual Property Rights to the extent related to (i) Excluded Core Positioning Technology (as defined in the Technology Agreement) or (ii) Correction Services (as will be defined in the Correction Services Agreement).
“Transferred Technology” means all of Trimble and its controlled Affiliates’ right, title and interest in and to Technology that is Related to the Business.
“Transition Services Agreement” means the Transition Services Agreement, between the Company, on the one hand, and Trimble, on the other hand, to be entered into at the Closing, in the form attached hereto as Exhibit F with such modifications or such other terms, if any, as may be mutually acceptable to the Parties, acting in good faith.
“United States” or “U.S.” means the United States of America.
“United States IRS” means the U.S. Internal Revenue Service.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable U.S. state law.
“Willful and Intentional Breach” means a breach of this Agreement that is a consequence of an act deliberately undertaken or deliberately not taken by the breaching Party with the knowledge that the taking of such action or the failure to take such action constituted or would reasonably likely constitute a breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
1.2Definitions. The following terms shall have the meanings defined in the pages indicated:

Acquired Rights Directive    32
Acquisition Proposal    114
Action    9
Affiliate    9
Agreement    8, 10
Agriculture    10
Alternative Financing    116
AGCO    8, 10
AGCO Combined Tax Return    10
AGCO Deductible    145
AGCO Disclosure Schedule    74
AGCO Equity    74
AGCO Group    10
AGCO Indemnified Parties    144
AGCO Insurance Policies    88
AGCO Payment    44
AGCO Tax Contest    133
Ancillary Agreements    11
Anti-Corruption Laws    11
Antitrust Law    11
Assumed Liabilities    42
Audited Financial Statements    121
Automatic Transferred Employee    125
Available Financing    115
Beneficial Ownership Certification    11
Beneficial Ownership Regulation    11
Business    11
Business Assets    37
Business Day    12
Business Employee    12
Business Employee Representative Body    61
Business Financial Statements    55
Business Inbound Licenses    12
Business Information Systems    70
Business IP Rights    12
Business Labor Agreements    61
Business Leased Real Property    63
Business Material Adverse Effect    12
Business Material Contracts    66
Business Owned Real Property    38
Business Permits    58
Business Real Property    63
Business Real Property Leases    38
Business Shared Contracts    13
CARES Act    13
Carve-out Restructuring    13
Carve-Out Transfer Taxes    13
Cash    13
Census Update Time    124
Claim Amount    149
Claim Notice    149
Closing    46
Closing Date    47
Closing Working Capital Statement    49
Code    14
Commitment Letter    90
Committed Financing    90
Committed Financing Sources    115
Common Units    8, 14
Common Units Purchase    8, 14
Company    8, 14
Company Closing Cash    14
Company Closing Indebtedness    14
Company Closing Transaction Expenses    14
Company Closing Working Capital    14
Company Employer    125
Company Entity    14
Company Group    15
Company LLC Operating Agreement    15
Company Software    15
Company Target Working Capital    15
Compliant    15
Confidential Information    15
Confidentiality Agreement    15
Consultation Finalization    119
Continuation Period    127
Contract    16
control    16
controlled    9
controlled by    16
controlled corporation    65, 83
controlling    9
Copyrights    20
Disclosing Party    98
Disputed Amounts    51
Effective Time    16
Employee    16
Employee Plans    16
Employing Subsidiary    17
Environmental Claim    17
Environmental Law    17
ERISA    17
ERISA Affiliate    17
Exchange Act    17
Excluded Assets    40
Excluded Contracts    41
Excluded Employees    17
Excluded French Assets    119
Excluded French Business    119
Excluded French Employees    119
Excluded Information    17
Excluded Liabilities    43
Expiry Date    119
FDI Laws    18
Fee Letter    90
Financing Sources    18

Fraud    18
French Closing    120
French Put Option Letter    Recitals
French Put Option NWC Changes    120
Fundamental AGCO Representations    19
Fundamental Trimble Representations    19
GAAP    19
Global Trade Laws    19
Governmental Antitrust Entity    101
Governmental Entity    19
HSR Act    11
Immigration Rights    19
Indebtedness    19
Indemnification Claim    149
Indemnified Party    149
Indemnifying Party    149
Independent Accountant    51
Intellectual Property Rights    20
Interim Post-Signing Financial Statements    121
JCA    9, 20
JCA Business    20
JCA Closing Cash    20
JCA Closing Indebtedness    21
JCA Closing Transaction Expenses    21
JCA Closing Working Capital    21
JCA Contribution    9, 21
JCA Data    21
JCA Employee    21
JCA Entities    21
JCA Financial Statements    76
JCA Information Systems    87
JCA IP    21
JCA Labor Agreements    80
JCA Leased Real Property    81
JCA Material Adverse Effect    21
JCA Material Contracts    84
JCA Patents    22
JCA Permits    77
JCA Real Property Leases    81
JCA Target Working Capital    22
JCA Transfer Taxes    22
Knowledge of AGCO    22
Knowledge of Trimble    22
Law    22
Liability    22
Licensed IP    22
Liens    23
Local Transfer Date    120
Losses    23
Manufacturing Contracts    23
Marketing Period    23
Marks    24
Master Steps Plan    25
Material Business Customers    72
Material Business Suppliers    72
Material JCA Customers    88
Material JCA Suppliers    88
Materials of Environmental Concern    25
Net Working Capital    25
Non-Solicitation Period    25
OFAC    25
Offered Employees    126
Off-the-Shelf Software    25
Order    26
Outside Counsel Only    100
Parties    8, 26
Party    8, 26
Patents    26
Permanent Financing    115
Permits    26
Permitted Financing Terms    114
Permitted Liens    26
Person    27
Personal Data    27
Post-Closing Adjustment    49
Post-Closing Date Period    27
Pre-Closing Date AGCO Separate Tax Return    131
Pre-Closing Date Period    27
Pre-Closing Date Trimble Separate Tax Return    131
Pre-Closing Occurrence Claims    111
Privacy Obligations    27
Process    27
Processing    27
Put Option Price    120
Recall    73
Receiving Party    98
Recipients    98
Regulatory Approvals    27
Related to the Business    27
Representatives    27
Required Amount    90
Required Information    28
Resolution Period    51
Restricted Country    28
Restricted Party    28
Restricted Party List    28
Retained Subsidiaries    28
Reverse Termination Fee    142
Review Period    50
Sanctions    28
Secondment Employee    126
Securities Act    29
Security Incident    29
Service Condition    62
Software    29

Special Retention Agreements    29
Statement of Objections    50
Straddle Period    29
Straddle Period Separate Tax Return    132
Subsidiary    29
Supply Agreement    30
Systems    30
Tax    30
Tax Authority    30
Tax Expert    135
Tax Proceeding    30
Tax Return    30
Technology    30
Technology Agreement    30
Third Party Claim    149
Trimble    8, 30
Trimble Combined Tax Return    30
Trimble Deductible    146
Trimble Disclosure Schedule    53
Trimble Equity    53
Trimble Group    31
Trimble Indemnified Parties    146
Trimble Insurance Policies    72
Trimble Tax Contest    133
Trade Secrets    20
Trademark Agreement    31
Transaction Expenses    31
Transaction Information    31
Transfer Regulations    31
Transfer Tax    32
Transferred Contracts    32
Transferred Data    32
Transferred Employees    126
Transferred Employing Subsidiary    32
Transferred Employing Subsidiary Employee    125
Transferred Employing Subsidiary Plan    60
Transferred IP    32
Transferred Subsidiaries    38
Transferred Technology    32
Transition Services Agreement    32
Trojan ho    87
Trojan horse    70
U.S.    33
under common control with    16
United States    33
WARN Act    33, 129
Willful and Intentional Breach    33

Article II

THE TRANSACTIONS
1.1Carve-Out Restructuring.
(a)Prior to the Effective Time, Trimble shall, and shall cause its controlled Affiliates to, consummate or have consummated, the Carve-Out Restructuring in accordance with the Master Steps Plan. Trimble and AGCO may mutually agree in writing to modify or amend the actions and steps that comprise the Carve-Out Restructuring in accordance with the Master Steps Plan from time to time.
(b)Pursuant to the Carve-Out Restructuring, (a) the Company and its Subsidiaries, as applicable, shall acquire all of Trimble’s and the Retained Subsidiaries’ right, title and interests in and to the Business Assets, free and clear of all Liens (other than Permitted Liens), and shall accept and assume the Assumed Liabilities and (b) Trimble and the Retained Subsidiaries, as applicable, shall retain, or acquire from the Company and its Subsidiaries, all Excluded Assets and shall accept and assume all Excluded Liabilities.
(c)Trimble shall keep AGCO and its Representatives reasonably informed of the status of the Carve-Out Restructuring. Prior to entering into any Contracts to effectuate the Carve-Out Restructuring (each, a “Restructuring Agreement”), and until completion of the Carve-Out Restructuring, Trimble shall deliver to AGCO drafts of each Restructuring Agreement and provide AGCO with reasonable opportunity (and, in any event, no fewer than five (5) Business Days) to review and comment on each Restructuring Agreement, and Trimble shall consider in good faith any reasonable comments of AGCO.
1.2Business Assets; Excluded Assets, Assumed Liabilities and Excluded Liabilities Generally.
(a)Business Assets. For the purposes of this Agreement, “Business Assets” means the following assets, properties and rights of the Business, in each case, (A) other than the Excluded Assets, and (B) as they shall exist at the Closing, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, owned by Trimble or one of Trimble’s controlled Affiliates whether or not reflected on the books and records of Trimble or one of Trimble’s controlled Affiliates, as applicable:
(i)all the equity interests of the Company and each other Subsidiary of Trimble exclusively engaged in the Business, other than the entities set forth on Schedule 2.2(b)(i) (collectively, the “Transferred Subsidiaries”), including the Transferred Subsidiaries set forth on Schedule 2.2(a)(i);
(ii)all the equity interests of dealers set forth on Schedule 2.2(a)(ii);
(iii)all Cash held by the Company and its Subsidiaries as of the Closing;
(iv)all accounts receivable of the Transferred Subsidiaries specified on Schedule 2.2(a)(iv) as of the Closing;
(v)all Contracts Related to the Business (other than Business Real Property Leases), including Contracts set forth on Schedule 2.2(a)(v);

(vi)all real property owned in fee (or the local legal equivalent), together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto for the properties primarily used in the Business (collectively, the “Business Owned Real Property”), including such owned real property set forth on Section 2.2(a)(vi) of the Trimble Disclosure Schedule;
(vii)all real property lease Contracts for the properties Related to the Business (collectively, the “Business Real Property Leases”), including such real property lease Contracts set forth on Schedule 2.2(a)(vii);
(viii)all past, current or future rights to bring an Action in law or in equity against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties (and the right to receive all monies, proceeds, settlements and recoveries in connection therewith) to the extent related to the Business or the Business Assets, and all rights and remedies under all settlement agreements, releases and similar Contracts resolving claims (A) to the extent involving Transferred Employees other than as prohibited by applicable Law or the terms of such settlement agreements, releases or similar Contracts or (B) to the extent directed at the products or services of the Business;
(ix)all assets relating to Employee Plans (i) that are Transferred Employing Subsidiary Plans or (ii) to the extent required by applicable Law;
(x)all Transferred Data;
(xi)all Transferred IP;
(xii)all Transferred Technology;
(xiii)all tangible assets Related to the Business, including Systems desks, test equipment, and similar assets other than inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;
(xiv)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories owned by the Transferred Subsidiaries specified on Schedule 2.2(a)(iv);
(xv)the assets set forth on Schedule 2.2(a)(xv) hereto;
(xvi)all goodwill to the extent related to the Business or the Business Assets;
(xvii) all Permits Related to the Business, including the Permits set forth on Schedule 2.2(a)(xvii);
(xviii)all prepaid expenses and security deposits, and other prepaid assets, of the Business or arising under the Contracts described in Section (v) above;
(xix)all assets of the Transferred Subsidiaries as of immediately prior to the Closing (it being understood that such assets will not be separately purchased hereunder and instead shall transfer indirectly as a result of AGCO’s acquisition of equity interests in the Transferred Subsidiaries); and

(xx)all other assets, rights and properties Related to the Business, either as currently conducted as of the Closing Date, or as expressly proposed or contemplated to be conducted as described on Schedule 2.2(a)(xx), in each case, to the extent owned by Trimble or its controlled Affiliates.
(b)Excluded Assets. The Business Assets shall not include any of the following assets owned by Trimble or any of its controlled Affiliates (such assets, collectively, the “Excluded Assets”):
(i)the equity interests of (A) each Subsidiary of Trimble (or any other entity) other than the Company and the Transferred Subsidiaries and (B) the entities set forth on Schedule 2.2(b)(i);
(ii)all Cash of the Business (except as the same are held by the Company or any of its Subsidiaries at the Closing);
(iii)all accounts receivable of the Business as of the Closing other than accounts receivable of the Transferred Subsidiaries specified on Schedule 2.2(a)(iv) as of the Closing;
(iv)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories not owned by the Transferred Subsidiaries specified on Schedule 2.2(a)(iv) as of the Closing;
(v)all data including Personal Data, files, documents, and records in any form or media (whether print, digital or electronic) of Trimble and its controlled Affiliates, other than the Transferred Data;
(vi)all Intellectual Property Rights owned by Trimble and its controlled Affiliates, other than the Transferred IP, including (x) Marks to the extent containing confusingly similar to the name “Trimble”, and (y) any such Intellectual Property Rights to the extent related to (A) Excluded Core Positioning Technology or (B) Correction Services;
(vii)the following Contracts (collectively, the “Excluded Contracts”): (A) the Contracts set forth on Schedule 2.2(b)(vii) hereto; (B) all Business Inbound Licenses that are Patent cross-licenses set forth on Schedule 2.2(b)(vii) hereto; and (C) all settlement agreements to the extent relating to claims directed at products and services that are not in the Business;
(viii)all personnel, employee compensation, medical and benefits and labor relations records relating to the Business Employees who are not Transferred Employees; provided, however, that copies (or, where required by applicable Law, originals) of any such records relating to any Transferred Employee will be delivered to the Company unless disclosure of such records would be prohibited by applicable data privacy or data protection Laws or if the written consent of the employee is otherwise required, then subject to such consent; provided, further, however, that where Trimble has delivered originals of such records, the Company or a Company Employer will deliver copies of such records to Trimble upon Trimble’s written request to the extent allowed by applicable Law;
(ix)all assets relating to any Employee Plan (other than any Transferred Employing Subsidiary Plan or any Employee Plan that is required to transfer to the Company Group by operation of applicable Law);

(x)assets, properties, equity interests and business, of every kind and description, located in the Russian Federation;
(xi)assets, rights and properties as described in Schedule 2.2(b)(xi);
(xii)all past, current or future rights to bring an Action in law or in equity against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties (and the right to receive all monies, proceeds, settlements and recoveries in connection therewith) to the extent not Related to the Business or the Business Assets, and all rights and remedies under all settlement agreements, releases and similar Contracts resolving claims (A) to the extent involving Employees, other than the Transferred Employees or the Business Employees, other than as prohibited by applicable Law or the terms of such settlement agreements, releases or similar Contracts or (B) to the extent not Related to the products or services Related to the Business;
(xiii)all Excluded French Assets until and unless the relevant Consultation Finalizations have occurred and Trimble has effected a French Put Option Exercise, in accordance with Section 7.16(a); and
(xiv)all other assets, rights and properties that are not Business Assets.
(c)Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees, effective as of the Closing, to assume, discharge and perform in accordance with their terms the following Liabilities of Trimble and its controlled Affiliates (clauses (i) through (iii) below, collectively, the “Assumed Liabilities”):
(i)all Liabilities to the extent arising out of or relating to the Business or the Business Assets (other than with respect to Tax), regardless of whether relating to or arising prior to or after the Closing; or
(ii)all Liabilities to the extent arising out of or relating to the employment, transfer or termination of employment of any Transferred Employee (except for any Liabilities under any Employee Plan that is not (A) a Transferred Employing Subsidiary Plan or (B) an Employee Plan that is required to transfer to the Company Group by operation of applicable Law, in each case, other than as expressly provided in Section 8.1)), including as required under applicable Law or under any Business Labor Agreement or for benefits or compensation due under any Transferred Employing Subsidiary Plan, any Employee Plan that is required to transfer to the Company Group by operation of applicable Law, or as expressly provided in Section 8.1, regardless of when arising or accrued during the course of employment with Trimble or any of its Employing Subsidiaries, and such other Liabilities as set forth in Section 8.1;
(iii)all Liabilities to the extent arising out of or relating to Immigration Rights, to the extent permitted by applicable Law, regardless of whether relating to or arising prior to or after the Closing; and
(iv) any Taxes relating to the Business Assets or the Company Group, other than those Taxes economically borne by, as applicable, Trimble or AGCO as described in, and in accordance with, Section 9.8.
(d)Excluded Liabilities. Neither the Company nor any of its Subsidiaries is assuming or agreeing to pay or discharge any of the following Liabilities of Trimble and its controlled Affiliates (collectively, the “Excluded Liabilities”):

(i)all Liabilities of Trimble or its controlled Affiliates (including the Company or any of its Subsidiaries) to the extent not related to the Business or the Business Assets;
(ii)all accounts payable of the Business as of the Closing, subject to the exceptions set forth in Schedule 2.2(d)(ii);
(iii)any Liability or obligation of Trimble or its Subsidiaries (including the Company or any of its Subsidiaries) to the extent relating to or arising out of an Excluded Asset; and
(iv)any Taxes economically borne by, as applicable, Trimble or AGCO as described in, and in accordance with, Section 9.8.
1.3Non-Assignable Assets.
(a)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to, or to have assumed by, any of Trimble, Company or any of their respective Subsidiaries, any Business Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Entity), would constitute a material breach or other material contravention thereof or a material violation of Law. Trimble shall, and shall cause its controlled Affiliates to, use its reasonable best efforts to obtain prior to Closing (i) any consent necessary for the contribution, conveyance, assignment, transfer, delivery or assumption of any Business Asset or Assumed Liability to the Company and its Subsidiaries and (ii) any consent necessary for the contribution, conveyance, assignment, transfer, delivery or assumption of any Excluded Asset or Excluded Liability to Trimble or its controlled Affiliates (other than the Company and its Subsidiaries). If, on the Closing Date, any such consent is not obtained, or if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof would be ineffective or a violation of Law, so that Trimble or the Company, or any of their respective Subsidiaries, as applicable, would not in fact receive all such rights or assume such obligations, from and after the Closing, then, for a period not to exceed the term of the Transition Services Agreement, Trimble and the Company, or any of their respective Subsidiaries, as applicable, shall continue to use their respective reasonable best efforts to obtain such consent and, until such Contract is contributed, conveyed, assigned, transferred, delivered or assumed by the appropriate Party, cooperate in a mutually agreeable arrangement under which Trimble or the Company, or any of their respective Subsidiaries, as applicable, would, in compliance with Law and applicable third-party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens associated with such Business Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, or any claim, right, benefit or obligation in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Trimble or the Company, or any of their respective Subsidiaries, as applicable, or under which the applicable transferors would enforce for the benefit of Trimble or the Company, or any of their respective Subsidiaries, as applicable, any and all of their rights against a third party (including any Governmental Entity) associated with such Business Asset, Excluded Asset, Assumed Liability or Excluded Liability, claim, right, benefit or obligation, and the applicable transferor would promptly pay to Trimble or the Company, or any of their respective Subsidiaries, as applicable, when received all monies received by them (net of any applicable Taxes) under any such Business Asset, Excluded Asset, Assumed Liability or Excluded Liability, claim, right, benefit or obligation. Any costs and expenses arising out of or related to the transactions described in this Section 2.3(a), including, for the avoidance of doubt, in relation to seeking or obtaining any necessary third party consents before or after the Closing, or any special arrangements between Trimble and the Company after the Closing, shall be borne by the Company; provided that, without the consent of AGCO, Trimble shall not, and shall cause its controlled Affiliates not to, offer or grant any accommodation (financial or otherwise) to any third party in connection therewith.
(b)For the avoidance of doubt, neither the failure to transfer any Business Asset, Excluded Asset, Assumed Liability or Excluded Liability or any claim, right, or benefit arising thereunder or resulting therefrom to the Company, nor the indemnification rights of the Company set forth herein, shall result in any adjustment to the AGCO Payment (as defined below).
1.4The Common Units Purchase and the JCA Contribution. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(a)Subject to Section 7.16(d), insofar as the Excluded French Business is concerned, AGCO shall purchase from Trimble, and Trimble shall sell to AGCO 82.2712% of the total outstanding equity interests of the Company represented by Common Units, free and clear of all Liens (except for Liens arising out of, under or in connection with the Company LLC Operating Agreement), for consideration of $2,000,000,000 in cash (the “AGCO Payment”), subject to the adjustments set forth in Section 2.7, to be paid by wire transfer of immediately available funds, in accordance with written instructions that Trimble shall provide to AGCO not less than two (2) Business Days prior to the Closing Date.
(b)Concurrently with the consummation of the Common Units Purchase in accordance with Section 2.4(a), AGCO shall, or shall cause its Affiliate designee to, contribute all of AGCO’s equity interest in JCA to the Company free and clear of all Liens (other than Permitted Liens), such that JCA would become a direct wholly owned Subsidiary of the Company, and the Company shall issue to AGCO or its Affiliate designee, 2.7288% of the total outstanding equity interests of the Company represented by newly issued Common Units, free and clear of all Liens (except for Liens arising out of, under or in connection with the Company LLC Operating Agreement).
After giving effect to all of the transactions contemplated by this Section 2.4, (a) AGCO and, if applicable, its Affiliate designee, shall hold, collectively, eighty-five percent (85%) of the total outstanding Common Units, and (b) Trimble shall hold fifteen percent (15%) of the total outstanding Common Units.
1.5Closing Deliverables. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)Company Deliverables: The Company shall, and Trimble shall cause the Company and its applicable Subsidiaries to:
(i)(A) deliver evidence in a form reasonably acceptable to AGCO of the issuance of the Common Units to Trimble pursuant to the Carve-Out Restructuring (prior to the transfer contemplated by Section 2.4(a)), and (B) in accordance with the provisions of the Company LLC Operating Agreement, record the transfer of the Common Units contemplated by Section 2.4(a) to AGCO in its records, free and clear of all Liens (except for Liens arising out of, under or in connection with the Company LLC Operating Agreement), and admit AGCO as a member of the Company;
(ii)as consideration for the JCA Contribution, issue the Common Units contemplated by Section 2.4(b) to AGCO or, if applicable, its Affiliate designee, free and clear of all Liens (except for Liens arising out of, under or in connection with the

Company LLC Operating Agreement) and, if applicable, admit AGCO’s Affiliate designee as a member of the Company, and the Common Units upon issuance by the Company, shall be duly authorized and validly issued, and deliver evidence of such issuance in a form reasonably acceptable to AGCO; and
(iii)deliver to AGCO:
(A)a counterpart, duly executed by the Company, to the Company LLC Operating Agreement, the Supply Agreement, the Technology Agreement, the Trademark Agreement, the Transition Services Agreement and the Employee Secondment Agreements;
(B)all other documents expressly required to be delivered by the Company or its Subsidiaries to AGCO on or prior to the Closing Date pursuant to this Agreement;
(C)such other documents that are reasonably necessary to be delivered by the Company to effect the transactions contemplated by this Agreement; and
(D)in a mutually agreed format and media, all physical and tangible items included in the Business Assets that are not (i) already in the possession or control of the Company or its Subsidiaries as of the Closing Date or (ii) provided to the Company pursuant to the Transition Services Agreement.
(b)Trimble Deliverables: Trimble shall deliver to AGCO:
(i)a counterpart, duly executed by Trimble, to the Supply Agreement, the Technology Agreement, the Transition Services Agreement, the Employee Secondment Agreements and the Company LLC Operating Agreement;
(ii)all other documents expressly required to be delivered by Trimble or its controlled Affiliates to AGCO on or prior to the Closing Date pursuant to this Agreement; and
(iii)such other documents that are reasonably necessary to be delivered by Trimble to effect the transactions contemplated by this Agreement.
(c)AGCO Deliverables: AGCO shall:
(i)pay to Trimble the AGCO Payment in accordance with Section 2.4(a);
(ii)complete the JCA Contribution to the Company in accordance with Section 2.4(b);
(iii)deliver to Trimble a counterpart, duly executed by AGCO, to the Company LLC Operating Agreement;
(iv)all other documents expressly required to be delivered by AGCO or its Affiliates to Trimble on or prior to the Closing Date pursuant to this Agreement; and

(v)such other documents that are reasonably necessary to be delivered by AGCO to effect the transactions contemplated by this Agreement.
1.6Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1400, Palo Alto, California, 94301, (i) at 12:02 a.m., New York City time, on the fifth (5th) Business Day following the first (1st) day upon which all of the conditions set forth in Article X (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law); provided that if the Marketing Period has not ended prior to the date upon which all of the conditions set forth in Article X (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law)), then the Closing shall take place on the fifth (5th) Business Day following the last day of the Marketing Period (subject to the satisfaction of the conditions set forth in Article X); provided, further, if such fifth (5th) Business Day is not the first (1st) day of a calendar month, the Closing shall (subject to the satisfaction of the conditions set forth in Article X) take place on the first (1st) day of the calendar month next following such date (or, if earlier, December 31, 2024, only if the Closing were to otherwise take place on January 1, 2025) or (ii) at such other place, time or date as may be mutually agreed upon in writing by Trimble and AGCO (the date on which the Closing takes place being the “Closing Date”).
1.7Purchase Price Adjustment.
(a)At least five (5) Business Days prior to the Closing, Trimble shall prepare and deliver to AGCO a statement (the “Estimated Company Closing Statement”) in substantially the form and calculated in accordance with accounting principles, policies, practices, procedures, classifications and methodologies attached hereto as Exhibit G, setting forth its good faith estimates of the Company Closing Cash (the “Estimated Company Closing Cash”), the Company Closing Indebtedness (the “Estimated Company Closing Indebtedness”), the Company Closing Working Capital (the “Estimated Company Closing Working Capital”) and the Company Closing Transaction Expenses (the “Estimated Company Closing Transaction Expenses”), in each case, with such estimates calculated based on Cash, Indebtedness, Working Capital and Transaction Expenses as of the prior month’s end close, which statement shall contain (i) an estimated balance sheet of the Company as of the end of the prior month (after giving effect to the Carve-Out Restructuring, but without giving effect to the JCA Contribution), and (ii) a calculation of the Estimated Company Closing Cash, the Estimated Company Closing Indebtedness, the Estimated Company Closing Working Capital and the Estimated Closing Transaction Expenses, in each case, as of the prior month’s end close, together with reasonable supporting documentation. Following the delivery of the Estimated Company Closing Statement, Trimble shall make its representatives reasonably available to AGCO to discuss the calculations contained in the Estimated Company Closing Statement, and the Parties shall consider in good faith the other Party’s comments to the Estimated Company Closing Statement. If any adjustments are made to the Estimated Company Closing Statement by Trimble following the good faith discussion of the Parties prior to the Closing, such adjusted Estimated Company Closing Statement shall thereafter become the Estimated Company Closing Statement for all purposes of this Section 2.7.
(b)At least five (5) Business Days prior to the Closing, AGCO shall prepare and deliver to Trimble a statement (the “Estimated JCA Closing Statement”) in substantially the form and calculated in accordance with accounting principles, policies, practices, procedures, classifications and methodologies attached hereto as Exhibit G, setting forth its good faith estimates of the JCA Closing Cash (the “Estimated JCA Closing Cash”), the JCA Closing

Indebtedness (the “Estimated JCA Closing Indebtedness”), the JCA Closing Working Capital (the “Estimated JCA Closing Working Capital”) and the JCA Closing Transaction Expenses (the “Estimated JCA Closing Transaction Expenses”), which statement shall contain (i) an estimated balance sheet of the JCA Entities as of the Closing and giving effect to the JCA Contribution, and (ii) a calculation of the Estimated JCA Closing Cash, the Estimated JCA Closing Indebtedness, the Estimated JCA Closing Working Capital and the Estimated JCA Closing Transaction Expenses, in each case, together with reasonable supporting documentation. Following the delivery of the Estimated JCA Closing Statement, AGCO shall make its representatives reasonably available to Trimble to discuss the calculations contained in the Estimated JCA Closing Statement, and the Parties shall consider in good faith the other Party’s comments to the Estimated JCA Closing Statement. If any adjustments are made to the Estimated JCA Closing Statement by AGCO following the good faith discussion of the Parties prior to the Closing, such adjusted Estimated JCA Closing Statement shall thereafter become the Estimated JCA Closing Statement for all purposes of this Section 2.7.
(c)Closing Adjustment. At the Closing, and subject to Section 7.16(d), the AGCO Payment shall be adjusted in the following manner:
(i)with respect to the Company Target Working Capital:
(A)increase by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Working Capital is greater than the Company Target Working Capital; and
(B)decrease by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Working Capital is less than the Company Target Working Capital;
(ii)with respect to the Company Closing Cash and Company Closing Indebtedness:
(A)increase by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Cash is greater than the Estimated Company Closing Indebtedness; and
(B)decrease by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Indebtedness is greater than the Estimated Company Closing Cash;
(iii)with respect to Company Closing Transaction Expenses:
(A)decrease by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Transaction Expenses are greater than the Company Closing Transaction Expenses; and
(B)increase by eighty-five percent (85%) multiplied by the amount, if any, by which the Estimated Company Closing Transaction Expenses are less than the Company Closing Transaction Expenses;
(iv)with respect to the JCA Target Working Capital:
(A)decrease by fifteen percent (15%) multiplied by the amount, if any, by which the Estimated JCA Closing Working Capital is greater than the JCA Target Working Capital; and

(B)increase by fifteen percent (15%) multiplied by the amount, if any, by which the Estimated JCA Closing Working Capital is less than the JCA Target Working Capital;
(v)with respect to the JCA Closing Cash and JCA Closing Indebtedness:
(A)decrease by fifteen percent (15%) multiplied by the amount, if any, by which the Estimated JCA Closing Cash is greater than the Estimated JCA Closing Indebtedness; and
(B)increase by fifteen percent (15%) multiplied by the amount of, if any, by which the Estimated JCA Closing Indebtedness is greater than the Estimated JCA Closing Cash;
(vi)with respect to the JCA Closing Transaction Expenses:
(A) decrease by fifteen percent (15%) multiplied by the amount, if any, by which the Estimated JCA Closing Transaction Expenses are greater than the Estimated JCA Closing Transaction Expenses; and
(B)increase by fifteen percent (15%) multiplied by the amount, if any, by which the Estimated JCA Closing Transaction Expenses are less than the Estimated JCA Closing Transaction Expenses; and
(vii)increase by the Specific Adjustment.
The aggregate amount of the adjustment to the AGCO Payment to be made pursuant to this Section 2.7(c) is the “Estimated Closing Adjustment”.
(d)Post-Closing Adjustment.
(i)Within ninety (90) days after the Closing Date, AGCO shall prepare and deliver to Trimble (x) a statement in substantially the form and calculated in accordance with accounting principles, policies, practices, procedures, classifications and methodologies attached hereto as Exhibit G setting forth AGCO’s good faith calculation and reconciliations of the Company Closing Cash, Company Closing Indebtedness, Company Closing Working Capital, Company Closing Transaction Expenses, JCA Closing Cash, JCA Closing Indebtedness, JCA Closing Working Capital, JCA Closing Transaction Expenses and the Post-Closing Adjustment, which statement shall contain a balance sheet of the Company as of the Closing Date (the “Closing Working Capital Statement”).
(ii)Calculation of the Post-Closing Adjustment. The “Post-Closing Adjustment” means an amount equal to:
(A)eighty-five percent (85%) of Company Closing Cash; minus
(B)eighty-five percent (85%) of Company Closing Indebtedness; plus
(C)if the Company Closing Working Capital is greater than Company Target Working Capital, an amount equal to eighty-five percent (85%)

of the amount by which Company Closing Working Capital is greater than Company Target Working Capital; minus
(D)if the Company Closing Working Capital is less than Company Target Working Capital, an amount equal to eighty-five percent (85%) of the amount by which Company Closing Working Capital is less than Company Target Working Capital; minus
(E)eighty-five percent (85%) of the Company Closing Transaction Expenses; plus
(F)fifteen percent (15%) of JCA Closing Cash; minus
(G)fifteen percent (15%) of JCA Closing Indebtedness; plus
(H)if JCA Closing Working Capital is greater than the JCA Target Working Capital, an amount equal to fifteen percent (15%) of the amount by which JCA Closing Working Capital is greater than JCA Target Working Capital; minus
(I)if JCA Closing Working Capital is less than the JCA Target Working Capital, an amount equal to fifteen percent (15%) of the amount by which JCA Closing Working Capital is less than JCA Target Working Capital, plus
(J)fifteen percent (15%) of the JCA Closing Transaction Expenses.
(e)Examination and Review.
(i)Examination. After receipt of the Closing Working Capital Statement, Trimble shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Trimble and its accountants shall have reasonable access to the books and records of AGCO, the Company, the personnel of, and work papers (subject to the execution of customary access letters) prepared by, AGCO and/or AGCO’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in AGCO’s possession) relating to the Closing Working Capital Statement as Trimble may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not materially interfere with the normal business operations of AGCO or the Company.
(ii)Objection. On or prior to the last day of the Review Period, Trimble may object to the Closing Working Capital Statement by delivering to AGCO a written statement setting forth Trimble’s objections in reasonable detail, indicating each disputed item or amount and the basis for Trimble’s disagreement therewith (the “Statement of Objections”). If Trimble fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by Trimble. If Trimble delivers the Statement of Objections before the expiration of the Review Period, AGCO and Trimble shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”). All such discussions and communications related thereto shall (unless otherwise agreed by AGCO and Trimble) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any objections, if the same are so resolved within the Resolution Period, and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by AGCO and Trimble, shall be final and binding.
(iii)Resolution of Disputes. If Trimble and AGCO fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of a nationally recognized firm of independent certified public accountants reasonably acceptable to Trimble and AGCO (other than Trimble’s accountants or AGCO’s accountants) (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement; provided, that, if Trimble and AGCO are unable to mutually agree on an accounting firm to serve as the Independent Accountant or such selected accounting firm is unwilling or unable to perform the services required under this Section 2.7 and Trimble and AGCO are unable to mutually agree on another accounting firm to serve as the Independent Accountant, then each of Trimble and AGCO shall select a nationally recognized major accounting firm, and the two firms will mutually select a third nationally recognized independent firm of independent certified public accountants to serve as the Independent Accountant. Trimble and AGCO each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the Independent Accountant. None of Trimble, AGCO, nor any of their respective Affiliates shall have any ex parte communications or meetings with the Independent Accountant regarding the subject matter hereof without the other Party’s prior written consent. The Independent Accountant shall agree that between the time Trimble delivered the Statement of Objections and the date on which any Disputed Amount was submitted to the Independent Accountant, AGCO and Trimble and their respective Representatives may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions, and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing or in respect of the Independent Accountant’s engagement in the dispute, and the Independent Accountant will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Disputed Amounts. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accountant shall be limited to the Disputed Amounts submitted to the Independent Accountant by AGCO and Trimble and whether any disputed determinations of Company Closing Cash, Company Closing Indebtedness, Company Closing Working Capital, Company Closing Transaction Expenses, JCA Closing Cash, JCA Closing Indebtedness, JCA Closing Working Capital, JCA Closing Transaction Expenses and the Post-Closing Adjustment were properly calculated in accordance with the definitions in this Agreement. The Parties agree that the Independent Accountant’s final determinations of the disputed line items shall be used solely for the determination of the AGCO Payment and have no bearing on any disputes that may arise other than as set forth in this Section 2.7(e). The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Trimble, on the one hand, and by AGCO, on the other hand, based upon the percentage that the amount actually contested but not awarded to Trimble or AGCO, respectively, bears to the aggregate amount actually contested by Trimble and AGCO.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.
(f)If the Post-Closing Adjustment is greater than the Estimated Closing Adjustment, then AGCO shall pay to Trimble in cash the amount by which the Post-Closing Adjustment exceeds the Estimated Closing Adjustment. If the Post-Closing Adjustment is less than the Estimated Closing Adjustment, then Trimble shall pay to AGCO in cash the amount by which the Estimated Closing Adjustment exceeds the Post-Closing Adjustment. Any payment of the Post-Closing Adjustment, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.7(e)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by AGCO or Trimble, as the case may be.
1.8Withholding. AGCO, Trimble, the Company and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and such amounts shall be promptly paid over to the appropriate Tax Authority; provided that, if AGCO, Trimble, the Company or the applicable withholding agent becomes aware that any such withholding may be required, such Party shall (i) promptly notify and consult with the relevant payee regarding any applicable withholding Taxes and (ii) cooperate with the payee in good faith to reduce the amount required to be deducted and withheld in accordance with applicable Law. AGCO, Trimble, the Company or any other applicable withholding agent shall provide evidence that the amount deducted and withheld has been remitted to the appropriate Tax Authority.
Article III

REPRESENTATIONS AND WARRANTIES OF TRIMBLE TO AGCO AND THE COMPANY
Except as set forth in the disclosure schedule delivered to AGCO concurrently with the execution of this Agreement (the “Trimble Disclosure Schedule”) (provided, that disclosure in any section of the Trimble Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), Trimble represents and warrants to AGCO and the Company as follows:
1.1Organization and Qualification. Trimble is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company and each Transferred Subsidiary is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, except where the failure to be so qualified or in good standing has not been or would not reasonably be expected to be material to the Business, taken as a whole. Each of Trimble and the Transferred Subsidiaries has all requisite corporate or other organizational power and authority to own, operate, or lease the properties and assets related to the Business and carry on its businesses (including the Business) as now being conducted. Each of Trimble and the Transferred Subsidiaries is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not been or would not reasonably be expected to be material to the Business, taken as a whole. True, correct and complete copies of the Organizational Documents of Trimble and each of the material Transferred Subsidiaries, as amended and in effect on the date of this Agreement, have been made available to AGCO.
1.2Capitalization of the Transferred Subsidiaries. Trimble holds, directly or indirectly, beneficially and of record, all of the issued and outstanding membership interests, equity securities or registered capital of the Transferred Subsidiaries (the “Trimble Equity”). Each Transferred Subsidiary set forth on Schedule 2.2(a)(i), type of entity, its jurisdiction of organization, and the current record and equityholders and ownership percentages of such Trimble Equity is set forth on Section 3.2 of the Trimble Disclosure Schedule (provided, that Trimble may update Section 3.2 of the Trimble Disclosure Schedule for, and the representation in this sentence is made solely at the Closing with respect to, any Transferred Subsidiary that is formed after the date hereof). All of the Trimble Equity has been duly authorized and validly issued in compliance with applicable Laws, is fully paid and nonassessable, was not offered, sold or issued in violation of, and are not subject to any preemptive or subscription rights, rights of first refusal or similar rights, in each case, pursuant to applicable Laws or any Contract to which Trimble or any of its Subsidiaries is a party, and is held beneficially and of record by Trimble and/or its Subsidiaries. Trimble or one of its Subsidiaries has good and valid title to the Trimble Equity, free and clear of any Liens. At the Closing, Trimble will deliver to AGCO (directly in the case of the Company and indirectly in the case of the other Transferred Subsidiaries), good and valid title to the Trimble Equity, free and clear of any Liens, other than pursuant to the Company LLC Operating Agreement. There are no preemptive, put, call or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity, profit participation or similar rights, right of first refusal, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, contractual obligations or commitments of any character (written or oral) relating to the issued or unissued share capital or other ownership interest in the Transferred Subsidiaries, or any other securities or obligations convertible or exchangeable into or exercisable for, giving any Person (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity or voting interests of the Transferred Subsidiaries or restricting the transfer thereof to the Company as contemplated in this Agreement, and no securities or other equity interests evidencing such rights are authorized or issued or outstanding. There are no voting trusts, shareholders agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Trimble Equity.
1.3Authority Relative to this Agreement. Each of Trimble and any Subsidiary of Trimble that is or will be a party to any Ancillary Agreement has all necessary corporate power and authority, and has taken all corporate action necessary, to authorize, execute, deliver and perform this Agreement and, and as of the execution of such Ancillary Agreement, each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate action on the part of Trimble or any of its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by Trimble (and any Subsidiary of Trimble that is or will be a party to any Ancillary Agreement), and, assuming the due authorization, execution and delivery by AGCO and the Company of this Agreement and each Ancillary Agreement to which it is party, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of Trimble and its applicable Subsidiaries, enforceable against Trimble and its applicable Subsidiaries in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
1.4Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of Trimble or any of its Subsidiaries for the execution and delivery by Trimble or any of its Subsidiaries of this Agreement or any Ancillary Agreements to which it is or will be a party, as applicable, and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except, (i) as listed on Section 3.4 of the Trimble Disclosure Schedule; (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Laws listed on Schedule 7.4(d)(i)(B); or (iii) any such Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect other than clause (A)(viii) of the definition of Business Material Adverse Effect. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, the execution, delivery and performance of this Agreement or any Ancillary Agreement by Trimble and the consummation of the transactions contemplated hereby and thereby do not and will not, whether after the giving of notice or the lapse of time or both, (A) conflict with or result in any breach or violation of any provision of the Organizational Documents of Trimble, the Transferred Subsidiaries or the other Subsidiaries of Trimble that own any Business Assets or operate the Business, (B) violate or breach any Law applicable to Trimble, the Transferred Subsidiaries or the other Subsidiaries of Trimble that own any Business Assets or operate the Business, or the Business Assets, (C) conflict with, require any consent, authorization, approval or other action by any Person under, constitute a default under, or result in or give rise to any right of termination, cancellation, acceleration, amendment, change in terms or adverse modification of any right or obligation of Trimble, the Transferred Subsidiaries or the other Subsidiaries of Trimble that own any Business Assets or operate the Business or to a loss of any benefit to which Trimble or any of its controlled Affiliates is entitled under any provision of any Business Material Contract binding upon Trimble the Transferred Subsidiaries or the other Subsidiaries of Trimble that own any Business Assets or operate the Business, or (D) result in the creation or imposition of any Lien on any Business Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (B) through (D), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
1.5Financial Information; Absence of Undisclosed Liabilities.
(a)Section 3.5 of the Trimble Disclosure Schedule sets forth (i) the unaudited, management carve-out, pro-forma combined balance sheets and results of operations for the Business as of December 30, 2022, and the related unaudited, management carve-out, pro-forma combined statements of income of the Business for the fiscal year ended December 30, 2022 and (ii) the unaudited, management carve-out, pro-forma combined balance sheets and results of operations for each quarterly period from December 30, 2022 to June 30, 2023 and the six-month period then ended, and the related unaudited, management carve-out, pro-forma combined statements of income (collectively, the “Business Financial Statements”). The Business Financial Statements were derived from, and are in accordance with, the financial books and records of Trimble and its applicable Subsidiaries. The Business Financial Statements present fairly in all material respects, the financial condition, assets, Liabilities, revenues, expenses, and results of operations and have been prepared in accordance with the historical accounting principles, practices, methodologies and policies of Trimble and its applicable Subsidiaries with respect to the Business, except as disclosed on Section 3.5 of the Trimble Disclosure Schedule.
(b)The books and records of Trimble from which the Business Financial Statements have been prepared are complete and correct in all material respects and are maintained in all material respects in accordance with GAAP and any other applicable accounting requirements. There are no significant deficiencies in the design or operation of Trimble’s, or its Subsidiaries’ internal controls that would reasonably be expected to materially impair Trimble’s or its Subsidiaries’ ability to record, process, summarize and report financial data with respect to the Business.
(c)None of Trimble or any of its Subsidiaries (with respect to the Business) is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Trimble and any Subsidiary thereof, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Trimble or its Subsidiaries with respect to the Business.
(d)If required to be delivered pursuant to Section 7.17, as of the Closing, the Interim Post-Signing Financial Statements will (i) be reviewed by the Independent Accountant in accordance with AU-C 930, (ii) be prepared from, and are in accordance with, the books and records of Trimble and its Subsidiaries, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except for Tax adjustments on a standalone basis), the financial condition, assets, liabilities, revenues and expenses of the Business as of the dates thereof and the results of operations of the Business for the periods then ended; provided, however, the Interim Post-Signing Financial Statements are subject to normal year-end adjustments, the effect of which would not reasonably be expected to be material.
(e)As of the Closing, the Audited Financial Statements will (i) be accompanied by an unqualified audit report issued by the Independent Accountant, (ii) be prepared from, and are in accordance with, the books and records of Trimble and its Subsidiaries, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the financial condition, assets, liabilities, revenues and expenses of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended.
(f)There are no Liabilities of the Business, of any nature, whether or not accrued, contingent or otherwise, that would be required to be disclosed under GAAP and reflected on a balance sheet of the Business (or the notes thereto), other than those that (i) are reflected or reserved against in the Business Financial Statements, (ii) have been incurred in the ordinary course of business since December 31, 2022, (iii) have been incurred in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby, (iv) will be discharged or paid off prior to or at the Closing, (v) are Excluded Liabilities or (vi) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
1.6Absence of Certain Changes or Events. Except as required or expressly contemplated by this Agreement, since December 31, 2022 through the date hereof, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b)

Trimble and its Subsidiaries have not taken any action that would, if taken after the date of this Agreement through the Closing Date, require the consent of AGCO under Sections 7.5(b)(i), 7.5(b)(v), 7.5(b)(vii), 7.5(b)(xiii) and 7.5(b)(xx), and (c) there has not occurred a Business Material Adverse Effect.
1.7Litigation. (a) Since December 31, 2020, there has been no Action pending, or to the Knowledge of Trimble, threatened against Trimble, the Transferred Subsidiaries or any of the other Subsidiaries of Trimble (that relates to the Business or any Business Asset, Business Employee or Assumed Liability), (b) to the Knowledge of Trimble, there is no investigation against, the Transferred Subsidiaries or any of the other Subsidiaries of Trimble (that relates to the Business or any Business Asset, Business Employee or Assumed Liability) and (c) none of Trimble nor any of its Subsidiaries is subject to any outstanding Order, except, in each of the foregoing clauses (a) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
1.8Compliance with Laws. Trimble, the Transferred Subsidiaries and the other Subsidiaries of Trimble, to the extent applicable to its ownership of the Business Assets or its operation of the Business, is, and in the two (2) years prior to the date of this Agreement has been, operating the Business in compliance with all Laws and Orders applicable to the Business, except, in each case, where non-compliance with such Laws (including all Laws governing subscriptions or service terms that automatically renew) and Orders, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. In the two (2) years prior to the date of this Agreement, neither Trimble nor any of the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets have received any written notice of or been charged with any violation of any Laws and Orders applicable to the Business, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Trimble, the Transferred Subsidiaries and other Subsidiaries of Trimble have not, and as of the Closing will not have, failed to comply with applicable Law or Taxes in connection with the Carve-Out Restructuring.
1.9Anti-Corruption. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business, to the extent applicable to its ownership of the Business Assets or its operation of the Business, Trimble and its Subsidiaries are operating, and in the five (5) years prior to the date of this Agreement have operated, the Business in compliance with Anti-Corruption Laws. Trimble has implemented and maintained policies and procedures with respect to the Business reasonably designed to ensure compliance with applicable Anti-Corruption Laws.
1.10Trade Compliance.
(a)Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business, Trimble and its Subsidiaries, to the extent applicable to the ownership of the Business Assets or operation of the Business, are, and in the five (5) years prior to the date of this Agreement have been, in compliance with all Global Trade Laws. To the Knowledge of Trimble, to the extent applicable to its ownership of the Business Assets or its operation of the Business, neither Trimble nor any of its Subsidiaries is, or at any time in the past five (5) years, was a Restricted Party. Trimble and its Subsidiaries, to the extent applicable to the ownership of the Business Assets or operation of the Business, are not, and have not in the five (5) years prior to the date of this Agreement, directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or any Restricted Country, each in violation of Global Trade Laws.

(b)In the five (5) years prior to the date of this Agreement, to the Knowledge of Trimble, (i) neither Trimble nor any of its Subsidiaries, to the extent applicable to the ownership of the Business Assets or operation of the Business, has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Global Trade Laws, and (ii) no investigation, review, audit, or inquiry by any Governmental Entity with respect to Global Trade Laws is pending or threatened. Trimble has implemented and maintained policies and procedures with respect to the Business reasonably designed to promote compliance with applicable Global Trade Laws.
1.11Permits. Trimble, and its Subsidiaries, possess all material Permits that are required for the operation of the Business as currently conducted or proposed or contemplated to be conducted (the “Business Permits”). Neither Trimble nor any of its Subsidiaries is in default or violation of any Business Permit, and no condition exists that with notice or lapse of time or both would constitute a default of any Business Permits to which Trimble or its Subsidiaries is a party, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Business Permits are valid and in full force and effect and all material fees and charges with respect to the Business Permits as of the date of this Agreement have been paid in full. In the two (2) years prior to the date of this Agreement, neither Trimble nor any of its Subsidiaries have received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Business Permit, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
1.12Employee Benefits
.
(a)List of Employee Plans. Section 3.12(a)(i)(A) of the Trimble Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all material U.S. Employee Plans and all material non-U.S. Employee Plans sponsored or maintained by Trimble or any of its Employing Subsidiaries in those jurisdictions set forth on Section 3.12(a)(i)(B) of the Trimble Disclosure Schedule and (ii) as soon as practicable after the date hereof, but no later than the Closing Date, a complete and correct list of all material non-U.S. Employee Plans sponsored or maintained by Trimble or any of its Employing Subsidiaries in any jurisdiction other than those set forth on Section 3.12(a)(i)(B) of the Trimble Disclosure Schedule shall be set forth on Section 3.12(a)(ii) of the Trimble Disclosure Schedule; provided, however, that in each case, to the extent there exist certain forms of agreements or arrangements that would constitute Employee Plans, Trimble shall be required to list only the forms of such agreements or arrangements.
(b)Employee Plans Made Available. (i) No later than the date of this Agreement, Trimble shall make available to AGCO, with respect to each Transferred Employing Subsidiary Plan, (A) the plan document and all material amendments thereto, (B) the trust and other funding agreements or arrangements (including insurance policies) with respect to such Transferred Employing Subsidiary Plan, if applicable, (C) all material correspondence with all Governmental Entities with respect to such Transferred Employing Subsidiary Plan for the past three (3) years, and (D) the latest financial statements and actuarial reports for such Transferred Employing Subsidiary Plan, and (ii) with respect to Employee Plans other than the Transferred Employing Subsidiary Plans, prior to the Closing, Trimble shall make available to AGCO such policies, plan documents or other information or documentation relating to such Employee Plans as may be necessary for AGCO, and shall otherwise cooperate with AGCO, to replicate the benefits provided under such Employee Plans with respect to the Transferred Employees .

(c)U.S. Pension Plans and Post-Employment Medical. Neither Trimble nor any of its ERISA Affiliates sponsors, maintains or contributes to, or otherwise has or in the past six (6) years has had any Liability or potential Liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Trimble or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iv) any post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 601 et seq. of ERISA, at the participant’s sole expense), in each case, that could reasonably be expected to result in any Liability to AGCO or any member of the Company Group. Each Employee Plan sponsored or maintained by Trimble or any of its Employing Subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the United States IRS upon which it can rely (a copy of which has been made available to AGCO prior to the date of this Agreement), and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Employee Plan.
(d)Change of Control. Except as set forth in Section 3.12(d) of the Trimble Disclosure Schedule or as would otherwise be paid to a Business Employee pursuant toin connection with a termination or transfer of employment in connection with transations contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, (including, without limitation, the payment of separation, severance, termination or similar-type benefits) to any Business Employee; (ii) increase any benefits otherwise payable under any Employee Plan sponsored or maintained by Trimble or any of its Employing Subsidiaries; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Business Employee; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan sponsored or maintained by Trimble or any of its Employing Subsidiaries. No Employee Plan sponsored or maintained by Trimble or any of its Employing Subsidiaries provides for any “gross-up” or similar payment to any Person on account of any Tax under Sections 4999 or 409A of the Code.
(e)Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(f)Transferred Employing Subsidiary Plans. Section 3.12(f) of the Trimble Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all material Employee Plans that are sponsored, maintained, or contributed to, or required to be contributed to, solely by a Transferred Employing Subsidiary (each, a “Transferred Employing Subsidiary Plan”). All Transferred Employing Subsidiary Plans and all Employee Plans in respect of which any Transferred Employing Subsidiary could reasonably be expected to have any Liability (i) are maintained primarily for the benefit of employees outside of the United States and are not subject to ERISA or the Code, (ii) comply with applicable local Law and if required to be registered have been registered with any applicable Governmental Entities and are in good standing with such Governmental Entities except as would not reasonably be expected to result in material Liability to the Business, the Business Assets or the Assumed Liabilities, taken as a whole, (iii) except as set forth in Section 3.12(f)(iii) of the Trimble Disclosure Schedule, to the extent required to be funded or book-reserved are funded or book reserved to such extent required, as appropriate, based upon reasonable actuarial assumptions consistent with applicable Laws, (iv) except as set forth in Section 3.12(f)(iv) of the Trimble Disclosure Schedule, are not subject to pending or, to the Knowledge of Trimble, threatened Action except as would not reasonably be expected to result in material Liability to the Business, the Business Assets or the Assumed Liabilities, taken as a whole, and (v) except as set forth in Section 3.12(f)(v) of the Trimble Disclosure Schedule, are not defined benefit pension plans (as defined in ERISA, whether or not subject to ERISA) or similar arrangements. All required payments, premiums, and contributions with respect to the Transferred Employing Subsidiary Plans have been timely made within the time periods prescribed under applicable Law or, if not due, properly accrued except as would not reasonably be expected to result in material Liability to the Business, the Business Assets or the Assumed Liabilities, taken as a whole.
(g)Compliance with Law. Except as would not be material to the Business, each Employee Plan sponsored or maintained by Trimble or any of its Employing Subsidiaries has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.
1.13Labor and Employment Matters.
(a)Compliance with Laws. Solely with respect to the Business, Trimble and each Employing Subsidiary are, and since December 31, 2020 have been, in compliance with applicable Laws regarding labor and employment, including those related to employment practices, termination of employment, terms and conditions of employment, wages and hours, employee classification, the use and classification of non-employee contractors, payment of employees and independent contractors, leaves of absence, pay equity, pay transparency, holiday pay, accessibility, collective bargaining, equal employment opportunities (including the prevention of discrimination, harassment and retaliation and accommodation), occupational health and safety, workers’ compensation, immigration, individual and collective consultation, reductions in force, notice of termination and redundancy and the payment of social security and other Taxes, except where non-compliance with such applicable Laws would not be material to the Business, taken as a whole.
(b)Disputes. Except as set forth on Section 3.13(b) of the Trimble Disclosure Schedule, and except as would not be material to the Business, the Business Assets and the Assumed Liabilities, taken as a whole, since December 31, 2020, (i) there has been no labor strike, lockout, slow down or stoppage, or any other material dispute with any group of current and/or former employees acting collectively or any labor or trade union, works council or similar employee representative body (“Business Employee Representative Body”) pending against Trimble or any of its Employing Subsidiaries, in each case, by or with respect to the Business; (ii) neither Trimble nor any of its Employing Subsidiaries has been involved in or experienced any pending or, to the Knowledge of Trimble, threatened proceeding before any Governmental Entity regarding a demand for recognition or certification brought by any Business Employee Representative Body relating to the Business; and (iii) there has been no Action brought or commenced by or on behalf of any Business Employee, former employee of the Business, applicant for employment with the Business or Business Employee Representative Body, or otherwise relating to or arising from Trimble’s or any of its Employee Subsidiaries’ labor or employment practices or policies (including before any Governmental Entity, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Citizenship and Immigration Services or any comparable body outside the U.S.) with respect to the Business, that is pending or, to the Knowledge of Trimble, threatened in writing, which, if adversely decided, may reasonably, individually or in the aggregate, be material to the Business, taken as a whole. Neither Trimble nor any of its Employing Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices with respect to the

Business, except, in each case, as would not be material to the Business, the Business Assets and the Assumed Liabilities, taken as a whole.
(c)Unions. Section 3.13(c) of the Trimble Disclosure Schedule sets forth the collective bargaining agreements and other material agreements with any Business Employee Representative Body to which Trimble or any of its Employing Subsidiaries is a party or by which it is bound, in case, only with respect to the Business Employees or the Business (the “Business Labor Agreements”), provided, however, that copies of such agreements (other than at the national, industry or sector level) shall be provided to AGCO prior to the date of this Agreement with respect to only an Employing Subsidiary that employs more than ten (10) Business Employees in a particular jurisdiction, and such agreements shall otherwise be provided no later than thirty (30) days after the date of this Agreement. Except as otherwise set forth on Section 3.13(c) of the Trimble Disclosure Schedule, to the Knowledge of Trimble, none of the Business Employees are represented by any Business Employee Representative Body in connection with his or her employment by or service to Trimble or an Employing Subsidiary, and, to the Knowledge of Trimble, there are and since December 31, 2022 have been no activities of any labor union or group of employees of Trimble or any of its Employing Subsidiaries to organize any employees of the Business. Except with respect to the excluded French Business, neither Trimble nor any of its Employing Subsidiaries has any material legal or contractual obligation to obtain the consent of, consult with, or receive formal advice from any Business Employee Representative Body prior to entering into this Agreement.
(d)WARN Act. Since December 31, 2020, neither Trimble nor any of its Employing Subsidiaries has experienced an “employment loss” at a “single site of employment” that employs any Business Employee (each as defined in the WARN Act).
(e)Service Condition. Each Business Employee is primarily engaged in the Business (the “Service Condition”).
(f)Harassment. To the Knowledge of Trimble, since December 31, 2020, (i) no officer, director or employee with the title of Vice President or above of Trimble or any of its Employing Subsidiaries (in each case, solely with respect to the Business) is or has been the subject of an allegation of sexual harassment or other sexual misconduct (in each case, solely in connection with such individual’s employment with Trimble or any of its Employing Subsidiaries) and (ii) none of Trimble and their Employing Subsidiaries (in each case, solely with respect to the Business) has entered into any written settlement agreement related to any such allegations.
1.14Real Property.
(a)Section 3.14(a)(i) of the Trimble Disclosure Schedule sets forth a true and complete list of the Business Owned Real Property, including the address, applicable land register specification and record owner thereof. Trimble or the applicable Transferred Subsidiary has good, valid and insurable title (or the local legal equivalent) to the Business Owned Real Property, free and clear of all Liens other than Permitted Liens and those liens and encumbrances as set forth on Section 3.14(a)(ii) of the Trimble Disclosure Schedule, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)Section 3.14(a) of the Trimble Disclosure Schedule sets forth a true and complete list of the Business Leased Real Property (defined hereafter). With respect to the Business Real Property Leases: (i) each Business Real Property Lease is in full force and effect and Trimble or the applicable Transferred Subsidiary has good and valid leasehold title in the real property to which each Business Real Property Lease Relates (the “Business Leased Real

Property”, and together with the Business Owned Real Property, the “Business Real Property”) pursuant to such Business Real Property Lease, free and clear of all Liens other than Permitted Liens, except in each case where such failure would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole; (ii) there are no defaults by Trimble or a Transferred Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by Trimble or a Transferred Subsidiary) under any Business Real Property Leases and to the Knowledge of Trimble, there are no defaults by any other party to such Business Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Business Real Property Lease, except where such defaults would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole; (iii) there are no subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Business Real Property other than as set forth on Section 3.14(a) of the Trimble Disclosure Schedule; (iv) there is no Person (other than Trimble or the applicable Transferred Subsidiaries) in possession of the Business Real Property or any portion thereof; and (v) as of the date hereof, neither Trimble nor any of its controlled Affiliates has received any written notice that any material portion of the Business Real Property will be condemned, requisitioned or otherwise taken by any public authority. As of the date of this Agreement, Trimble has made available to AGCO true and complete copies of each Business Real Property Lease.
(c)With respect to the Business Real Property, neither Trimble nor any Transferred Subsidiary has entered into any Contract or exercised or given any notice of exercise of any option or right of first offer or right of first refusal, as applicable, to purchase, sell, convey, dispose, expand, renew or terminate any Business Real Property or portion thereof, other than as set forth on Section 3.14(c) of the Trimble Disclosure Schedule.
(d)None of Trimble’s nor any Transferred Subsidiary’s current use of the Business Real Property violates in any material respect any applicable Law that affects such property. The facilities, buildings, structures and fixtures located at each of the Business Real Properties, have no material defects and are in good operating condition and repair (in each case subject to ordinary wear, tear and maintenance that would not be likely to interfere with or adversely impact Trimble or the applicable Transferred Subsidiary’s use thereof) and have been reasonably maintained consistent with prudent industry standards (giving due account to the age and length of use of the same), and are adequate and suitable for their current uses and purposes.
1.15Environmental Matters. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, with respect to the Business and the Business Assets, each of Trimble and its Subsidiaries is and for the past five (5) years has been in compliance with all applicable Environmental Laws, which compliance includes the possession, and compliance with, all Permits required for the occupation of the Business Leased Real Property and the operation of the Business pursuant to Environmental Law. There is no pending, unresolved or, to the Knowledge of Trimble, threatened Environmental Claim against Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business, to the extent relating to the Business Assets or the Business. There are no past or present actions, activities, circumstances, conditions, events, facts or incidents, including the release, emission, discharge, presence, handling, transport, treatment, storage or disposal of, or exposure of any Person to, any Material of Environmental Concern, that have given rise to (i) any material Environmental Claim against Trimble or any of its Subsidiaries, or (ii) any material Liability under Environmental Law for the Business or any member of the Company Group. Trimble has furnished to AGCO all environmental assessments, audits, reports and other material documents in the possession or control of Trimble or its Subsidiaries that relate to the Business Assets or the Business, or any current or former properties (including the Business Leased Real Property), facilities or operations thereof.

1.16Taxes.
(a)All income and other material Tax Returns filed or required to be filed by any member of the Company Group have been duly and timely filed (taking into account extensions) and each such Tax Return was true, correct and complete in all material respects.
(b)All income and other material Taxes required to have been paid by any member of the Company Group have been paid.
(c)There is no pending Action or, to the Knowledge of Trimble, investigation by any Tax Authority of any member of the Company Group with respect to a material amount of Taxes.
(d)Each member of the Company Group has materially complied with all applicable Laws relating to the withholding of Taxes.
(e)No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(f)No Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns has indicated in writing that such member of the Company Group is or may be subject to taxation by that jurisdiction.
(g)There are no Liens with respect to Taxes upon any of the assets of the Company Group other than Permitted Liens.
(h)No member of the Company Group has made, changed or revoked any material Tax election; elected or changed any method of accounting for Tax purposes or Tax accounting period; amended any material Tax Return; filed any material Tax Return in a manner inconsistent with past practice; surrendered any right to, or filed any claim for, a material Tax refund; settled any Action in respect of material Taxes; entered into any Contract in respect of material Taxes with any Governmental Entity or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any member of the Company Group.
(i)No material closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued or requested from any Governmental Entity with or in respect of the Company Group or the Business.
(j)Neither the Company nor any member of the Company Group has any liability for the Taxes of any person (other than Trimble or a member of the Trimble Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.
(k)Neither the Company nor any member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; (iii) an intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.
(l)No member of the Company Group is a party to, is otherwise bound by or has any obligation under, any tax sharing agreement, other than one entered into in the ordinary course of business and not primarily relating to Taxes.
(m)Within the past two (2) years, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(n)No member of the Company Group that is, or has been, treated as a partnership for U.S. federal income tax purposes, has made any election to apply the provisions of Section 1101 of the Bipartisan Budget Act of 2015 for any taxable period prior to January 1, 2018, and has not elected to be subject at the partnership level to an income Tax imposed by a state, a political subdivision thereof, or the District of Columbia.
(o)Each Company Group member is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.
(p)No member of the Company Group has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the CARES Act.
(q)No member of the Company Group has waived any U.S. federal, state, local or non-U.S. statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which statute of limitations has not since expired (including with respect to the Business Assets).
(r)Prior to the Closing Date, Schedule 3.16(r) will set forth the U.S. federal income tax status of each entity that is a member of the Company Group immediately prior to the Closing Date.
(s)No member of the Company Group which is a foreign corporation shall have recognized a material amount of “subpart F income” as defined in Code Section 952 or “global intangible low-taxed income” as defined in Section 951A during a taxable year of such entity which includes but does not end on the Closing Date.
(t)For purposes of Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder (including Treasury Regulation Section 1.197-2(h)), neither Trimble nor any of its Affiliates will retain the right to use, following the Closing, any “anti-churning” intangible asset (as defined in Section 197(f)(9) of the Code) transferred to the Company or its Subsidiaries as part of the transactions contemplated by this Agreement.
(u)The representations and warranties set forth in this Section 3.16 and so much of Section 3.5, Section 3.6, Section 3.12 and Section 3.13 as related to Taxes are the only representations and warranties made by Trimble with respect to Tax matters made in this Agreement.

1.17Business Material Contracts.
(a)Section 3.17(a) of the Trimble Disclosure Schedule includes, as of the date of this Agreement, a true, complete and correct list of all of the following Contracts to which Trimble or any of its controlled Affiliates is a party or is bound (but solely to the extent such Contract Relates to the Business) excluding any Business Real Property Leases and any Employee Plans (the Contracts listed on Section 3.17(a) of the Trimble Disclosure Schedule and the Contracts entered into after the date hereof that would be required to be so listed if in effect on the date hereof, the “Business Material Contracts”):
(i)any joint venture, partnership agreement or strategic alliance agreement with any unaffiliated third party;
(ii)any material Contract with a Material Business Customer or Material Business Supplier, in each case other than (A) Contracts for Off-the-Shelf Software or open source or free Software; and (B) Contracts that are Excluded Contracts;
(iii)any Contract material to the Business whose term exceeds one (1) year and (A) is not cancelable by Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business on notice of 90 or fewer days without payment by Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business and (B) involves aggregate annual payments by Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business to any Business Material Supplier;
(iv)any Contract, other than a Business Real Property Lease, in respect of Indebtedness of the Business or any Indebtedness for which the Company would be liable immediately after the Closing in an amount in excess of $2,000,000, other than any Indebtedness owed by one Transferred Subsidiary or the Company to any other Transferred Subsidiary or the Company and any Indebtedness of the Business or any Transferred Subsidiary to be settled pursuant to Section 7.8;
(v)any Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the equity interests of the Transferred Subsidiaries (or rights thereto);
(vi)any Contract for the sale of any of the Business Assets either (a) entered into in the past five (5) years or (b) for which such Contract has not been fully performed or has any outstanding obligations (whether by merger, sale of stock, sale of assets or otherwise) or (c) for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, outside the ordinary course of business and for consideration in excess of $20,000,000;
(vii)any material Business Inbound License or any Contract pursuant to which a material license to (or material grant of rights in or to use) any Transferred IP is granted to any third party, in each case other than (A) non-exclusive licenses to customers with respect to products or services of the Business entered into in the ordinary course of business; (B) Contracts for Off-the-Shelf Software or open source or free Software; and (C) Contracts that are Excluded Contracts;
(viii)any material Business Shared Contract;

(ix)any Contract that creates a Lien (other than a Permitted Lien) over any of the Business Assets;
(x)any Contract containing any future capital expenditure obligations of the Business in excess of $2,000,000;
(xi)any material Contract with any Governmental Entity;
(xii)any supply Contract relating to any sole source or supply of any raw material or component;
(xiii)any Contract that includes “take or pay” requirements or provisions obligating a Person to obtain or provide a minimum quantity of goods or services to or from another Person;
(xiv)any Contract (i) containing a provision that prohibits or limits in any material respect the Business from competing in any line of business with any Person or in any geographical area or line of business or offering or selling any product or service of the Business to any Person or class of Persons, or soliciting potential customers or employees (excluding confidentiality or employee nonsolicit obligations), in each case that would apply immediately after the Closing to the Company or any member of the Company Group, or (ii) with a Material Business Customer granting such Material Business Customer exclusive rights or “most favored nation” rights; and
(xv)any Contract involving the settlement or compromise of any Action (whether pending or threatened) (or series of related Actions) which (A) will involve payments after the date of this Agreement in excess of $500,000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Business (or, following the Closing, on AGCO or any of its Affiliates).
(b)Each Business Material Contract is, or will be as of the Closing Date (except for those that terminate in accordance with their terms), a legal, valid and binding obligation of Trimble or one its applicable Subsidiaries, as applicable; and is in full force and effect except, in each case, for such failures to be valid, binding or in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business, the Business Assets or the Assumed Liabilities. Neither Trimble nor its applicable Subsidiary, as applicable, on the one hand nor, to the Knowledge of Trimble, any other party to a Business Material Contract, on the other hand, is in default under any Business Material Contract to which it is a party, except, in each case, for such breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business, the Business Assets or the Assumed Liabilities. No event has occurred that, with or without notice or lapse of time or both, would constitute a material violation, breach or default under any Business Material Contract by Trimble or its applicable Subsidiary or, to the Knowledge of Trimble, any party thereto. Neither Trimble nor any of its Subsidiaries has received any written notice regarding a violation or breach of, default under, or intention to cancel, accelerate or terminate any Business Material Contract and, to the Knowledge of Trimble, no other Person has received any written notice regarding a violation or breach of, default under, or intention to cancel, accelerate or terminate any Business Material Contract. Trimble has made available to AGCO true, correct and complete copies of each written Business Material Contract, together with all material amendments, modifications and “side letters” that affect and provide for rights and/or obligations of Trimble or any of its Subsidiaries.
1.18Intellectual Property; Data Privacy and Security.

(a)Section 3.18(a) of the Trimble Disclosure Schedule sets forth a true, complete and accurate list of all registrations and applications, as of the date hereof, of all Patents, Copyrights, Marks and domain names included in the Transferred IP. The registrations and applications set forth in Section 3.18(a) of the Trimble Disclosure Schedule are subsisting, unexpired and, to the Knowledge of Trimble, valid and enforceable. Trimble or one of its controlled Affiliates is the sole and exclusive beneficial and, as applicable, record owner of all the Transferred IP, free and clear of all Liens other than Permitted Liens. As of the date hereof, all registrations and applications of all Patents, Copyrights and Marks included in the Transferred IP have been duly filed or registered (as applicable) with the applicable Governmental Entity having jurisdiction over the issuance of patents, copyrights and trademarks, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Entity having jurisdiction over the issuance of such assets. Since December 31, 2020, no interference, opposition, cancellation, reexamination or revocation has been declared or provoked relating to any Patents, Copyrights or Marks set forth in Section 3.18(a) of the Trimble Disclosure Schedule. All maintenance and annual fees have been fully paid with respect to such Patents, Copyrights and Marks that have issued or been registered.
(b)There has been no Action pending or, to the Knowledge of Trimble, threatened in writing against Trimble or any of its Subsidiaries since December 31, 2020, (i) alleging that the conduct of the Business infringes, violates or misappropriates the Intellectual Property Rights of any Person or (ii) challenging the Trimble Group’s ownership of any material Business IP Rights.
(c) (i)  The conduct of the Business does not infringe, violate or misappropriate the Intellectual Property Rights other than Patents (or, to the Knowledge of Trimble, Patents) of any Person and (ii) to the Knowledge of Trimble, no Person is infringing, violating or misappropriating any Transferred IP in any material respect. Section 3.7, Section 3.8, Section 3.18(b) and this Section 3.18(c) are the sole and exclusive representations and warranties of Trimble regarding any infringement, violation or misappropriation of Intellectual Property Rights.
(d)Trimble and its controlled Affiliates have taken commercially reasonable measures to protect the confidentiality, integrity, and security of the material Trade Secrets included in the Business IP Rights and Transferred Data. Except where such Intellectual Property Rights are assigned by operation of Law, each current and former employee, consultant, and contractor that is or was engaged in the development of material Intellectual Property Rights for the Business has executed a proprietary information, confidentiality and Intellectual Property Rights assignment agreement that assigns such Intellectual Property Rights to Trimble or one of its controlled Affiliates.
(e)Except as would not reasonably be expected to be materially adverse to the Business, Trimble or one of its controlled Affiliates has in its possession the source code for the material Company Software developed by or on behalf of the Business in up-to-date appropriately catalogued versions that are accessible by Business and Company personnel. Except as would not reasonably be expected to be materially adverse to the Business, no source code for the Company Software has been disclosed, delivered, licensed or made available by Trimble or any of its controlled Affiliates to a third party, and no obligation exists to disclose, deliver or license any such source code in the future, except (A) to employees, consultants, independent contractors and agents of Trimble or any of its controlled Affiliates acting on behalf of Trimble or any of its controlled Affiliates subject to reasonable restrictions on confidentiality and (B) source code placed in third party escrows in favor of customers as set forth on Section 3.18(e) of the Trimble Disclosure Schedule, that has not been released from such escrow and will not be released as a result of this Agreement or the consummation of the transactions contemplated hereby.
(f)Except as has not been or as would not reasonably be expected to be materially adverse to the Business, (i) Trimble and each of its controlled Affiliates, to the extent applicable to the ownership of the Business Assets or its operation of the Business, is operating the Business in compliance with its Privacy Obligations and (ii) from the two (2)-year period preceding the date hereof through the Closing Date, Trimble and its controlled Affiliates have not experienced any Security Incident with respect to the Business. To the Knowledge of Trimble, neither Trimble nor its controlled Affiliates have received any written notices or demands from any Governmental Entity related to any alleged violation of any data privacy or data protection Law in connection with the operation of the Business. This Section 3.18(f) and, to the extent applicable, Sections 3.4, 3.7, 3.8, 3.18(b) (as applicable) and 3.19 contain the sole and exclusive representations and warranties of Trimble regarding compliance with Privacy Obligations (or any items therein).
(g)Except as has not been or as would not reasonably be expected to be materially adverse to the Business, from the last twelve (12) months prior to the date hereof through the Closing Date, there have been no failures, breakdowns, breaches, outages or unavailability of the Systems used in the Business (collectively, the “Business Information Systems”). Trimble and its controlled Affiliates have taken reasonable steps and implemented reasonable procedures including technical, administrative and physical safeguards designed to ensure the redundancy, security, integrity and operation of the Business Information Systems and that (i) the Business Information Systems have received material security patches or upgrades that are generally available and (ii) except as may have been created, stored, or used in connection with the development, testing or validation of the products and services of the Business (and, in each case, is not in a production environment) or code designed or intended to enforce any restrictions related to Software or to monitor or track the use thereof, in each case, as disclosed in the relevant documentation for the applicable Software,the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the Software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the Business Information Systems from becoming infected by viruses and other harmful code. To the Knowledge of Trimble, from the two (2)-year period preceding the date hereof through the Closing Date, except as has not been or as would not reasonably be expected to be materially adverse to the Business, no Person providing services for the Business Information Systems has failed to meet any service or support obligations.
(h)Except as has not been or as would not reasonably be expected to be materially adverse to the Business, none of the material Software included in the Company Software is subject to any “open source” (including any “copyleft”) license (including GPL, LGPL or AGPL) and has been conveyed, licensed, distributed or made available in a manner which would (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof. To the Knowledge of Trimble, Trimble and its controlled Affiliates are in material compliance with the licensing terms and conditions of any open source Software used in conjunction with Company Software, including attribution and disclosure requirements.
(i)Except with respect to Software and Technology that is generally commercially available on standard terms, neither Trimble nor its controlled Affiliates are required, obligated or under any liability whatsoever to make any payments by way of royalties or license fees, to any owner or licensor of any Intellectual Property Rights with respect to the use of such Intellectual Property Rights in connection with the operation of the Business.
1.19Sufficiency of Assets. The Business Assets, together with the Intellectual Property Rights and other rights granted and services provided to the Company under the Ancillary Agreements, and assuming any necessary Permits set forth in Section 3.4 of this Agreement and all third-party consents set forth in Section 3.4 of the Trimble Disclosure Schedule have been obtained, as applicable, will constitute, as of the Closing, (a) all of the rights, properties and assets necessary to permit the Company to conduct the Business immediately after the Closing in all material respects as it is conducted as of the date of this Agreement and as of the Closing Date by Trimble and its controlled Affiliates and (b) all of the material rights, properties and assets used or held for use in the conduct of the Business as of the date of this Agreement as of the Closing Date. Notwithstanding anything to the contrary herein, this Section 3.19 does not constitute and shall not be deemed to constitute a representation regarding infringement, violation or misappropriation of Intellectual Property Rights.
1.20Title to Assets, Properties and Rights. Trimble or its applicable Subsidiary has good, valid and insurable title to and is the sole owner of all right, title and interest in the tangible assets it purports to transfer as Business Assets hereby, except for Business Real Property, free and clear of all Liens except for Permitted Liens. With respect to the tangible assets of Trimble or an applicable Subsidiary which are Business Assets hereunder which are leased, Trimble or its applicable Subsidiary (i) is in compliance with such leases, subject to any applicable requirements of notice and grace period, and (ii) holds a valid leasehold interest free of any Liens, except for Permitted Liens.
1.21Customers and Suppliers. Schedule 1.1-MC sets forth a true, correct and complete list of the top twenty (20) customers of the Business based on bookings during 2022 and the first six months of 2023 (the “Material Business Customers”). Schedule 1.1-MS sets forth a true, correct and complete list of the top ten (10) suppliers of the Business based on expenses during 2022 and the first six months of 2023 (the “Material Business Suppliers”). None of Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business has received, during the eighteen (18) months prior to the date of this Agreement, any notice that any of its Material Business Customers or Material Business Suppliers intends to suspend, terminate, not renew, materially and adversely alter the material terms or material conditions of, any existing Contracts or substantially reduce its business with Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business. There is no dispute pending, or, to the Knowledge of Trimble, threatened with or by Trimble with any Material Business Customers or Material Business Suppliers that would reasonably be expected to result in a material Liability.
1.22Insurance. Each insurance policy relating to the Business under which Trimble or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Trimble Insurance Policies”) is in full force and effect and all related premiums have been paid to date. Trimble and its Subsidiaries are in compliance with the terms and conditions of the Trimble Insurance Policies in all material respects. Neither Trimble nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) relating to the Business under any Trimble Insurance Policy, and, to the Knowledge of Trimble, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. In the past three (3) years, (i) no material reservation of rights letter has been received by Trimble or any of its Subsidiaries, (ii) neither Trimble nor any of its Subsidiaries has received any written notice or communication that any such Trimble Insurance Policy will be cancelled or will not be renewed, and (iii) neither Trimble nor any of its Subsidiaries has received any written notice of dispute or denial of coverage or modification relating to any of the Insurance Policies. Since December 31, 2020, no material insurance claims relating to the Business made by Trimble or the Business have been questioned, denied or disputed.

1.23Product Liability; Product Warranty; Recalls.
(a)Since December 31, 2020, none of the Transferred Subsidiaries or, with respect to the Business, Trimble and the Retained Subsidiaries, have been a party to any material Action and there has not been any written notice or, to the Knowledge of Trimble, threatened Action (i) relating to alleged defects in any product distributed or service offered by or on behalf of the Business, (ii) alleging the failure of any product or service of the Business to meet the warranty specifications applicable thereto, (iii) alleging personal injury, death, or property or economic damages, (iv) seeking injunctive relief in connection with any products or services of the Business, (v) alleging manufacturing or design defect, strict liability, negligence or failure to warn or (vi) alleging breach of express or implied warranties or representations, in each case, except for immaterial customer complaints in the ordinary course of business. Except as would not be material to the Business, taken as a whole, Trimble and its Subsidiaries have made adequate allowance of reserves for warranty claims with respect to the Business.
(b)Except as would not reasonably be expected to be material to the Business, taken as a whole, since December 31, 2020, (i) none of the Transferred Subsidiaries or, with respect to the Business, Trimble and the Retained Subsidiaries, has been required by any Governmental Entity, or were required under applicable Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action (a “Recall”) with respect to, any product of the Business, and no Recalls are in effect or, to the Knowledge of Trimble, pending with respect to any product of the Business, and (ii) no product of the Business has been the subject of any voluntary or involuntary Recall. Except as would not reasonably be expected to be material to the Business, taken as a whole, since December 31, 2020, (i) none of the Transferred Subsidiaries or, with respect to the Business, Trimble and the Retained Subsidiaries, has been required by any Governmental Entity, or were required under applicable Law, to make or issue any Recall with respect to, any product of the Business, and no Recalls are in effect or pending or, to the Knowledge of Trimble, with respect to any product of the Business, and (ii) no product of the Business has been the subject of any voluntary or involuntary Recall.
1.24No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Section 8.1(a) and the certificate to be delivered by Trimble pursuant to Section 10.2(f), each of AGCO and the Company acknowledges that none of Trimble or any of its Subsidiaries or any other Person on behalf of Trimble has made, and AGCO and the Company have not relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to the Business, its results of operations, future operating or financial results or prospects, the Business Assets or the Assumed Liabilities with respect to the accuracy or completeness of any other information provided or made available to AGCO by or on behalf of Trimble or any of its Subsidiaries (except for the representations and warranties of Trimble in Article VI and the certificate to be delivered by Trimble pursuant to Section 10.2(f)), and Trimble hereby disclaims any such other representations and warranties.
Article IV

REPRESENTATIONS AND WARRANTIES OF AGCO TO THE COMPANY
Except as set forth in the disclosure schedule delivered to Trimble concurrently with the execution of this Agreement (the “AGCO Disclosure Schedule”) (provided, that disclosure in any section of the AGCO Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), AGCO represents and warrants to Trimble and the Company as follows:
1.1Organization and Qualification. Each of AGCO, the JCA Entities, and each entity that will be a Subsidiary of JCA immediately prior to the Closing is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect. Each of AGCO and the JCA Entities has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted. Each of AGCO and the JCA Entities is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.2Capitalization of the JCA Entities. AGCO holds, directly or indirectly, beneficially and of record, all of the issued and outstanding membership interests, equity securities or registered capital of the JCA Entities (the “AGCO Equity”). All of the AGCO Equity has been duly authorized and validly issued in compliance with applicable Laws, is fully paid and nonassessable, was not offered, sold or issued in violation of any preemptive rights, and is held beneficially and of record by AGCO and/or its Subsidiaries. AGCO or one of its Subsidiaries has good and valid title to the AGCO Equity, free and clear of any Liens. At the Closing, AGCO will deliver to Trimble good and valid title to the AGCO Equity, free and clear of any Liens. There are no preemptive, put, call or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity, profit participation or similar rights, right of first refusal, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the JCA Entities, or any other securities or obligations convertible or exchangeable into or exercisable for, giving any Person (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity or voting interests of the JCA Entities or restricting the transfer thereof to the Company as contemplated in this Agreement, and no securities or other equity interests evidencing such rights are authorized or issued or outstanding. There are no voting trusts, shareholders agreements, proxies or other Contracts in effect with respect to the voting or transfer of any AGCO Equity.
1.3Authority Relative to this Agreement. AGCO has all necessary corporate power and authority, and has taken all corporate action necessary, to authorize, execute, deliver and perform this Agreement and, and as of the execution of such Ancillary Agreement, each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate action on the part of AGCO is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by AGCO, and, assuming the due authorization, execution and delivery by Trimble and the Company of this Agreement and each Ancillary Agreement to which it is party, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of AGCO, enforceable against AGCO in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
1.4Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of (a) AGCO for the execution and delivery by AGCO of this Agreement or any Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except, (i) as listed on Section 4.4 of the AGCO Disclosure Schedule; (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Laws listed on Schedule 7.4(d)(i)(B); or (iii) any such Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a JCA Material Adverse Effect. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by AGCO will (A) conflict with or result in any breach or violation of any provision of its Organizational Documents, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation, change in terms or acceleration) under, any JCA Material Contract or (C) violate any Law applicable to AGCO, except in the case of each of clauses (B) and (C), for breaches or violations, defaults, Liens or rights that would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.5Financial Information; Absence of Undisclosed Liabilities.
(a)Section 4.5 of the AGCO Disclosure Schedule sets forth the unaudited (i) balance sheet and results of operations excluding income Taxes for the JCA Entities as of June 30, 2023 and (ii) results of operations for each monthly period from May 1, 2022 to June 30, 2023 (collectively, the “JCA Financial Statements”). The JCA Financial Statements were derived from the financial books and records of AGCO and the JCA Entities. The JCA Financial Statements present fairly in all material respects the financial position and results of operations excluding income taxes of the JCA Entities and have been prepared in accordance with the historical accounting principles, practices, methodologies and policies of AGCO and the JCA Entities with respect to the JCA Entities, except as disclosed on Section 4.5 of the AGCO Disclosure Schedule.
(b)There are no Liabilities of the JCA Business, of any nature, whether or not accrued, contingent or otherwise, that would be required to be disclosed under GAAP and reflected on a balance sheet of the JCA Entities (or the notes thereto), other than those that (i) are reflected or reserved against in the JCA Financial Statements, (ii) have been incurred in the ordinary course of business since June 30, 2023, (iii) will be incurred pursuant to this Agreement, related agreements and the transactions contemplated hereby, (iv) will be discharged or paid off prior to or at the Closing, or (v) would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.6Absence of Certain Changes or Events. Except as required or expressly contemplated by this Agreement, since December 31, 2022 through the date hereof, (a) the JCA Entities has been conducted in the ordinary course of business, (b) the JCA Entities have not taken any action that would, if taken after the date of this Agreement through the Closing Date, require the consent of Trimble under Sections 7.6(b)(i), 7.6(b)(iv), 7.6(b)(vi), and 7.6(b)(xiv), and (c) there has not occurred a JCA Material Adverse Effect.

1.7Litigation. (a) As of the date hereof, there is no Action pending, or to the Knowledge of AGCO, threatened in writing against AGCO or any of the JCA Entities, (b) to the

Knowledge of AGCO, there is no investigation against AGCO or any of the JCA Entities, and (c) neither AGCO nor any JCA Entity is subject to any outstanding Order, except, in each of the foregoing clauses (a) through (c), as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.8Compliance with Laws. AGCO and each of the JCA Entities, is, and in the three (3) years prior to the date of this Agreement has been, in compliance with all Laws and Orders applicable to the JCA Entities, except, in each case, where non-compliance with such Laws (including all Laws governing subscriptions or service terms that automatically renew) and Orders, individually or in the aggregate, has not had or would not reasonably be expected to have a JCA Material Adverse Effect. In the three (3) years prior to the date of this Agreement, neither AGCO nor any of the JCA Entities have received any written notice of or been charged with any violation of any Laws applicable to the JCA Entities, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.9Anti-Corruption. To the Knowledge of AGCO, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the JCA Business, to the extent applicable to its ownership of the JCA Entities or its operation of the JCA Entities, AGCO and all of the JCA Entities are operating, and in the five (5) years prior to the date of this Agreement have operated, the JCA Entities in compliance with Anti-Corruption Laws. AGCO has implemented and maintained policies and procedures with respect to the JCA Entities reasonably designed to ensure compliance with applicable Anti-Corruption Laws.
1.10Trade Compliance.
(a)Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the JCA Entities, AGCO and the JCA Entities, to the extent applicable to the ownership of the JCA Entities or the operation of the JCA Business, are, and in the five (5) years prior to the date of this Agreement have been, in compliance with all Global Trade Laws. To the Knowledge of AGCO, to the extent applicable to its ownership of the JCA Entities or its operation of the JCA Business, neither AGCO nor any of the JCA Entities is, or at any time in the past five (5) years, was a Restricted Party. To the knowledge of AGCO, AGCO, to the extent applicable to the ownership of the JCA Entities or operation of the JCA Business, and all of the JCA Entities are not, and have not in the five (5) years prior to the date of this Agreement, directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or any Restricted Country, each in violation of Global Trade Laws.
(b)In the five (5) years prior to the date of this Agreement, to the Knowledge of AGCO, (i) neither AGCO, to the extent applicable to the ownership of the JCA Entities or the operation of the JCA Business, nor any of the JCA Entities have been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Global Trade Laws, and (ii) no investigation, review, audit, or inquiry by any Governmental Entity with respect to Global Trade Laws is pending or threatened. AGCO has implemented and maintained policies and procedures with respect to the JCA Entities reasonably designed to promote compliance with applicable Global Trade Laws.
1.11Permits. AGCO, and each of the JCA Entities, have all Permits that are required for the operation of the JCA Entities (the “JCA Permits”) except where the failure to possess such JCA Permits, in each case, would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect. AGCO and each of the JCA Entities is not in default or violation of any JCA Permit, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect. The JCA Permits are valid and in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any JCA Permits to which AGCO or any of the JCA Entities is a party, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect. All material fees and charges with respect to the JCA Business Permits as of the date of this Agreement have been paid in full. In the three (3) years prior to the date of this Agreement through the date of this Agreement, neither AGCO nor any of the JCA Entities have received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any JCA Permit, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.12Employee Benefits.
(a)List of Employee Plans. Section 4.12(a) of the AGCO Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all material Employee Plans sponsored or maintained by AGCO or any of its Employing Subsidiaries; provided, however, that in each case, to the extent there exist certain forms of agreements or arrangements that would constitute Employee Plans, AGCO shall be required to list only the forms of such agreements or arrangements.
(b)Employee Plans Made Available. No later than the date of this Agreement, AGCO shall make available to Trimble a summary of the benefits provided under each material Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries; provided that, with respect to each JCA Employing Subsidiary Plan, no later than the date of this Agreement, AGCO shall make available to Trimble, (A) the plan document and all material amendments thereto, (B) the trust and other funding agreements or arrangements (including insurance policies) with respect to such JCA Employing Subsidiary Plan, if applicable, (C) all material correspondence with all Governmental Entities with respect to such JCA Employing Subsidiary Plan for the past three (3) years, and (D) the latest financial statements and actuarial reports for such JCA Employing Subsidiary Plan.
(c)U.S. Pension Plans and Post-Employment Medical. Neither AGCO nor any of its ERISA Affiliates sponsors, maintains or contributes to, or otherwise has or in the past six (6) years has had any Liability or potential Liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which AGCO or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iv) any post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 601 et seq. of ERISA, at the participant’s sole expense), in each case, that could reasonably be expected to result in any Liability to AGCO or any of the JCA Entities. Each Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the United States IRS upon which it can rely (a copy of which has been made available to AGCO prior to the date of this Agreement), and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Employee Plan.
(d)Change of Control. Except as set forth in Section 4.12(d) of the AGCO Disclosure Schedule or as would otherwise be paid to a Business Employee pursuant to applicable Law in connection with a termination or transfer of employment in connection with transations contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, (including, without limitation, the payment of separation, severance, termination or similar-type benefits) to any JCA Employee; (ii) increase any benefits otherwise payable under any Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any JCA Employee; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries. No Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries provides for any “gross-up” or similar payment to any Person on account of any Tax under Sections 4999 or 409A of the Code.
(e)JCA Employing Subsidiary Plans. All Employee Plans that are sponsored, maintained, or contributed to, or required to be contributed to, solely by a JCA Entity (each, a “JCA Employing Subsidiary Plan”) or in respect of which any JCA Entity could reasonably be expected to have any Liability, except as would not result in material liability (i) are maintained primarily for the benefit of employees outside of the United States and are not subject to ERISA or the Code, and (ii) except as would not reasonably be expected to result in material Liability to the JCA Entities, (A) have been established, registered (where required), funded, invested and administered in accordance with, and are in good standing under, all applicable local Laws, the terms of such JCA Employing Subsidiary Plan, and in accordance with all understandings, written or oral, between the JCA Entity, on the one hand, and the JCA Employees or former JCA Employees, on the other hand, (B) to the extent required to be funded or book-reserved are funded or book reserved to such extent required, as appropriate, based upon reasonable actuarial assumptions consistent with applicable Laws, and (C) if intended or required to be qualified, approved or registered with a Governmental Entity, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable. No JCA Employing Subsidiary Plan is (i) a “registered pension plan” or “retirement compensation arrangement” as such terms are defined in subsection 248(1) of the Income Tax Act (Canada), (ii) any “multi-employer pension plan” as that term is defined in subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction or any “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada), or (iii) provides post-retirement or post-employment benefits to or in respect of the JCA Employees or any former JCA Employees or to or in respect of the beneficiaries of such JCA Employees and former JCA Employees.
(f)Compliance with Law. Except as would not be material to the JCA Business, each Employee Plan sponsored or maintained by AGCO or any of its Employing Subsidiaries has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.
1.13Labor and Employment Matters.
(a)Compliance with Laws. Solely with respect to the JCA Employees, AGCO and each of its Employing Subsidiary are in compliance with applicable Laws regarding labor and employment, including those related to employment practices, termination of employment and redundancy, terms and conditions of employment, wages and hour, employee classification, the use and classification of non-employee contractors, payment of employees and independent contractors, leaves of absence, pay equity, pay transparency, holiday pay, accessibility, collective bargaining, equal employment opportunities (including the prevention of discrimination, harassment and retaliation and accommodation), occupational health and safety, workers’ compensation, immigration, individual and collective consultation, notice of termination and the payment of social security and other Taxes, except where non-compliance with such applicable Laws would not be material to the JCA Entities, taken as a whole.

(b)Disputes. Except as set forth on Section 4.13(b) of the AGCO Disclosure Schedule, and except as would not be material to the JCA Business, taken as a whole, since December 31, 2022, (i) there has been no labor strike, lockout, slow down or stoppage, or any other material dispute with any labor or trade union, works council or similar employee representative body (“JCA Employee Representative Body”) pending against AGCO or any of its Employing Subsidiaries by or with respect to any JCA Employee or former employee of the JCA Business; (ii) neither AGCO nor any of its Employing Subsidiaries is involved in any pending or, to the Knowledge of AGCO, threatened proceeding before any Governmental Entity regarding a demand for recognition or certification brought by any JCA Employee Representative Body relating to the JCA Business; and (iii) there has been no Action against AGCO nor any of its Employing Subsidiaries related to claims made by any JCA Employee before any Governmental Entity, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Citizenship and Immigration Services or any comparable body outside the U.S., or otherwise made by any JCA Employee against AGCO or any of its Employing Subsidiaries under applicable Law relating to or arising from labor or employment practices or policies with respect to the JCA Business.
(c)Unions. Other than as set forth on Section 4.13(c) of the AGCO Disclosure Schedule, neither AGCO nor any of its Employing Subsidiaries is party to any collective bargaining agreement or other material agreement with any JCA Employee Representative Body with respect to the JCA Employees or the JCA Business (the “JCA Labor Agreements”). To the Knowledge of AGCO, there are, and since December 31, 2022, have been, no material activities of any labor union or group of employees of AGCO or any of its Employing Subsidiaries seeking to organize union representation of any employees of the JCA Business. Neither AGCO nor any of its Employing Subsidiaries has any material legal obligation to obtain the consent of, consult with, or receive formal advice from any Business Employee Representative Body prior to entering into this Agreement.
(d)Harrassment. To the knowledge of AGCO, since December 31, 2020, (i) no officer, director or employee with the title of Vice President or above of AGCO or any of its Employing Subsidiaries (in each case, solely with respect to the JCA Business) is or has been the subject of an allegation of sexual harassment or other sexual misconduct (in each case, solely in connection with such individual’s employment with AGCO or any of its Employing Subsidiaries) and (ii) none of AGCO and their Employing Subsidiaries (in each case, solely with respect to the JCA Business) has entered into any written settlement agreement related to any such allegations.
1.14Real Property.
(a)(i) Each real property lease Contracts for the properties used in connection with the JCA Entities that are set forth on Schedule 4.14(a) hereto (the “JCA Real Property Leases”) and the real property to which it relates (the “JCA Leased Real Property”), is in full force and effect and AGCO or the applicable JCA Entities has good and valid leasehold title to the real property to which each JCA Real Property Lease relates (the “JCA Leased Real Property”) pursuant to such JCA Real Property Lease, free and clear of all Liens other than Permitted Liens, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect; (ii) there are no defaults by AGCO or a JCA Entity (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by AGCO or a JCA Entity) under any JCA Real Property Lease and to the Knowledge of AGCO, there are no defaults by any other party to such JCA Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such JCA Real Property Lease, except where such defaults would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect; (iii) there are no subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the JCA Leased Real Property other than as set forth on Section 4.14 of the AGCO Disclosure Schedule; (iv) there is no Person (other than AGCO or the applicable JCA Entities) in possession of the JCA Leased Real Property or any portion thereof; and (v) as of the date hereof, neither AGCO nor any of its Affiliates has received any written notice that any material portion of the JCA Leased Real Property will be condemned, requisitioned or otherwise taken by any public authority.
(b)With respect to the JCA Leased Real Property, neither AGCO nor any JCA Entity has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate, other than as set forth on Section 4.14(b) of the AGCO Disclosure Schedule.
(c)None of AGCO’s nor any JCA Entity’s current use of the JCA Leased Real Property violates in any material respect any restrictive covenant of record or applicable Law that affects such property. The facilities at each of the JCA Leased Real Properties are in good operating condition in all material respects (except for reasonable and customary wear and tear) and are adequate and suitable for their current uses and purposes.
(d)None of the JCA Entities has ever owned any real property.
1.15Environmental Matters. Except as has not been or would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect, the JCA Entities are operated and in the three (3) years prior to the date of this Agreement have been operated in material compliance with applicable Environmental Laws, which compliance includes the possession, and material compliance with, all material Permits required for their operations pursuant to Environmental Law. There is no pending or, to the Knowledge of AGCO, threatened Environmental Claim against AGCO or any of the JCA Entities, to the extent applicable to its ownership of the JCA Entities or its operation of the JCA Entities and, to the Knowledge of AGCO, there are no past or present actions, activities, circumstances, conditions, events, facts or incidents, including the release, emission, discharge, presence, handling, transport, storage or disposal of, or exposure to, any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against AGCO or any of the JCA Entities. AGCO has furnished to Trimble all environmental assessments, audits, reports and other material documents in the possession or control of AGCO or its Subsidiaries that relate to the JCA Entities or any current or former properties, facilities or operations thereof.
1.16Taxes.
(a)All income and other material Tax Returns filed or required to be filed by any of the JCA Entities have been duly and timely filed (taking into account extensions) and each such Tax Return was true, correct and complete in all material respects.
(b)All income and other material Taxes required to have been paid by any of the JCA Entities have been paid.
(c)There is no pending Action or, to the Knowledge of AGCO, investigation by any Tax Authority of any JCA Entity with respect to a material amount of Taxes.
(d)Each of the JCA Entities has materially complied with all applicable Laws relating to the withholding of Taxes.
(e)None of the JCA Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f)No Tax Authority in a jurisdiction in which any of the JCA Entities does not file Tax Returns has indicated in writing that such JCA Entity is or may be subject to taxation by that jurisdiction.
(g)There are no Liens with respect to Taxes upon any of the assets of the JCA Entities other than Permitted Liens.
(h)None of the JCA Entities has made, changed or revoked any material Tax election; elected or changed any method of accounting for Tax purposes or Tax accounting period; amended any material Tax Return; filed any material Tax Return in a manner inconsistent with past practice; surrendered any right to, or filed any claim for, a material Tax refund; settled any Action in respect of material Taxes; entered into any Contract in respect of material Taxes with any Governmental Entity or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the JCA Entities.
(i)No material closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued or requested from any Governmental Entity with or in respect of the JCA Entities.
(j)None of the JCA Entities has any liability for the Taxes of any person (other than a member of the AGCO Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.
(k)None of the JCA Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; (iii) an intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.
(l)No JCA Entity is a party to, is otherwise bound by or has any obligation under, any tax sharing agreement other than one entered into in the ordinary course of business and not primarily relating to Taxes.
(m)Within the past two (2) years, no JCA Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(n)No JCA Entity that is, or has been, treated as a partnership for U.S. federal income tax purposes, has made any election to apply the provisions of Section 1101 of the Bipartisan Budget Act of 2015 for any taxable period prior to January 1, 2018, and has not elected to be subject at the partnership level to an income Tax imposed by a state, a political subdivision thereof, or the District of Columbia.
(o)Each JCA Entity is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(p)No JCA Entity has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the CARES Act.
(q)No JCA Entity has waived any U.S. federal, state, local or non-U.S. statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which statute of limitations has not since expired.
(r)Section 4.16 of the AGCO Disclosure Schedule sets forth the U.S. federal income tax status of each JCA Entity.
(s)No JCA Entity which is a foreign corporation shall have recognized a material amount of “subpart F income” as defined in Code Section 952 or “global intangible low-taxed income” as defined in Section 951A during a taxable year of such entity which includes but does not end on the Closing Date.
(t)The representations and warranties set forth in this Section 4.16 and so much of Section 4.5, Section 4.6, Section 4.12 and Section 4.13 as related to Taxes are the only representations and warranties made by AGCO with respect to Tax matters made in this Agreement.
1.17JCA Material Contracts.
(a)Section 4.17(a) of the AGCO Disclosure Schedule includes, as of the date of this Agreement, a true, complete and correct list of all of the following Contracts to which AGCO or any of the JCA Entities is a party or is bound (but solely to the extent such Contract primarily relates to any of the JCA Entities) excluding any JCA Real Property Leases and Employee Plans (the Contracts listed on Section 4.17(a) of the AGCO Disclosure Schedule, and the Contracts entered into after the date hereof that would be required to be so listed if in effect on the date hereof, the “JCA Material Contracts”):
(i)any joint venture, partnership agreement or strategic alliance agreement with any unaffiliated third party;
(ii)any material Contract with a Material JCA Customer or Material JCA Supplier, in each case other than Contracts for open source or free Software;
(iii)any Contract, other than a JCA Real Property Lease, in respect of Indebtedness of the JCA Entities or any Indebtedness for which any of the JCA Entities would be liable immediately after the Closing in an amount in excess of $1,000,000, other than any Indebtedness owed by a JCA Entity to another JCA Entity and any Indebtedness of any JCA Entity to be settled pursuant to Section 7.8;
(iv)any Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the equity interests of the JCA Entities (or rights thereto);
(v)any Contract for the sale of any of the JCA Entities (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $5,000,000;
(vi)any material Contracts under which a third party licenses any Intellectual Property Rights to the JCA Entities or any Contract pursuant to which a material license to any JCA IP is granted to any third party, in each case other than

(A) Contracts with customers with respect to products of the JCA Entities entered into in the ordinary course of business; (B) Contracts for open source or free Software; and (C) Contracts that are Excluded Contracts;
(vii)any Contract that creates a material Lien (other than a Permitted Lien) over any of the JCA Business Assets;
(viii)any Contract containing a provision that prohibits the JCA Business from competing in any line of business with any Person or in any geographical area or offering or selling any product or service of the JCA Business to any Person or class of Persons that would apply immediately after the Closing to AGCO or any of its Subsidiary;
(ix)any Contract involving the settlement or compromise of any Action (whether pending or threatened) (or series of related Actions) which (A) will involve payments after the date of this Agreement in excess of $500,000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Business (or, following the Closing, on Trimble or any of its Affiliates); and
(x)any Contract with a Material JCA Customer granting such Material JCA Customer exclusive rights or “most favored nation” rights.
(b)Each JCA Material Contract is, or will be as of the Closing Date (except for those that terminate in accordance with their terms), a legal, valid and binding obligation of AGCO or one its applicable Subsidiaries, as applicable; and, to the Knowledge of AGCO, of each counterparty thereto, and is in full force and effect except, in each case, for such failures to be valid, binding or in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a material impact on the JCA Business. Neither AGCO nor its applicable Subsidiary, as applicable, on the one hand nor, to the Knowledge of AGCO, any other party to a JCA Material Contract, on the other hand, is in default under any JCA Material Contract to which it is a party, except, in each case, for such breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a JCA Material Adverse Effect.
1.18Intellectual Property; Data Privacy and Security.
(a)Section 4.18(a) of the AGCO Disclosure Schedule sets forth a true, complete and accurate list of all registrations and applications, as of the date hereof, of all Patents and Marks included in the JCA IP. The registrations and applications set forth in Section 4.18(a) of the AGCO Disclosure Schedule are subsisting, unexpired and, to the Knowledge of AGCO, valid and enforceable. AGCO or one of its Affiliates is the sole and exclusive owner of all the JCA IP, free and clear of all Liens other than Permitted Liens. As of the date hereof, all registrations and applications of all Patents, Copyrights and Marks included in the JCA IP have been duly filed or registered (as applicable) with the applicable Governmental Entity having jurisdiction over the issuance of patents and trademarks, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Entity having jurisdiction over the issuance of patents. As of the date hereof, no interference, opposition, cancellation, reexamination or revocation has been declared or provoked relating to any such Patents, Copyrights or Marks and all maintenance and annual fees have been fully paid with respect to such Patents, Copyrights or Marks that have issued or been registered.
(b)There has been no Action pending or, to the Knowledge of AGCO, threatened in writing against AGCO since December 31, 2020 (i) alleging that the conduct of the

JCA Business infringes, violates or misappropriates the Intellectual Property Rights of any Person or (ii) challenging AGCO’s or its Affiliates’ ownership of any material JCA IP.
(c)(i) The conduct of the JCA Business does not infringe, violate or misappropriate the Intellectual Property Rights other than Patents (or, to the Knowledge of AGCO, Patents) of any Person and (ii) to the Knowledge of AGCO, no Person is infringing, violating or misappropriating any JCA IP in any material respect. Section 4.7, Section 4.8, Section 4.18(b) and this Section 4.18(c) are the sole and exclusive representations and warranties of AGCO regarding any infringement, violation or misappropriation of Intellectual Property Rights.
(d)AGCO and its Affiliates have taken commercially reasonable measures to protect the confidentiality, integrity, and security of the material Trade Secrets included in the JCA IP and JCA Data. Except where such Intellectual Property Rights are assigned by operation of Law, each current and former employee, consultant, and contractor that is engaged in the development of Intellectual Property Rights for the JCA Entities has executed a proprietary information, confidentiality and intellectual property assignment agreement that assigns such Intellectual Property Rights to one of the JCA Entities.
(e)Except as would not reasonably be expected to be materially adverse to the JCA Business, (i) the JCA Entities have in their possession the source code for the material JCA Software and systems developed by or on behalf of the JCA Business in up-to-date appropriately catalogued versions that are accessible by personnel of the JCA Entities, and (ii) the source code has been documented as reasonably necessary to enable competently skilled programmers and engineers to use, update, and enhance the Software by readily using the existing source code and documentation. Except as would not reasonably be expected to be materially adverse to the JCA Business, no source code for the JCA Software has been disclosed, delivered or licensed by AGCO or any of its Affiliates to a third party, and no obligation exists to disclose, deliver or license any such source code in the future, except (A) to employees, consultants, independent contractors and agents of AGCO or any of its Affiliates acting on AGCO’s or any of its Affiliates’ behalf subject to reasonable restrictions on confidentiality and (B) source code placed in third party escrows that has not been released from such escrow and will not be released as a result of this Agreement or the consummation of the transactions contemplated hereby.
(f)Except as has not been or as would not reasonably be expected to be materially adverse to the JCA Business, (i) AGCO and each of its Affiliates, to the extent applicable to the ownership of the assets of the JCA Entities or its operation of the JCA Business, is operating the JCA Business in compliance with its Privacy Obligations and (ii) from the two (2)-year period preceding the date hereof through the Closing Date, none of AGCO or its Affiliates (including the JCA Entities) has experienced any Security Incident with respect to the JCA Business. To the Knowledge of AGCO, AGCO and the JCA Entities have not received any written notices or demands from any Governmental Entity related to any alleged violation of any data privacy or data protection Law in connection with the operation of the JCA Business. This Section 4.18(f) and, to the extent applicable, Section 4.4, Section 4.7, Section 4.8, and Section 4.19 contain the sole and exclusive representations and warranties regarding compliance with Privacy Obligations (or any items therein).
(g)Except as has not been or as would not reasonably be expected to be materially adverse to the JCA Business, from the last twelve (12) months prior to the date hereof through the Closing Date, there have been no failures, breakdowns, breaches, outages or unavailability of the Systems used in the JCA Business (collectively, the “JCA Information Systems”). AGCO and its Affiliates have taken reasonable steps and implemented reasonable procedures including technical, administrative and physical safeguards designed to ensure the redundancy, security, integrity and operation of the JCA Information Systems and that (i) the JCA Information Systems have received material security patches or upgrades that are generally available and (ii) except as may have been created, stored, or used in connection with the development, testing or validation of the products and services of the JCA Business (and, in each case, is not a production environment) or code designed or intended to enforce any restrictions related to Software or to monitor or track the use thereof, in each case, as disclosed in the relevant documentation for the applicable Software, the JCA Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the Software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the JCA Information Systems from becoming infected by viruses and other harmful code. To the Knowledge of AGCO, from the two (2)-year period preceding the date hereof through the Closing Date, except as has not been or as would not reasonably be expected to be materially adverse to the JCA Business, no Person providing services for the JCA Information Systems has failed to meet any service or support obligations.
(h)Except with respect to Software and Technology that is generally commercially available on standard terms, AGCO and its Affiliates (including the JCA Entities) are not required, obligated or under any liability whatsoever to make any payments by way of royalties or license fees, to any owner or licensor of any Intellectual Property Rights with respect to the use of such Intellectual Property Rights in connection with the operation of the JCA Business.
1.19Sufficiency of Assets. Following the JCA Contribution, assuming any necessary Permits set forth in Section 4.4 of this Agreement and all third party consents have been obtained, as applicable, to the Knowledge of AGCO, the Company will have all of the rights, properties and assets sufficient to permit the Company to conduct the JCA Business immediately after the Closing and the JCA Contribution in all material respects as the JCA Business is conducted as of the date of this Agreement and as of the Closing Date by AGCO and its Subsidiaries. The JCA Entities have no assets or liabilities of any nature whatsoever that are not related primarily to the JCA Business.
1.20Customers, Suppliers and Partners. Schedule 1.1-MC sets forth a true and correct list of the top five (5) customers of the JCA Business based on bookings during 2022 and the first six months of 2023 (the “Material JCA Customers”). Schedule 1.1-MS sets forth a true and correct list of the top five (5) suppliers of the JCA Entities based on expenses during 2022 and the first six months of 2023 (the “Material JCA Suppliers”). None of AGCO or any of the JCA Entities has received, during the twelve (12) months prior to the date of this Agreement, any written notice that any of its Material JCA Customers or Material JCA Suppliers intends to terminate or substantially reduce its business with AGCO or the JCA Entities.
1.21Insurance. Each insurance policy relating to the JCA Entities under which AGCO or any of the JCA Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “AGCO Insurance Policies”) is in full force and effect and all related premiums have been paid to date. AGCO and the JCA Entities are in compliance with the terms and conditions of the AGCO Insurance Policies in all material respects. Neither AGCO nor any of the JCA Entities is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) relating to the JCA Entities under any AGCO Insurance Policy, and, to the Knowledge of AGCO, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. Since December 31, 2020, no material claims insurance claims relating to the JCA Business made by AGCO or any of the JCA Business have been questioned, denied or disputed.
1.22No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the certificate to be delivered by AGCO pursuant to Section 10.2(f), Trimble and the Company acknowledges that none of AGCO, any of its Subsidiaries or any other Person on behalf of AGCO has made, and the Company has not relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to the JCA Entities, its results of operations, future operating or financial results or prospects, the JCA Entities with respect to the accuracy or completeness of any other information provided or made available to Trimble or the Company by or on behalf of AGCO or any of its Subsidiaries, and AGCO hereby disclaims any such other representations and warranties. Trimble and the Company acknowledge and agree that AGCO makes no representation or warranty in this Article IV with respect to the business of AGCO and its Subsidiaries except for the JCA Entities.
Article V

REPRESENTATIONS AND WARRANTIES OF AGCO TO TRIMBLE
AGCO represents and warrants to Trimble as follows as of the date hereof and as of the Closing:
1.1Organization and Qualification. AGCO is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. AGCO has all requisite corporate power and authority to carry on its businesses as now being conducted. AGCO is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of AGCO to perform its obligations under this Agreement.
1.2Authority Relative to this Agreement. AGCO has all necessary power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (including, for the avoidance of doubt, the purchase of the Common Units by AGCO), and no other actions on the part of AGCO are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AGCO and, assuming the due authorization, execution and delivery of this Agreement by Trimble and the Company, constitutes a valid, legal and binding agreement of AGCO, enforceable against AGCO in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
1.3Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of AGCO for the execution and delivery by AGCO of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except compliance with the applicable requirements of the HSR Act and any non-U.S. Laws listed on Schedule 7.4(d)(i)(B). Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by AGCO nor the consummation by AGCO of the transactions contemplated hereby will (a) conflict with or result in any breach, violation or infringement of the Organizational Documents of AGCO, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which AGCO is a party or by which AGCO or its properties or assets may be bound or (c) violate any Law applicable to AGCO or any of its properties or assets, except in the case of each of clauses (b) and (c), for breaches, violations, defaults, Liens, rights or infringements that would not reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of AGCO to perform its obligations under this Agreement.
1.4Litigation. (a) There is no Action pending, or to the Knowledge of AGCO, threatened against AGCO or any of its Subsidiaries, (b) to the Knowledge of AGCO, there is no investigation against AGCO or any of its Subsidiaries and (c) neither AGCO nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby and (ii) materially impair the ability of AGCO to perform its obligations under this Agreement.
1.5Brokers. Except for the Persons set forth in Section 5.5 of the AGCO Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne solely by AGCO, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AGCO.
1.6Financial Capability. As of the date hereof and as of the Closing Date, assuming the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 and assuming the Committed Financing is funded in accordance with the conditions set forth in the Commitment Letter, the amount of funds contemplated to be provided pursuant to the Commitment Letter when funded, together with Cash on hand, and available lines of credit, will be sufficient to effect the Closing and all other transactions contemplated by this Agreement and the Ancillary Agreements (the “Required Amount”). AGCO has provided to Trimble, on or prior to the date of this Agreement, a true, complete and correct copy of the executed financing commitment letter among AGCO and Morgan Stanley Senior Funding, Inc., including any exhibits, annexes, schedules or amendments thereto (collectively, the “Commitment Letter”), pursuant to which the lender party thereto has committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Committed Financing”). As of the date of this Agreement, (i) the Commitment Letter is (A) a legal, valid and binding obligation of AGCO and, to the Knowledge of AGCO, each of the other parties thereto, (B) enforceable in accordance with its terms against AGCO and, to the Knowledge of AGCO, each of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity) and (C) in full force and effect, (ii) the Commitment Letter has not been amended or modified except as permitted pursuant to provisions of this Agreement, (iii) none of the obligations and commitments contained in the Commitment Letter has been withdrawn, terminated or rescinded in any respect, (iv) no event has occurred which (with or without notice or lapse of time, or both) would constitute a default or breach on the part of AGCO and (v) AGCO does not have any reason to believe that any of the conditions to the Committed Financing will not be satisfied or that the Committed Financing will not be available to AGCO at the Closing Date. AGCO has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement. The Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to fund the Committed

Financing. Except for customary engagement letters, non-disclosure letters and fee letters relating to fees with respect to the Committed Financing (a complete copy of which has been provided to Trimble (the “Fee Letter”), with only the fee amounts, pricing terms, original issue discount amounts, time periods, covenants that apply on and after the Closing Date, pricing caps, specific flex terms that do not relate to conditionality and other economic terms set forth therein (none of which would reasonably be expected to adversely affect the availability or aggregate principal amount of the Committed Financing) redacted), as of the date of this Agreement, there are no side letters or other agreements, arrangements or contracts to which AGCO or any of its Subsidiaries is a party related to the funding of the Committed Financing other than as expressly set forth in the Commitment Letter. Without limiting Section 10.2, in no event shall the receipt or availability of any funds or financing by or to AGCO or any of its Subsidiaries or any other financing transaction be a condition to any of the obligations of AGCO hereunder.
1.7Acquisition of AGCO Interests for Investment. AGCO has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its acquisition of the Common Units and is capable of such evaluation. AGCO confirms that Trimble and the Company have made available to AGCO and AGCO’s agents and Representatives the opportunity to ask questions of the officers and management and employees of Trimble and its Subsidiaries (including the Company) as well as access to the documents, information and records of Trimble and its Subsidiaries (including the Company) and to acquire additional information about the Company and the Business (including the Business Assets and Assumed Liabilities), and AGCO confirms that it has made an independent investigation, analysis and evaluation of the Company, its properties, assets, business, financial condition, prospects, documents, information and records, and the Business. AGCO is acquiring the Common Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Common Units. AGCO acknowledges that the Common Units have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
1.8No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and the certificate to be delivered by AGCO pursuant to Section 10.3(f), the Company and Trimble acknowledge that neither AGCO nor any other Person on behalf of AGCO has made, and the Company and Trimble have not relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to AGCO or its businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Company or Trimble by or on behalf of AGCO, and AGCO hereby disclaims any such other representations and warranties.
Article VI

REPRESENTATIONS AND WARRANTIES OF TRIMBLE TO AGCO
Trimble represents and warrants to AGCO as follows as of the date hereof and as of the Closing:
1.1Organization and Qualification.

(a)Trimble is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Trimble and the Company has all requisite corporate or limited liability company power and authority to carry on its businesses as now being conducted. Each of Trimble and the Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of Trimble or the Company, as applicable, to perform its obligations under this Agreement.
1.2Capitalization of the Company.
(a)As of the date hereof and as of immediately prior to the Closing, all Common Units are and will be held, directly or indirectly, beneficially and of record by Trimble and/or one of its Subsidiaries. Trimble and/or its Subsidiaries have good and valid title to the Common Units, free and clear of all Liens (other than Liens created by the terms of this Agreement). Upon the occurrence of the Closing and assuming performance by AGCO of its obligations under Section 2.4 in accordance with its terms, Trimble and/or its Subsidiaries shall hold, beneficially and of record, directly or indirectly, fifteen percent (15%) of the issued and outstanding Common Units and AGCO shall hold, beneficially and of record, directly or indirectly, eighty-five percent (85%) of the issued and outstanding Common Units.
(b)As of the date hereof and as of the Closing, the Common Units are and will be duly authorized and validly issued in compliance with applicable Laws, and will not have been offered, sold or issued in violation of any preemptive rights.  Except for the Common Units, at the Closing, there will be no common units, preferred units, equity interests or other voting securities of the Company reserved, issued or outstanding, and there will be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Company, or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of the Company, in each case, to which Trimble or any of its Subsidiaries or any other Person is a party, and no securities or other equity interests evidencing such rights will be authorized, issued or outstanding, other than pursuant to the Company LLC Operating Agreement.
(c)The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire the Common Units as contemplated by this Agreement. Except for this Agreement, the Company LLC Operating Agreement and any agreement or arrangement entered into by AGCO and its Affiliates, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to the Common Units. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the members (or holders of other equity interests or other voting securities) of the Company on any matter.
(d)Subsequent to the transactions contemplated by Sections 2.1, 2.4, and 2.5, and assuming compliance by AGCO and (following the sale and issuance of the Common Units to AGCO) the Company with their respective obligations in Section 2.4 and 2.5, AGCO and Trimble shall hold Common Units representing eighty-five percent (85%) and fifteen percent (15%) of the Common Units, respectively, before dilution for any equity issued to management in accordance with the terms of this Agreement and the Company LLC Operating Agreement.
1.3Authority Relative to this Agreement. Each of Trimble and the Company has all necessary corporate and limited liability company, as applicable, power and authority, and has taken all corporate and limited liability company action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate and limited liability company action on the part of Trimble or the Company, as applicable, is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed by each of Trimble and the Company will be, duly and validly executed and delivered by Trimble and the Company, as applicable, and, assuming the due authorization, execution and delivery by the other parties to this Agreement and each Ancillary Agreement to which it is party, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of each of Trimble and the Company, as applicable, enforceable against Trimble and the Company, as applicable, in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
1.4Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of Trimble or the Company for the execution and delivery by Trimble or the Company, as applicable, of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except compliance with the applicable requirements of the HSR Act and any non-U.S. Laws listed on Schedule 7.4(d)(i)(B). Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Trimble or the Company nor the consummation by the Trimble Group or the Company of the transactions contemplated hereby will (a) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Trimble or the Company, as applicable, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Trimble or the Company, as applicable, is a party or by which its respective properties or assets may be bound or (c) violate any Law applicable to Trimble or the Company, as applicable, or its properties or assets, except in the case of each of clauses (b) and (c), for breaches, violations, defaults, Liens, rights or infringements that would not reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of Trimble or the Company, as applicable, to perform its obligations under this Agreement.

1.5Litigation. (a) There is no Action pending, or to the Knowledge of Trimble, threatened against Trimble or any of its Subsidiaries, (b) to the Knowledge of Trimble, there is no investigation against Trimble or any of its Subsidiaries and (c) neither Trimble nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby and (ii) materially impair the ability of Trimble to perform its obligations under this Agreement.

1.6Brokers. Except for the Persons set forth in Section 6.6 of the Trimble Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne solely by Trimble, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable.
1.7No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI and the certificate to be delivered by Trimble pursuant to Section 10.2(f), AGCO acknowledges that none of Trimble, the Company nor any other Person on behalf of Trimble or the Company has made, and AGCO has not relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to the Common Units, Trimble, its businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to AGCO by or on behalf of Trimble or the Company (except for the representations and warranties of the Company and Trimble in Article III, Section 8.1(a) and the certificate to be delivered by Trimble pursuant to Section 10.2(f)), and Trimble and the Company hereby disclaim any such other representations and warranties.
Article VII

ADDITIONAL AGREEMENTS
1.1Access to Books and Records.
(a)From the date of this Agreement to the Closing Date, Trimble and the Company shall, and shall cause the other Transferred Subsidiaries or other Subsidiaries of Trimble that own any Business Assets or operate the Business to, to the extent permitted by applicable Law, afford to Representatives of AGCO reasonable access to the books, records (including employee and personnel records), properties, assets (including, for the avoidance of doubt, the Covered Contracts) and employees, in each case to the extent related to the Company, the Business, the Business Assets or the Assumed Liabilities, during normal business hours, upon reasonable advance written notice; provided, however, that prior to the Closing, AGCO shall not have the right and shall not conduct any environmental testing or sampling, and shall not conduct any subsurface, soil, water, ground water or other testing or sampling, pursuant to such access without receiving Trimble’s prior written consent therefor (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that none of Trimble, the Transferred Subsidiaries or other Subsidiaries of Trimble that owns any Business Assets or operate the Business shall be required to violate any obligation of confidentiality to which Person may be subject in discharging its obligations pursuant to this Section 7.1(a); provided, further, that Trimble and AGCO shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not (in the good faith belief of Trimble) be likely to result in the violation of any such confidentiality obligation.
(b)AGCO agrees that any permitted investigation undertaken by AGCO pursuant to the access granted under Section 7.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any retained business of the Trimble Group by Trimble or its Subsidiaries (including the Company), and AGCO and its Representatives shall not, without the prior written consent of Trimble (not to be unreasonably withheld, conditioned or delayed) (i) communicate with any of the directors, officers or other employees of Trimble or any of its Subsidiaries or (ii) communicate with any customers, vendors or clients of the Business, in each case, solely with respect to the Business or the transactions contemplated by this Agreement or the Ancillary Agreements (for the avoidance of doubt, excluding any communications with customers, vendors or clients of the Business in the ordinary course of Business of AGCO and its Affiliates that are unrelated to the transactions contemplated by this Agreement or the Ancillary Agreement). Notwithstanding anything to the contrary in this Agreement, none of the Company, Trimble or any of their respective Subsidiaries shall be required to provide access to or disclose information pursuant to Section 7.1(a), that (x) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or contravene any applicable Law, (y) is related to Trimble’s or the Company’s evaluation or consideration of the transactions contemplated hereby or (z) constitutes a Trade Secret; provided, that, if there is any limit to AGCO’s right to access or information pursuant to clause (x) or (z) of this Section 7.1(b), Trimble shall use its reasonable best efforts to develop an alternative to providing such access or information to AGCO so as to address such lack of access or information in a manner reasonably acceptable to AGCO. Notwithstanding the foregoing, auditors and accountants of Trimble and the Company or any of their Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.
(c)From the date of this Agreement to the Closing Date, AGCO shall, and shall cause the JCA Entities and its Subsidiaries to, to the extent permitted by applicable Law, afford to Representatives of Trimble reasonable access to the relevant portions of books, records (including employee and personnel records), properties and employees, in each case to the extent related to the JCA Entities, during normal business hours, upon reasonable advance written notice; provided, however, that Trimble shall not have the right and shall not conduct any environmental testing or sampling and shall not conduct any subsurface, soil, water, ground water or other testing or sampling, without receiving AGCO’s prior written consent therefor (to be given or withheld in AGCO’s sole discretion for any reason or no reason); provided, further, that none of AGCO Group or any of the JCA Entities shall be required to violate any obligation of confidentiality to which AGCO or any of the JCA Entities may be subject in discharging its obligations pursuant to this Section 7.1(c); provided, further, that AGCO and Trimble shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not (in the good faith belief of AGCO) be likely to result in the violation of any such confidentiality obligation.
(d)Trimble agrees that any permitted investigation undertaken by Trimble pursuant to the access granted under Section 7.1(c) shall be conducted in such a manner as not to interfere unreasonably with the operation of the JCA Entities, and Trimble and its Representatives shall not, without the prior written consent of AGCO (not to be unreasonably withheld, conditioned or delayed) (i) communicate with any of the directors, officers or other employees of AGCO or any of its Subsidiaries or (ii) communicate with any customers, vendors or clients of the JCA Entities, in each case, solely with respect to the JCA Entities or the transactions contemplated by this Agreement or the Ancillary Agreements (for the avoidance of doubt, excluding any communications with customers, vendors or clients of the JCA Entities in the ordinary course of Business of Trimble and its Affiliates that are unrelated to the transactions contemplated by this Agreement or the Ancillary Agreement). Notwithstanding anything to the contrary in this Agreement, neither AGCO nor any of their respective Subsidiaries shall be required to provide access to or disclose information pursuant to Section 7.1(c), that (x) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or contravene any applicable Law, (y) is related to AGCO’s evaluation or consideration of the transactions contemplated hereby or (z) constitutes a Trade Secret; provided, that, if there is any limit to Trimble’s right to access or information pursuant to clause (x) or (z) of this Section 7.1(d), AGCO shall use its reasonable best efforts to develop an alternative to providing such access or information to Trimble so as to address such lack of access or information in a manner reasonably acceptable to Trimble. Notwithstanding the foregoing, auditors and accountants of AGCO or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.
(e)For six (6) years from the Closing Date, the Company shall, to the extent permitted by applicable Law, afford to Representatives of Trimble reasonable access to the relevant portions of books and records of the Business and the Company Group during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements and SEC reporting obligations or (ii) the defense or assertion of claims against third parties (other than the Company Group and its Subsidiaries); provided, however, that (x) the Company Group shall not be required to violate any written confidentiality agreement with a third party to which the Company or its Subsidiaries may be subject in discharging its obligations under this Section 7.1 (provided, that the Company Group shall not enter into any written confidentiality agreement with a third party which would prohibit the Company from otherwise complying with its obligations under this Section 7.1) and (y) Trimble agrees that any permitted investigation undertaken by Trimble pursuant to the access granted under this Section 7.1 shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business by the Company from and after the Closing. Notwithstanding the foregoing, (i) neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 7.1(e) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any applicable Laws, and (ii) auditors and accountants of the Company or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.
(f)For six (6) years from the Closing Date, Trimble shall, to the extent permitted by applicable Law, afford to Representatives of the Company reasonable access to the relevant portions of books, records (including employee and personnel records), properties and employees of, or related to, the Business and (to the extent related to the Business) Trimble during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements and SEC reporting obligations or (ii) the defense or assertion of claims against third parties (other than Trimble and its Subsidiaries); provided, however, that (x) Trimble shall not be required to violate any written confidentiality agreement with a third party to which Trimble or its Subsidiaries may be subject in discharging its obligations under this Section 7.1 and (y) the Company agrees that any permitted investigation undertaken by the Company pursuant to the access granted under this Section 7.1(f) shall be conducted in such a manner as not to unreasonably interfere with Trimble’s business operations from and after the Closing; provided, further, that Trimble on the one hand and the Company on the other hand shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not (in the good faith belief of Trimble) be likely to result in the violation of any such confidentiality obligation. Notwithstanding the foregoing, (i) neither Trimble nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 7.1(f) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of Trimble or any of its Subsidiaries or contravene any applicable Laws, and (ii) auditors and accountants of Trimble or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.
(g)The Company agrees to hold all the books and records of the Company and not to destroy or dispose of any thereof (subject to the Company’s ordinary course document retention policies) for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law. Trimble agrees to hold all the books and records relating to the Business existing on the Closing Date but not transferred to the Company and not to destroy or dispose of any thereof (subject to the Company’s ordinary course document retention policies) for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law. AGCO agrees to hold all the books and records relating to the JCA Business or the JCA Entities existing on the Closing Date but not transferred to the Company and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law.
1.2Transaction Expenses. Except as expressly set forth herein, each Party shall bear its own Transaction Expenses.
1.3Confidentiality.
(a)Each of AGCO and Trimble (each, in such context, a “Receiving Party”) acknowledges that, in the course of performing its obligations and exercising its rights under this Agreement, it (or its Affiliates) has received or may receive or have access to Confidential Information of such other Party and its respective Affiliates (each, in such context, a “Disclosing Party”). The Receiving Party agrees (i) to treat all Confidential Information received by it during the period beginning on the date hereof and ending at the Closing with the amount of care that a reasonable business Person would use to protect its own valuable and proprietary Confidential Information; (ii) not to disclose any Confidential Information of the Disclosing Party to any Person other than to (A) the officers, employees and managers of the Company and (B) the Receiving Party’s and its Affiliates’ own employees, directors and counsel (and subject to reasonable confidentiality agreements, its service providers and other professional advisers), in each case of (A) and (B), who need to know such Confidential Information in order for the Receiving Party to perform its obligations or exercise its rights under this Agreement and the Ancillary Agreements and, in the case of the Company, conduct the business of the Company; and (C) with respect to the terms and existence of this Agreement, subject to reasonable confidentiality agreements, any potential lenders, buyers or business partners (and their counsel and professional advisers) in the course of customary due diligence (all of the foregoing, “Recipients”); and (iii) not to use such Confidential Information for any purpose other than for purposes of performing its obligations or exercising its rights under this Agreement and the Ancillary Agreements and, in the case of the Company, conducting the business of the Company. All obligations of confidentiality and all restrictions on the use of Confidential Information under this Agreement shall remain in effect during the term of this Agreement and for a period of two (2) years following the date of termination of this Agreement; provided, that, for clarity, Confidential Information shared between AGCO and Trimble following the Closing shall be governed by Section 14 of the Company LLC Operating Agreement. AGCO and Trimble hereby acknowledge and agree that this Agreement (and not the Confidentiality Agreement) shall govern all Confidential Information received or accessed by AGCO or Trimble beginning on the date hereof (and the terms and conditions of the Confidentiality Agreement apply to any Confidential Information received or accessed by AGCO or Trimble prior to the date hereof); provided, further, that following the Closing, AGCO shall be deemed to be the Disclosing Party, and Trimble shall be deemed to be the Receiving Party, for purposes of all information of or relating to the Business (except to the extent such information relates to the Excluded Assets and Excluded Liabilities), and, accordingly, after the Closing, AGCO shall only be subject to the confidentiality restrictions set forth in the Company LLC Operating Agreement with respect to such information.
(b)Liability for Recepients. Each Receiving Party is liable for any unauthorized use or disclosure of Confidential Information by its Recipients, shall promptly report same to the Disclosing Party, and shall reasonably cooperate, at its own expense, with the

Disclosing Party to help it regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.
(c)If any Confidential Information is requested or required to be disclosed by any applicable Law, stock exchange rule, subpoena, document demand or similar process, or to enforce the Receiving Party’s rights in this Agreement or the Ancillary Agreements, the Receiving Party shall, to the extent legally permissible, (A) as promptly as practicable, notify the Disclosing Party in writing of any such requirement, (B) cooperate with any reasonable request or efforts by the Disclosing Party, at the Disclosing Party’s sole expense, to take reasonable legally permissible actions to limit the scope of disclosure required in connection therewith and (C) exercise reasonable efforts (at the Disclosing Party’s sole expense) to obtain assurance that confidential treatment shall be accorded to such Confidential Information.
(d)Return of Confidential Information. Upon the request of the Disclosing Party following the termination of this Agreement, the Receiving Party shall, at the Receiving Party’s cost, return all of the Disclosing Party’s Confidential Information or destroy or delete the same; provided, that the Receiving Party may retain but must keep confidential and protect in accordance with this Section 7.3. Confidential Information of the Disclosing Party that is necessary for the Receiving Party to comply with applicable Law, professional standards or bona fide internal document retention or compliance policies (or as part of automatic electronic archiving and back-up procedures, if deletion is unduly costly, provided that any such archived or backed-up information will not be accessed by anyone other than information technology personnel on a need-to-know basis) or in connection with the enforcement of the Receiving Party’s rights under this Agreement.
(e)No License. Other than the express licenses granted in this Agreement, no license, express or implied, by estoppel or otherwise, is granted to any Intellectual Property Rights that are now or may hereafter be owned by a Party by virtue of the disclosure of Confidential Information under this Agreement.
(f)Material Non-Public Information. Each of AGCO and Trimble acknowledges that during the term of this Agreement it may from time to time become aware of material non-public information of the other Party.
(g)Privacy Laws. In the event of a conflict between any provision of this Section 7.3 and any applicable Laws governing Personal Data, such applicable Laws shall control. The Parties shall execute all further agreements and take all further actions that are necessary to comply with the foregoing Laws.
1.4Efforts.
(a)Cooperation; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, Trimble and AGCO shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including in draft form where applicable) and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, AGCO and Trimble shall cooperate in good faith in the preparation of the other’s, or any joint, notices, reports and filings (including by responding reasonably to questions or requests by any Governmental Entity), shall have the right to review in advance, and, to the extent practicable, each will consult in advance with the other on and consider in good faith the views of the other in connection with, all of the information relating to AGCO or Trimble, the Company, the Company Group or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or material written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that AGCO and Trimble shall not be obligated to provide the other with copies of any initial pre-merger notifications made pursuant to the HSR Act. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, AGCO and Trimble, or their counsel, to the extent practicable, shall have the right to participate in all material communications or meetings with any Governmental Entity in connection with review of the transactions contemplated by this Agreement under the applicable Laws, to the extent permitted by such Governmental Entity. Trimble shall not commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, withdraw its initial filing under the HSR Act or any other applicable Laws, as the case may be, and refile it, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of AGCO; AGCO may do so following good faith consultation with Trimble. In exercising the foregoing rights, each Trimble and AGCO shall act reasonably and as promptly as practicable.
(b)Information. Subject to applicable Laws, each of Trimble and AGCO shall, upon request by the other, furnish the other with such information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of AGCO, Trimble or any of their respective Affiliates, to any Governmental Entity in connection with the transactions contemplated by this Agreement, including under the HSR Act, any other Antitrust Law and any FDI Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Trimble and AGCO may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.4(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Trimble or AGCO, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.4(b), materials provided to the other Parties or their counsel may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns, (iii) to remove references concerning the valuation of the Business or the Company Group, or (iv) to remove information otherwise not germane to regulatory review.
(c)Status. Subject to applicable Laws and the instructions of any Governmental Entity, each of Trimble and AGCO shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of material notices or other substantive communications received by Trimble or AGCO, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations. Neither Trimble nor AGCO shall permit any of their respective Affiliates, officers or any other Representatives to participate in any meeting or substantive call with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d)Regulatory Matters.
(i)Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.4, Trimble, on the one hand, and AGCO, on the other hand, agree to take or cause to be taken the following actions:
(A)as soon as practicable, and in any event, no later than ten (10) Business Days following the date of this Agreement, file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act for Trimble and AGCO, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby;
(B)as soon as reasonably practicable, and in any event, within any applicable deadlines mandated by the jurisdictions set forth in Schedule 7.4(d)(i)(B), file any notification, pre-notification or other form necessary, as the case may be, to obtain any consents, clearances or approvals required under or in connection with any other applicable Laws including FDI Laws, including in the jurisdictions set forth in Schedule 7.4(d)(i)(B);
(C)to promptly provide, and cause each of its Affiliates to promptly provide, to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity;
(D)with respect to Antitrust Laws, to use reasonable best efforts to take, and to cause each of its Affiliates to take, any and all actions reasonably necessary to obtain any consents, clearances, approvals or authorizations required under or in connection with any applicable Laws and enable all waiting periods under any applicable Laws to expire or otherwise terminate and shall take all actions necessary to avoid or eliminate each and every impediment under any applicable Laws asserted by any Governmental Entity, in each case, to enable the transactions contemplated by this Agreement to occur as promptly as practicable prior to the Outside Date, including consenting to any divestiture, sale, disposition or other structural or conduct remedy in order to obtain clearance from any Governmental Entity, provided, that any such action shall be conditioned on the consummation of the transactions contemplated by this Agreement; and provided, further, that, notwithstanding anything to the contrary herein, (i) Trimble shall not be required to take any action with respect to Trimble or any Affiliate or business of Trimble, other than the Company and the Transferred Subsidiaries, (ii) AGCO shall not be required to take any action with respect to AGCO or any Affiliate or business of AGCO, other than the Company and the Transferred Subsidiaries, and (iii) Trimble shall not be permitted to take any actions with respect to the Company and its Subsidiaries without the prior written consent of AGCO, and neither Trimble nor AGCO shall be required to take any actions with respect to the Company and its Subsidiaries if such actions, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or prospects of the Company and its Subsidiaries;
(E)with respect to approvals or consents required under applicable FDI Laws, to use reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper, or advisable to obtain any approvals or consents required under applicable FDI Laws; provided, that any such action shall be conditioned on the consummation of the transactions contemplated by this Agreement; provided, further, that, notwithstanding anything to the contrary herein, (i) Trimble shall not be required to take any action with respect to Trimble or any Affiliate or business of Trimble, other than the Company and the Transferred Subsidiaries, (ii) AGCO shall not be required to take any action with respect to AGCO or any Affiliate or business of AGCO, other than the Company and the Transferred Subsidiaries, and (iii) Trimble shall not be permitted to take any actions with respect to the Company and its Subsidiaries without the prior written consent of AGCO, and neither Trimble nor AGCO shall be required to take any actions with respect to the Company and its Subsidiaries if such actions, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or prospects of the Company and its Subsidiaries;
(F)to refrain from, and to cause each of its Affiliates to refrain from, taking any actions or doing, or causing to be done, any things that would be reasonably likely to (1) prevent or materially delay receipt of any governmental approvals, (2) prevent, materially delay or materially impede the Closing, or (3) cause any Governmental Entity to object to such transactions, including by acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to the Business; and
(G)contest, defend and appeal any Action, whether judicial or administrative, that seeks to prevent the Closing.
(ii)AGCO will not take, or cause to be taken, any actions or do, or cause to be done, any things, in each case, pursuant to this Section 7.4, that would be reasonably likely to materially adversely impact the economic benefits any member of the Trimble Group reasonably expects to receive under this Agreement and the Ancillary Agreements contemplated by this Agreement, taken as a whole, in a manner that is disproportionately adverse in a material respect relative to the corresponding impact on the economic benefits any memner of the AGCO Group reasonably expects to receive under this Agreement and the Ancillary Agreements contemplated by this Agreement, taken as a whole, without the prior written consent of Trimble.
(iii)Trimble will not take, or cause to be taken, any actions or do, or cause to be done, any things that would be reasonably likely to materially adversely affect the economic benefits that any member of the AGCO Group reasonably expects to receive under this Agreement and the Ancillary Agreements contemplated by this Agreement, without the prior written consent of AGCO.
(e)Nothing in this Agreement shall require Trimble, AGCO or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
(f)AGCO shall consult with and consider in good faith the views of Trimble but, subject to this Section 7.4, will have ultimate determination over the strategy and course of action and be solely responsible for the final content of any filings and substantive communications with any Governmental Entity with respect to obtaining approval or expiration of any waiting period under the HSR, any other Antitrust Law or any FDI Law.
1.5Conduct of Business.
(a)During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, except (i) as required by this Agreement, (ii) with AGCO’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as contemplated by or reasonably required to implement the Carve-Out Restructuring, or (v) as set forth in Section 7.5(a) of the Trimble Disclosure Schedule, Trimble shall, and shall cause its Subsidiaries, as applicable, to, conduct the Business in all material respects in the ordinary course and use its commercially reasonable efforts to (A) preserve intact the Business’s goodwill, and (B) preserve the Business’s business relationships with customers, members, suppliers, licensors, licensees, Government Authorities and other third parties with whom it has material business relations.
(b)During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, except (i) as required by this Agreement, (ii) with AGCO’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as contemplated by or reasonably required to implement the Carve-Out Restructuring, or (v) as set forth in Section 7.5(b) of the Trimble Disclosure Schedule, Trimble shall not, and shall cause its Subsidiaries not to, take any of the following actions in respect of the Business, as applicable:
(i)other than in the ordinary course of business, assign, transfer, lease, license, or sell any Business Asset (other than Transferred IP), or pledge or subject any Business Asset to any Lien (other than any Permitted Liens) not in existence as of the date hereof, other than sales of inventory in the ordinary course of business;
(ii)other than in the ordinary course of business, supplement, amend, modify, extend or terminate any material Transferred Contract;
(iii)solely with respect to any Transferred Subsidiary, issue, sell, grant or subject to any Lien to or for the benefit of any third party any units, shares or other equity interests thereof, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any units, shares or other equity interests thereof, or any rights, warrants or options to purchase any units, shares or other equity interests thereof;
(iv)(A) waive, release, settle or resolve any pending or threatened Action to the extent relating to the Business involving amounts in excess of $500,000 or equitable relief in respect of the Business, fines in excess of $500,000 or criminal penalties or (B) commence any Action to the extent relating to the Business involving amounts in excess of $500,000;
(v)agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to any Company Entity, the Business or the Business Assets or (C) an assignment for the benefit of creditors or an admission in writing of the inability of any Company Entity to pay its debts as they become due;

(vi)adopt a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring of any Company Entity;
(vii)increase the salary, bonus or other compensation (including severance) or benefits payable to any Business Employees, other than (A) as required by Law or a Business Labor Agreement, (B) as required by any Employee Plan existing on the date hereof, (C) any increase in the compensation payable (other than equity-related compensation) to any Business Employee in the ordinary course of business consistent with past practice which, together with any other such increases (other than equity-related compensation), does not exceed seven and one-half percent (7½%) of such Business Employee’s annual base compensation as of the date hereof or (D) increases in compensation in connection with promotions in the ordinary course of business consistent with past practice of Business Employees below the level of Vice President;
(viii)enter into, adopt, terminate or amend in any material respect any Employee Plan (or arrangement that would be an Employee Plan if existing on the date hereof) that is sponsored, maintained, contributed to, or required to be contributed to, by a Company Entity or any Employee Plan sponsored or maintained by Trimble any of its Employing Subsidiaries in respect of which any member of the Company Group could reasonably be expected to have any material Liability, except (A) as required by Law, (B) as required by a Business Labor Agreement or the terms of an Employee Plan or (C) for offer letters or employment agreements entered into in the ordinary course of business in connection with new hires; provided that, such amendments or other changes to Employee Plans may be made to the extent broadly applicable to all employees of Trimble and its applicable Employing Subsidiaries in a specific jurisdiction;
(ix)other than with respect to new hires requested by AGCO, increase the number of employees listed on Schedule 1.1-BE and satisfying the Service Condition by more than five percent (5%);
(x)recognize any Business Employee Representative Body as the representative of any Business Employees, or enter into, or adopt any Business Labor Agreement with respect to any Business Employees, or terminate or amend in a material respect any existing Business Labor Agreement with respect to any Business Employees, except (A) any such actions that are required by Law or (B) renewals, extensions or terminations of existing Business Labor Agreements in accordance with the terms thereof in the ordinary course of business that do not materially increase aggregate costs with respect to the Business Employees;
(xi)abandon or, permit to lapse (except for non-material items of Transferred IP, consistent with Trimble’s reasonable business judgment), dispose of, assign, license (other than non-exclusive licenses in the ordinary course of business) or grant any Lien (other than any Permitted Liens) in, to or under any material Transferred IP;
(xii)modify any public or posted privacy policy or the security of the Business Information Systems in any manner that is materially adverse to the Business, except as required by applicable Law;
(xiii)solely with respect to acquisitions that would change the composition of the Business Assets or Assumed Liabilities, make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof;
(xiv)(A) settle or compromise any material Tax liability related to the Company Group, (B) agree to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns related to the Company Group, (C) make or change any entity classification or other material election with respect to Taxes of the Company Group, (D) file any material amendment to an income or other material Tax Return related to the Company Group, (E) repatriate any Cash or other assets to the extent that such repatriation would result in a Tax liability to the Company Group, (F) surrender any right to claim a refund of Taxes related to the Company Group, (G) request any ruling from, or initiate or enter into any voluntary disclosure with, a Tax Authority with respect to material Taxes, or (H) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local Tax Law) with any Tax Authority with respect to material Taxes;
(xv)other than in the ordinary course of business, (A) enter into any agreement or negotiation with any party to extend the payment date of any accounts payable, (B) accelerate the collection of (or discount) any accounts or notes receivable, or (C) intentionally delay or postpone the payment of, enter into any agreement or negotiations with any party to extend the payment date of, or accelerate the collection of (or discount), in each case of (A) through (C), any amounts payable or receivable under agreements with the companies listed on Section 7.5(b)(xv) of the Trimble Disclosure Schedule;
(xvi)acquire any assets (including capital stock), liabilities, property or business from any Person in excess of $10,000,000 individually, except in the ordinary course of business consistent with past practice;
(xvii)make any loans or advances to, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) by any Company Entity to any other Company Entity or (iii) amounts that will be repaid in full at or prior to the Closing with no obligations or Liabilities of any Company Entity existing at or after the Closing;
(xviii)other than any unforeseen event which is beyond the reasonable control of Trimble or its Affiliates or any foreseeable occurrence the consequences of which may not reasonably be avoided (including, without limitation, any strike, lockout or other industrial action, Act of God, pandemic, epidemic, war or threat of war, act of terrorism, malicious damage or prohibition or restriction by governments or other legal authority), provided, that Trimble shall consult with AGCO if reasonably practicable, permit any Company Entity to make or authorize any payment of, or commitment for, capital expenditures that will not be fully paid prior to the Closing, except capital expenditure commitments made in the ordinary course of business not to exceed $1,000,000 individually and $10,000,000 in the aggregate;
(xix)make any material change in any method of accounting or accounting practices, policies, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, including any working capital procedures or practices, except for any such change required by reason of a concurrent change in GAAP (or any authoritative interpretation thereof);
(xx)issue, pledge, dispose of, transfer, grant or sell any equity interest, notes, bonds or other securities of any Company Entity (or any option, warrant or other right to acquire the same) or redeem, split, combine, reclassify or repurchase any of the capital stock of or other equity interests in any Company Entity;
(xxi)(A) diminish, increase or terminate material promotional programs or (B) engage in any material pricing, sales, receivables, discount, product giveaway, any other consumer or trade offers, or inventory overstocking or understocking practices or activities, or any material changes to credit, trade or supply terms, in each case, outside of the ordinary course of business;
(xxii)amend or modify in a material respect the articles of organization, operating agreements or other similar Organizational Documents of any Company Entity; or
(xxiii)agree or commit to take any action described in this Section 7.5(b).
(c)Notwithstanding the foregoing, nothing in this Section 7.5 shall prohibit or otherwise restrict in any way the operation of the business of Trimble or any of its Subsidiaries, except solely with respect to the conduct of the Business, the Business Assets, the Assumed Liabilities or the Company, and nothing contained herein shall give AGCO any right to manage, control, direct or be involved in the management of Trimble or any of its Subsidiaries at any time or the management of the Company, the Business, the Business Assets or the Assumed Liabilities prior to the Closing.
1.6Conduct of the JCA Entities.
(a)During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, except (i) as required to implement this Agreement, (ii) as Trimble shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth in Section 7.6(a) of the AGCO Disclosure Schedule, AGCO shall, and shall cause the JCA Entities, as applicable, to, conduct the JCA Entities in all material respects in the ordinary course (including maintaining all insurance policies currently in place with respect to the JCA Entities) and use its commercially reasonable efforts to (A) preserve intact the JCA Entities’ goodwill, (B) keep available the services of the JCA Entities’ officers and employees and (C) preserve the JCA Entities’ business relationships with Material JCA Customers and Material JCA Suppliers.
(b)During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, except (i) as required to implement this Agreement, (ii) as Trimble shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth in Section 7.6(b) of the AGCO Disclosure Schedule, AGCO shall not, and shall cause the JCA Entities not to, take any of the following actions, as applicable:
(i)other than in the ordinary course of business, assign, transfer, lease, license, abandon, let lapse or sell any assets of the JCA Entities that are material to the JCA Entities, taken as a whole, or pledge or subject any JCA Entities to any material Lien (other than any Permitted Liens) not in existence as of the date hereof;
(ii)issue, sell, grant or subject to any Lien to or for the benefit of any third party any units, shares or other equity interests thereof, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any units, shares or other equity interests thereof, or any rights, warrants or options to purchase any units, shares or other equity interests thereof;

(iii)(A) waive, release, settle or resolve any pending or threatened Action to the extent relating to the JCA Business involving amounts in excess of $500,000 or equitable relief in respect of the Business, fines in excess of $500,000 or criminal penalties or (B) commence any Action to the extent relating to the JCA Business involving amounts in excess of $500,000;
(iv)agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to any JCA Entity or the JCA Business or (C) an assignment for the benefit of creditors or an admission in writing of the inability of any JCA Entity to pay its debts as they become due;
(v)adopt a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring of any JCA Entity;
(vi)increase the salary, bonus or other compensation (including severance) or benefits payable to any JCA Employee, other than (A) as required by Law, (B) as required by any JCA Employing Subsidiary Plans existing on the date hereof, (C) any increase in the compensation payable (other than equity-related compensation) to any JCA Employee in the ordinary course of business consistent with past practice which, together with any other such increases (other than equity-related compensation), does not exceed seven and one-half percent (7½%) of such JCA Employee’s annual base compensation as of the date hereof or (D) increases in compensation in connection with promotions in the ordinary course of business consistent with past practice of JCA Employees below the level of Vice President;
(vii)enter into, adopt, terminate or amend in any material respect any JCA Employing Subsidiary Plan (or arrangement that would be a JCA Employing Subsidiary Plan if existing on the date hereof) that is sponsored, maintained, contributed to, or required to be contributed to, by a JCA Entity or any Employee Plan sponsored or maintained by AGCO in respect of which any JCA Entity could reasonably be expected to have any material Liability, except (A) as required by Law, (B) as required by the terms of an Employee Plan or (C) for offer letters or employment agreements entered into in the ordinary course of business in connection with new hires; provided that, such amendments or other changes to Employee Plans may be made to the extent broadly applicable to all employees of AGCO and its applicable Employing Subsidiaries in a specific jurisdiction;
(viii)recognize any JCA Employee Representative Body as the representative of any JCA Employees, or enter into, or adopt any JCA Labor Agreement with respect to any JCA Employees, or terminate or amend in a material respect any existing JCA Labor Agreement with respect to any JCA Employees, except (A) any such actions that are required by Law or (B) renewals or terminations of existing JCA Labor Agreement in accordance with terms thereof in the ordinary course of business that do not materially increase aggregate costs with respect to the JCA Employees;
(ix)(A) settle or compromise any material Tax liability related to the JCA Entities, (B) agree to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns related to the JCA Entities, (C) make or change any entity classification or other material election with respect to Taxes of the JCA Entities, (D) file any material amendment to an income or other material Tax Return related to the JCA Entities, (E) repatriate any Cash or other assets to the extent that such repatriation would result in a Tax liability to the JCA

Entities, (F) surrender any right to claim a refund of Taxes related to the JCA Entities, (G) request any ruling from, or initiate or enter into any voluntary disclosure with, a Tax Authority with respect to material Taxes, or (H) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local Tax Law) with any Tax Authority with respect to material Taxes;
(x)other than in the ordinary course of business, (A) enter into any agreement or negotiation with any party to extend the payment date of any accounts payable, (B) accelerate the collection of (or discount) any accounts or notes receivable, or (C) intentionally delay or postpone the payment of, enter into any agreement or negotiations with any party to extend the payment date of, or accelerate the collection of (or discount), in each case of (A) through (C), any amounts payable or receivable under agreements with the companies listed on Section 7.6(b)(xi) of the AGCO Disclosure Schedule;
(xi)make any loans or advances to any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) by any JCA Entity to any other JCA Entity or (iii) amounts that will be repaid in full at or prior to the Closing with no obligations or Liabilities of any JCA Entity existing at or after the Closing;
(xii)other than any unforeseen event which is beyond the reasonable control of AGCO or its Affiliates or any foreseeable occurrence the consequences of which may not reasonably be avoided (including, without limitation, any strike, lockout or other industrial action, Act of God, pandemic, epidemic, war or threat of war, act of terrorism, malicious damage or prohibition or restriction by governments or other legal authority), permit any JCA Entity to make or authorize any payment of, or commitment for, capital expenditures that will not be fully paid prior to the Closing, except capital expenditure commitments made in the ordinary course of business not to exceed $1,000,000 individually and $10,000,000 in the aggregate;
(xiii)make any material change in any method of accounting or accounting practices, policies, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, including any working capital procedures or practices, except for any such change required by reason of a concurrent change in GAAP (or any authoritative interpretation thereof);
(xiv)issue, pledge, dispose of, transfer, grant or sell any equity interest, notes, bonds or other securities of any JCA Entity (or any option, warrant or other right to acquire the same) or redeem, split, combine, reclassify or repurchase any of the capital stock of or other equity interests in any JCA Entity;
(xv)(A) diminish, increase or terminate material promotional programs or (B) engage in any material pricing, sales, receivables, discount, product giveaway, any other consumer or trade offers, or inventory overstocking or understocking practices or activities, or any material changes to credit, trade or supply terms, in each case, outside of the ordinary course of business; or
(xvi)agree or commit to take any action described in this Section 7.6(b).
(c)Notwithstanding the foregoing, nothing in this Section 7.6 shall prohibit or otherwise restrict in any way the operation of the business of AGCO or any JCA Entity, except solely with respect to the conduct of the JCA Entities, and nothing contained herein shall give Trimble any right to manage, control, direct or be involved in the management of AGCO or any JCA Entity at any time or the management of the JCA Entities prior to the Closing.

1.7Public Announcements. The Parties will publicly announce this Agreement and the transactions contemplated hereby at (i) a mutually agreed upon time following the execution hereof, and (ii) pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties prior to such public announcement. None of the Parties or any of their respective Subsidiaries will issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of the other Parties, (which consent shall not be unreasonably withheld, conditioned or delayed) except as required by applicable Law, including the rules or regulations of any securities exchange. Notwithstanding the foregoing, each Party may, without the prior written consent of the other Parties and at its own discretion, (a) make a public announcement regarding this Agreement and the transactions contemplated herein at any time; provided, however, that the material contents of such announcement are consistent with information previously disclosed by any or all of the Parties in accordance with this Section 7.7 and (b) provide information regarding this Agreement and the transactions contemplated herein at any time to its Employees or contractors.
1.8Termination of Intercompany Contracts; Settlement of Intercompany Accounts. Except for Ancillary Agreements and any arrangements expressly contemplated hereby or thereby to remain in place as of the closing, prior to the Closing, all intercompany Contracts (including any intercompany balances or accounts) to which any Company Group entity is a party shall be terminated by any of Trimble or its applicable Subsidiaries, in a manner reasonably satisfactory to AGCO, without any Company Group entity having any continuing Liabilities or obligations thereunder. No such terminated intercompany Contract will be of any further force or effect from and after the Closing and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any intercompany accounts as provided in this Section 7.8. Subject to Section 13.6, prior to the Closing, all intercompany accounts and all intercompany Indebtedness agreements between any of Trimble or any of its Subsidiaries (other than the Company and the Transferred Subsidiaries), on the one hand, and the Company or any Transferred Subsidiary, on the other hand, shall be settled or otherwise eliminated, in a manner reasonably satisfactory to AGCO, without any Company Group entity having any continuing Liabilities or obligations thereunder. Without limiting the generality of the foregoing, the Parties acknowledge that prior to the Closing, any of Trimble or its applicable Subsidiaries may capitalize intercompany loans between such Trimble or applicable Subsidiary, on the one hand, and any Transferred Subsidiary, on the other hand, by means of an increase of the amount of paid-in capital of such Person with respect to such Trimble or applicable Subsidiary and a cancellation of existing Indebtedness under such intercompany loans as consideration therefor.
1.9Insurance.
(a)From and after the Closing Date, each of the Company and the Transferred Subsidiaries shall cease to be insured by the insurance policies held by Trimble or any of its controlled Affiliates, or by any of their self-insured programs, and neither the Company nor its Affiliates (including, after the Closing, each of the Transferred Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds other than with respect to claims made on behalf of the Company, its Subsidiaries or the Business) to cover any assets of the Company or its Affiliates or any Liability arising from the operation of the Business.
(b)Notwithstanding Section 7.9(a), from and after the Closing, to the extent that (i) any insurance policies maintained by or on behalf of Trimble or any of its controlled Affiliates cover any loss in respect of the Business to the extent arising out of, relating to or resulting from occurrences prior to the Closing and (ii) such insurance policies permit claims to be made thereunder with respect to such losses arising out of, relating to or resulting from occurrences prior to the Closing (“Pre-Closing Occurrence Claims”), Trimble shall reasonably cooperate with the Company (upon the Company’s reasonable request) in the Company’s submission and pursuit of Pre-Closing Occurrence Claims (or the Company’s pursuit of claims previously made) on behalf of the Company, the Business or a Transferred Subsidiary, as applicable, under any such insurance policy; provided, however, that the Company acknowledges and agrees that any proceeds to the Company or its Subsidiaries from the making of such claims will be decreased by the total amount of any out-of-pocket costs incurred by Trimble or its controlled Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Trimble or its controlled Affiliates. Trimble and its controlled Affiliates shall take no action to exclude or remove the Company, the Business, or any Transferred Subsidiary from coverage that may be available under any insurance policies with respect to Pre-Closing Occurrence Claims.
(c)From and after the Closing, the Company shall be responsible for securing all insurance it considers appropriate for the Company and its Subsidiaries and its operation of the Business. Other than as set forth in this Section 7.9, the Company further covenants and agrees not to seek to assert or to exercise any other rights or claims of the Company or any of its Subsidiaries or the Business under or in respect of any past or current insurance policy of Trimble or any of its controlled Affiliates under which any of the Company or its Subsidiaries or the Business is an additional insured.
1.10Recordation of Transferred IP. Trimble acknowledges and agrees that the Company shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred IP from the transferor of such Transferred IP identified in the Master Steps Plan to the Company or its Subsidiaries (including, after the Closing, the Transferred Subsidiaries), respectively. Trimble will execute and deliver all further documents and agreements and take such further actions as the Company may reasonably request, at Trimble’s sole cost and expense, to give effect to, perfect and record such assignment of the Transferred IP to the Company or its Subsidiaries as contemplated by this Agreement and this Section 7.10. To the extent any Transferred IP is not owned of record by the transferor of such Transferred IP identified in the Master Steps Plan as of the date hereof, Trimble and its controlled Affiliates shall be responsible, at their sole cost and expense, for all applicable recordations and perfection of the assignment of such Transferred IP from the current record owner to such transferor (through multiple tiers, if necessary). Trimble shall use commercially reasonable efforts to complete all of the foregoing set forth in this Section 7.10 by Closing and, in any event, will use best efforts to complete all of the foregoing in all material respects no later than one (1) month following Closing for any Transferred IP in the United States or six (6) months following Closing for any Transferred IP outside the United States and will in any event submit to the applicable Governmental Entity all required documentation or such other documentation as necessary to record the assignment of the Transferred IP to the Company or its Subsidiaries as contemplated by this Agreement no later than three (3) months following Closing for any Transferred IP in the United States or one (1) year following Closing for any Transferred IP outside the United States. Trimble shall, and shall cause its controlled Affiliates to, cooperate with the Company to facilitate an orderly recordation and perfection process and to ensure that the registrations and applications for such Transferred IP are maintained, at the Company’s sole cost and expense, in full force and effect pending completion of such process.
1.11Data Processing Matters. In addition to any other rights and obligations set forth in this Agreement, the Parties shall execute all additional documents as are necessary to comply with all applicable Laws in connection with any Processing of Personal Data in connection with this Agreement or any Ancillary Agreement.
1.12Misallocated Assets and Liabilities.

(a)Subject in all instances to Section 2.3 of this Agreement, if, following Closing, any Party discovers that the Company or any of its Subsidiaries (including, after the Closing, the Transferred Subsidiaries) owns any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by Trimble or any of its Subsidiaries (including, after the Closing, the Transferred Subsidiaries) were Excluded Assets or Excluded Liabilities as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Company or any of its Subsidiaries (including, after the Closing, the Transferred Subsidiaries) following Closing for Trimble, and the Company shall, and shall cause the Company’s other Subsidiaries to, use reasonable best efforts to, as promptly as practicable, transfer, assign and convey such rights, property, assets or Liability to Trimble (or any of its controlled Affiliates as designated by Trimble), and Trimble or its designated controlled Affiliate shall accept and assume such rights, property, assets or Liabilities, without any consideration therefor. The Parties intend and agree that any transferred item shall be deemed to have been legally and beneficially owned by its rightful owner as of the Closing Date.
(b)Subject, in all instances, to Section 2.3 of this Agreement, if, following Closing, any Party discovers that any Business Asset or Assumed Liability was not transferred to the Company (or one of its Subsidiaries) as part of the consummation of the transactions contemplated by this Agreement, or Trimble or any of its Subsidiaries owns any right, property, asset or Liability that constituted Business Assets or Liabilities of the Business as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by Trimble or its controlled Affiliates for the Company and its Subsidiaries, Trimble shall, and shall cause the applicable Subsidiary if applicable, to use reasonable best efforts to, as promptly as practicable, transfer, assign and convey such Business Asset or Assumed Liability, as applicable, to the Company or any of its Subsidiaries as directed by the Company without any consideration therefor. The Parties intend and agree that any transferred item shall be deemed to have been legally and beneficially owned by its rightful owner as of the Closing Date.
1.13Notification of Certain Matters. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, each Party shall keep the other Parties apprised of the status of matters relating to the consummation of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by such Party or, to the Knowledge of such Party, its Representatives from any third party or any Governmental Entity with respect to the consummation of the transactions contemplated by this Agreement and promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to (a) result in any of the conditions set forth in Article X (Conditions to Obligations to Close) of this Agreement becoming incapable of being satisfied or (b) otherwise would reasonably prevent, materially impair or materially delay the transactions contemplated by this Agreement or the other Ancillary Agreements. The delivery of any notice pursuant to this Section 7.13 shall not (i) affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (ii) limit the remedies available to the Party receiving such notification. Failure by any Party to provide notice pursuant to this Section 7.13 shall not be deemed to be a breach of such Party’s covenants for purposes of Article X.
1.14Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article XI, Trimble will not, nor will it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly: (i)  solicit, initiate, assist, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal, inquiry or offer concerning the sale or other conveyance of any material portion of the Business as an alternative to the transactions contemplated by this Agreement (an “Acquisition Proposal”) from any Person other than AGCO or its Representatives; (ii) in connection with any Acquisition Proposal, deliver, make available or provide to any Person other than AGCO or its Representatives, or to any Person as required by applicable Law, any nonpublic information with respect to the Business or access to the properties, assets, books or records of the Business; or (iii) engage in any discussions or negotiations or enter into any Contract with respect to any Acquisition Proposal. Notwithstanding anything to the contrary herein, in no event shall any transaction or proposal with respect to an acquisition of control of Trimble (whether by way of merger or purchase of capital stock or sale of all or substantially all assets), in which all material obligations of Trimble under this Agreement will be assumed (including by operation of Law, if applicable) by, or remain with, as applicable, the entity or entities that continues to own the Business, constitute an Acquisition Proposal.
1.15Financing.
(a)Subject to the terms and conditions of this Agreement, AGCO shall use its reasonable best efforts to obtain the Committed Financing (taking into account any reductions thereof pursuant to Section 7.15(b)(A)) on the terms and conditions set forth in the Commitment Letter (including any “flex” provisions in the Fee Letter) or on such other terms and conditions that are acceptable to AGCO so long as such other terms and conditions constitute Permitted Financing Terms, and AGCO shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter or the Fee Letter (or following entry into definitive documents relating to the Committed Financing, such definitive documents) if such amendment, modification or waiver (A) with respect to the Commitment Letter or the Fee Letter or such definitive documents, as applicable, reduces the aggregate amount of the Committed Financing (including by increasing the amount of fees to be paid or original issue discount unless the Committed Financing is increased by a corresponding amount or the Committed Financing is otherwise made available to fund such fees or original issue discount) from that contemplated in the Commitment Letter or such definitive documents (other than in accordance with its terms or unless concurrently replaced by commitments from other financing sources of from proceeds of other sources of financing or cash or otherwise in accordance with Section 7.15(b)(A)), or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Committed Financing, in a manner that would, in the case of this subclause (B), reasonably be expected to (x) prevent or materially delay the Closing or the availability of the Committed Financing on the Closing Date taking into account the expected timing of the Closing Date, taking into account the expected timing of the Marketing Period, or (y) adversely impact the ability of AGCO to enforce its rights against the other parties to the Commitment Letter in any material respect (the terms of any such amendment, modification or waiver not in violation of these clauses (A) and (B), the “Permitted Financing Terms”); provided, that subject to compliance with the other provisions of this Section 7.15, AGCO may amend the Commitment Letter or such definitive documents to correct typographical errors, add additional lenders, arrangers and agents or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto. AGCO shall promptly deliver to Trimble copies of any such amendment, modification or replacement. For purposes of this Section 7.15 and Section 5.6 and the definitions of, and references to, the Financing, any Committed Financing Source, any Financing Source, references to “Committed Financing” shall include the financing contemplated by the Commitment Letter (or definitive financing documents related thereto) as permitted by this Section 7.15(a) to be amended, modified or replaced and references to “Commitment Letter” shall include such document as permitted by this Section 7.15(a) to be amended, modified or replaced.
(b)AGCO shall use its reasonable best efforts (taking into account the anticipated timing of the Closing Date and the Marketing Period) to (A) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, provided that, AGCO may, without Trimble’s consent, (x) enter into other debt financing arrangements (any such debt financing, a “Permanent Financing” and, together with the Committed Financing, the “Available Financing”) and thereby reduce the amount of the Committed Financing under the Commitment Letter (or definitive financing documents related thereto), (y) reduce and/or replace the amount of the Committed Financing by the net proceeds raised by AGCO and/or any of its Subsidiaries through any equity financing or asset sale and (z) reduce and/or replace the aggregate amount of the Committed Financing by the amount of Cash on hand available to AGCO, in the case of each of clauses (x), (y) and (z), to the extent that the remaining amount of the Committed Financing under the Commitment Letter (or definitive financing documents related thereto) after such reduction, taken together with Cash on hand, and available lines of credit, is no less than the Required Amount, (B) taking into account the expected timing of the Marketing Period, negotiate and enter into definitive agreements with respect to the Committed Financing contemplated by the Commitment Letter on the terms and conditions contained in the Commitment Letter (including the “flex” provisions included in the Fee Letter) (or on such other terms that are acceptable to AGCO so long as such other terms and conditions constitute Permitted Financing Terms), (C) satisfy all conditions to funding in the Commitment Letter and such definitive agreements with respect thereto that are within its control and, subject to satisfaction of all conditions to funding, to consummate the Committed Financing at or prior to the Closing Date, as applicable, including using its reasonable best efforts to cause the lenders and the other persons committing to fund the Committed Financing on the Closing Date (the “Committed Financing Sources”) and (D) enforce its rights under the Commitment Letter and any definitive agreements with respect thereto. Trimble acknowledges and agrees that AGCO shall not be required to consummate the Available Financing before the final day of the Marketing Period.
(c)AGCO shall give Trimble prompt notice (x) of any breach or default by any party to the Commitment Letter or definitive agreements relating to the Committed Financing of which AGCO has Knowledge if such breach or default would result in a material delay of, or in any way limit, the availability of the Committed Financing, (y) of the receipt of any written notice or other communication, in each case from any Committed Financing Source with respect to any actual or potential material breach, material default, termination or repudiation by any party to the Commitment Letter or definitive agreements relating to the Committed Financing of any provisions of the Commitment Letter or definitive agreements relating to the Committed Financing if such breach, default, termination or repudiation would result in a material delay of, or in any way limit, the availability of the Committed Financing and (z) if at any time for any reason AGCO believes in good faith that it will not be able to obtain all or any portion of the Committed Financing on the terms and conditions, in the manner or from the Committed Financing Sources contemplated by the Commitment Letter or definitive agreements relating to the Committed Financing. As soon as reasonably practicable after the date Trimble delivers to AGCO a written request, AGCO shall provide any information reasonably requested by Trimble relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that AGCO shall not be required to share any information with Trimble that is subject to attorney-client or other privilege if AGCO shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence resulting in any portion of the Committed Financing becoming unavailable (other than as a result of any reductions thereof permitted under Section 7.15(b)), or if any portion of the Committed Financing otherwise becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letter and Fee Letter, and such portion is reasonably required to effect the Closing, AGCO shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing (“Alternative Financing”) from alternative sources in an amount at least equal to the unavailable portion thereof, as the case may be (taking into account any reductions thereof pursuant to Section 7.15(b)(A)), with terms and conditions not materially less favorable to AGCO (or its

Subsidiaries), as determined in the reasonable judgment of AGCO, than the terms and conditions set forth in the Commitment Letter and the Fee Letter (including the flex provisions therein) and as promptly as reasonably practicable following the occurrence of such event. For the avoidance of doubt, in no event shall the reasonable best efforts obligation set forth in this Section 7.15 be construed so as to require AGCO or any of its Affiliates to (i) agree to, or accept, economic terms that are materially less favorable to AGCO, as determined in the reasonable judgment of AGCO, than the economic terms contained in the Commitment Letter and the Fee Letter (assuming the application of the “market flex” provisions) or (ii) seek any equity investment or any offering, placement, sale or other issuance of any equity securities (it being understood and agreed that any Alternative Financing shall be permitted to be in the form of any such equity financing). AGCO shall deliver to Trimble true and complete copies of all written agreements, arrangements or contracts (including any side letters or (subject to customary redactions) fee letters) pursuant to which any such alternative source shall have committed to provide any Alternative Financing.
(d)Prior to the Closing, Trimble shall use its reasonable best efforts to provide to AGCO, and shall cause Trimble’s Subsidiaries to use their respective reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and their respective Subsidiaries’ Representatives, to provide to AGCO, at AGCO’s sole expense, all cooperation reasonably requested by AGCO and that is necessary and customarily required for financings of the type contemplated by the Commitment Letter in connection with the Available Financing. Without limitation of the generality of the foregoing, such reasonable best efforts shall include:
(i)upon reasonable notice, participation by management and Representatives of Trimble, Company and their respective Subsidiaries (with appropriate seniority and expertise) in a reasonable number of meetings, road shows, presentations, conference calls, due diligence sessions, sessions with rating agencies and potential lenders and other customary syndication activities and reasonably cooperating with the marketing efforts of AGCO and the Financing Sources, in each case, in connection with the Available Financing, at reasonable times and locations to be mutually agreed;
(ii)delivery to AGCO of the Required Information and other financial and other pertinent information regarding the Business, Company and their respective Subsidiaries in the possession of Trimble, the Company and their respective Subsidiaries and other assistance as may be reasonably requested by AGCO in the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents required in connection with the Available Financing (or any replacement thereof permitted hereunder), including the delivery of customary authorization and representation letters to the extent contemplated by or customary in the Available Financing and a supplement to or alternative version that does not include information that constitutes material non-public information regarding Trimble or the Business and similar documents required in connection with arranging the Available Financing and updating any Required Information provided to AGCO as may be necessary to consummate the Available Financing and for such Required Information to remain Compliant;
(iii)to the extent reasonably requested by AGCO, (A) assisting in the preparation of, and executing and delivering, customary certificates or documents; provided, however, that (x) no obligation of the Company or any of its Subsidiaries under any such document shall be effective until the Closing other than in the case of the authorization and representation letters referred to in clause (ii) above, and (y) the directors, officers and managers of Trimble and its Subsidiaries shall not be required to deliver such certificates or adopt resolutions approving the financing documents, agreements and certificates in connection with the Available Financing unless AGCO shall have confirmed that such directors, officers and managers are to remain as directors, officers and managers of the Company and its Subsidiaries on and after the Closing and such resolutions, financing documents, agreements and certificates are contingent upon the occurrence of, or only effective as of, the Closing and (B) assisting AGCO with entering into arrangements to replace the guarantees, letter of credit and surety bond obligations in effect with respect to the Business;
(iv)assisting with the discharge and termination of any Liens on the assets of the Business incurred in connection with any Indebtedness of Trimble and its Subsidiaries and required to be released pursuant to the terms hereof, including obtaining customary lien release letters and related termination filings;
(v)no less than four (4) Business Days prior to the Closing Date, furnishing to AGCO and the Financing Sources all documentation and information as is reasonably requested in writing by the Financing Sources at least six (6) Business Days prior to the Closing Date about the Company or Trimble and its Subsidiaries that the Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, including, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and
(vi)to the extent reasonably requested by AGCO, directing the auditors with respect to the Business to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by AGCO with respect to financial information (including the historical Business information included in the pro forma financial information) of the Business included in any offering documents relating to the Committed Financing that consists of Rule 144A marketed debt securities in which the combined financial statements of the Business are included, and, if required, customary consents to the use of their audit reports on the combined historical financial statements of the Business in any offering documents relating to the Available Financing in which the combined historical financial statements of the Business are included, in each case subject to such auditors’ customary policies and procedures and applicable auditing standards;
provided, that neither Trimble nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under any loan agreement and related documents, unless and until the Closing occurs (except the authorization and representation letters referred to in clause (ii) above), (C) incur any other liability in connection with the Available Financing not contingent upon the occurrence of the Closing Date or (D) be required to take any action that will (x) conflict with or violate Trimble’s or any of its Subsidiaries’ Organizational Documents (to the extent any provision creating such conflict was not created in contemplation of the Available Financing) or any Laws or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which Trimble or any of its Subsidiaries is a party to the extent not entered into in contemplation of the provisions in this Section 7.15(d). Trimble hereby consents to the reasonable use of its and its Subsidiaries’ trademarks and logos in connection with the Available Financing; provided, however, that such trademarks and logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Trimble or any of its Subsidiaries or the reputation or goodwill of Trimble or any of its Subsidiaries and its or their marks.
(e)None of Trimble, its Subsidiaries and its and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any out-of-pocket cost or expense (except to the extent such Person is promptly reimbursed) or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Committed Financing contemplated by the Commitment Letter or their performance of their respective obligations under this Section 7.15 and any information utilized in connection therewith; provided that the provision above shall not apply to the Company or its Subsidiaries immediately after the occurrence of the Closing. AGCO shall (i) indemnify and hold harmless Trimble, its Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Committed Financing contemplated by the Commitment Letter and the performance of their respective obligations under this Section 7.15, and any information utilized in connection therewith (other than (x) with respect to information related to the Business provided by or on behalf of Trimble or its Subsidiaries in writing specifically for use in connection with the Committed Financing offering documents and (y) to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arose out of or resulted from the gross negligence, bad faith or willful misconduct of Trimble or its Subsidiaries) and (ii) promptly upon request of Trimble, reimburse Trimble and its Subsidiaries for all out-of-pocket costs and expenses incurred by Trimble or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 7.15.
1.16Excluded French Business. Each of AGCO, Trimble and the Company acknowledges and agrees that the transfer of the Business Assets, Business Employees and assumption of the Assumed Liabilities, in each case, in France, solely to the extent disclosed in Section 7.16 of the Trimble Disclosure Schedule (the “Excluded French Business”, and the relevant Business Assets, the “Excluded French Assets”, and the relevant Business Employees, the “Excluded French Employees”) shall not be effectuated by this Agreement, but instead shall be effectuated subject to and in accordance with the French Transfer Agreements and the following:
(a)Neither AGCO, Trimble nor the Company shall execute or cause the execution of the applicable French Transfer Agreement, nor effect the transfer of the Excluded French Business, including the transfer of any Excluded French Asset or the Excluded French Employees and assumption of the corresponding Assumed Liabilities, in each case, unless and until the employee and employee representative notification and consultation procedures have been finalized in accordance with applicable French Law (each such finalization, a “Consultation Finalization”) and Trimble has duly exercised its put option in accordance with the terms of the French Put Option Letter (each such exercise, a “French Put Option Exercise”). Notwithstanding anything to the contrary in this Agreement, none of (i) the Closing, (ii) AGCO’s obligation to pay the AGCO Payment under Section 2.4, subject to Section 7.16(d), or (iii) the Company’s obligation to issue Common Units pursuant to Section 2.5 shall be conditioned upon, delayed or otherwise affected by the achievement or non-achievement of any Consultation Finalization or the occurrence or non-occurrence of a French Put Option Exercise. Trimble shall use reasonable best efforts to complete the Consultation Finalization as promptly as practicable and, in any event, prior to the Closing.
(b)To the extent that any Consultation Finalization shall not have been achieved by the Closing Date, AGCO, Trimble and the Company shall cooperate to achieve such Consultation Finalization as promptly as practicable following the Closing and no later than the Expiry Date (as such term is defined in the French Put Option Letter, “Expiry Date”) and, if a French Put Option Exercise has occurred following the Consultation Finalization, effect the transfer of the Excluded French Business (or part thereof which was subject to the Consultation Finalization) pursuant to the applicable French Transfer Agreement as promptly as practicable following achievement of Consultation Finalization (including using commercially reasonable efforts to agree to, and effect, any changes in the treatment of any Excluded French Employees or Excluded French Assets required in connection therewith).
(c)From the Closing Date until the date (if any) on which the Excluded French Business (or any part thereof) is transferred (the “Local French Transfer Date”) pursuant to the applicable French Transfer Agreement, Trimble, with the reasonable cooperation of AGCO and the Company, shall operate the Excluded French Business in the ordinary course of business in all material respects, providing AGCO with any information it may reasonably require in relation to the Excluded French Business during this period and subject to the limitations set forth in Section 7.5, except that such covenants shall extend until the date the Excluded French Business (or any part thereof) is transferred instead of the Closing Date, taking into account the transfers contemplated by this Agreement. In addition, prior to a French Transfer Date, Trimble shall, and shall cause each applicable Subsidiary to, consider in good faith and take into account any reasonable request by AGCO with respect to an applicable Excluded French Business.
(d)In the event that Trimble fails to conduct the French Put Option Exercise prior to the Closing:
(i)the AGCO Payment shall be reduced by the portion of the AGCO Payment reasonably attributable to the Excluded French Business (the “Put Option Price”);
(ii)the Company Working Capital for purposes of the Estimated Closing Adjustment as of the Closing shall be reduced by an amount of the Company Working Capital reasonably attributable to the Excluded French Business (collectively, the “French Put Option NWC Changes”); and
(iii)upon exercise by Trimble of the French Put Option prior to the Expiry Date, AGCO shall purchase the Excluded French Business at a price equal to the Put Option Price, and on the same terms and conditions as would have been provided if Trimble had exercised the French Put Option on or prior to the Closing (including the reversion of the French Put Option NWC Changes) and the closing of the transfer of the Excluded French Business (the “French Closing”) shall be effected on, and the Local French Transfer Date shall be, the first (1st) day of the month immediately following the date Trimble exercises the French Put Option; provided that, if such day is not a Business Day in France, then the Local French Transfer Date shall take be the first (1st) Business Day thereafter, though such the French Closing shall be deemed effective as of 12:01 a.m., France time, on the first (1st) day of the month.
(e)Notwithstanding anything to the contrary in the Agreement, if (i) the condition set forth in Section 10.1(b) shall not have been satisfied, (ii) all other conditions to Closing set forth in Article X shall have been satisfied or validly waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) and (iii) the Carve-Out Restructuring shall have been completed in all respects in accordance with Section 2.1 of this Agreement (except with respect to actions to be completed in one or more countries that are not, individually or in the aggregate, material to the Business), then the Parties shall cooperate in good faith to consider any potential alternative arrangements or modifications to the Carve-Out Restructuring, as may be mutually agreed, pursuant to which (x) the parties would consummate the Closing other than with respect to the Business Assets and Assumed Liabilities to the extent located in or arising out of such country, (y) for the period of time from the Closing until the consummation of the transactions contemplated hereby with respect to such country, Trimble and its Subsidiaries shall conduct the Business in such country in accordance with AGCO’s reasonable instructions and for the sole benefit and detriment of the Company so that all of the benefits and liabilities attributable to the Business Assets and Assumed Liabilities to the extent located in or arising out of such country, as applicable (including use, risk of loss, potential for gain and dominion, and control and command over such assets and liabilities, as applicable) inure from and after Closing to the Company and its Subsidiaries, and (z) following the Closing, Trimble and its Subsidiaries shall continue to use the efforts required pursuant to the terms of this Agreement to complete the Carve-Out Restructuring with respect to such country.
1.17Financial Information.
(a)Trimble shall use reasonable best efforts to prepare and deliver to AGCO, no later than February 29, 2024, audited and combined balance sheets of the Business for the fiscal year ended December 29, 2023, and the related audited and combined statements of income, comprehensive income, equity and cash flows of the Business for the fiscal year ended December 29, 2023 (the “Audited Financial Statements”). The Audited Financial Statements will (i) be accompanied by an unqualified audit report issued by the Independent Accountant, (ii) be prepared from, and are in accordance with, the books and records of Trimble and its Subsidiaries, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the financial condition, assets, liabilities, revenues and expenses of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended.
(b)Trimble shall use reasonable best efforts to prepare and deliver to AGCO, no later than fifty-five (55) days (or sixty-five (65) days following the funding of the Available Financing), in each case, following the end of each fiscal quarter of Trimble ending after December 29, 2023 and prior to the Closing, unaudited and combined balance sheets of the Business, and the related unaudited and combined statements of income, comprehensive income and stockholders’ equity and cash flows of the Business for each such quarter and year-to-date period (along with the corresponding period in the prior year and including footnotes thereto) (the “Interim Post-Signing Financial Statements”). The Interim Post-Signing Financial Statements will (i) be reviewed by the Independent Accountant in accordance with AU-C 930, (ii) be prepared from, and are in accordance with, the books and records of Trimble and its Subsidiaries, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except for Tax adjustments on a standalone basis), the financial condition, assets, liabilities, revenues and expenses of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended; provided that, the Interim Post-Signing Financial Statements are subject to normal year-end adjustments, the effect of which would not reasonably be expected to be material to the Business.
(c)Trimble shall keep AGCO informed on a reasonably current basis on the status of its preparation of the Audited Financial Statements and Interim Post-Signing Financial Statements which shall include, without limitation, providing AGCO with the expected preliminary financial information to be included in the Audited Financial Statements and Interim Post-Signing Financial Statements, if and when available to Trimble, for purposes of preparing preliminary pro forma adjustments required in connection with the Available Financing.
1.18Cooperation. During the period between the date hereof and the Closing Date, the Parties shall use their respective reasonable best efforts and cooperate in good faith to (i) consider any modifications reasonably proposed to the Transition Services Agreement and (ii) finalize, as promptly as practical, the Master Steps Plan.

1.19Correction Services Agreement. The Parties, acting reasonably and in good faith, shall use their respective reasonable best efforts to negotiate and finalize, as promptly as practical after the date hereof and prior to the Closing, a correction services agreement (the “Correction Services Agreement”) in accordance with the terms set forth on Exhibit H and such other terms as may be mutually acceptable to the Parties; provided that, in the event that the Parties fail to negotiate and finalize the Correction Services Agreement prior to the Closing, the Parties shall continue to use their respective reasonable best efforts to negotiate and finalize, as promptly as practical after the Closing, the Correction Services Agreement, and pending completion of such negotiation and finalization, the terms of Exhibit H shall control and be binding on the Parties following the Closing and any references in this Agreement or the Ancillary Agreements to the “Correction Services Agreement” shall be deemed to refer to such terms instead until such time as the Correction Services Agreement is finalized.

1.20Non-Solicitation of AGCO or Trimble Employees by the Other. For the Non-Solicitation Period, neither AGCO nor Trimble shall, without the prior written consent of the other, directly or indirectly, solicit for employment or an engagement, or employ or engage (whether as an employee, independent contractor or otherwise), any current or former employee of the other (x) who serves in an executive or managerial capacity or (y) with whom the other has come into material contact or became aware of in connection with the creation and operation of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that neither AGCO nor Trimble shall be prohibited from (i) making a general solicitation of employment not specifically directed towards current or former employees of the other; (ii) soliciting for employment or an engagement, or employing or engaging, any former employee of the other whose employment was terminated by AGCO or Trimble, as applicable; or (iii) soliciting for employment or an engagement, or employing or engaging, any former employee of the other who voluntarily left the employ of AGCO or Trimble, as applicable, provided, that, in the case of clause (iii) in this Section 7.20, any such solicitation, engagement or employment shall not occur prior to one hundred and eighty (180) days following the employee’s last active day of employment with AGCO or Trimble, as applicable.
1.21Covered Contracts.
(a)After the date hereof and through the Closing, Trimble and AGCO shall use their respective reasonable best efforts (and shall cooperate in good faith with the other Party) to determine a mutually acceptable plan for separating the Covered Contracts, which plan shall (unless otherwise agreed by the Parties) provide for (i) the separation, no earlier than the Closing and no later than by the end of the term of the Transition Services Agreement (provided that the Parties shall use reasonable best efforts to separate the Contract set forth on Section 7.21(a)(i) of the Trimble Disclosure Schedule prior to Closing), of each Business Shared Contract into two Contracts with the applicable counterparty: one Contract to which the Company or one of its Subsidiaries is a party (with respect to any services under such Business Shared Contract utilized by, and other matters under such Business Shared Contract pertaining to, the Business), and one Contract to which one or more of Trimble or one of its Subsidiaries (other than a member of the Company Group), as applicable, is a party (with respect to all other services and matters under such Business Shared Contract), in a manner that separates each Contract on a fair and equitable basis, including with respect to pricing, (ii) replacing or substituting any Covered Contract with a new Contract on mutually acceptable terms or (iii) assigning the applicable Covered Contract to the Company or one of its Subsidiaries. All reasonable and documented out-of-pocket costs and expenses incurred by the Parties in connection with obtaining the separation, replacement or substitution of any Covered Contracts pursuant to this Section 7.21(a) prior to Closing shall constitute Stand-Up Costs, provided that, without the prior written consent of AGCO, Trimble shall not, and shall cause its controlled Affiliates not to, offer or grant any accommodation (financial or otherwise) in respect of the

Business to any third party in connection with such separation, replacement or substitution, nor amend, modify, extend, renew or terminate any Covered Contract in a manner that is materially and disproportionately adverse to the Business relative to the other businesses of Trimble.
(b)Prior to the Closing, AGCO shall not, directly or indirectly, contact or communicate with any counterparties under the Covered Contracts with respect to the separation, replacement or substitution thereof without the prior approval of Trimble (not to be unreasonably withheld, conditioned or delayed) (for the avoidance of doubt, without limiting the rights of AGCO, including with respect to the ongoing operation of the Business prior to the Closing by Trimble, to contact or communicated with such counterparties in the ordinary course of business and not directed to the transactions contemplated by this Agreement). Prior to the Closing, Trimble shall use reasonable efforts to include a representative of AGCO in any material communications or discussion with any counterparties under the Covered Contracts relating to the separation, replacement or substitution of such Covered Contracts pursuant to this Section 7.21.
1.22Commingled Books and Records. Prior to the Closing, Trimble shall use commercially reasonable efforts: (i) to separate the books and records (including data and datasets) related to the Business from the books and records (including data and data sets) related to any retained business of Trimble that are commingled or maintained together; and (ii) to deliver to the Company at the Closing the portion of such books and records to the extent related to the Business. To the extent that any such books and records have not been separated prior to the Closing, then (a) Trimble shall use commercially reasonable efforts (i) to complete such separation as promptly as practicable following the Closing Date and prior to the end of the term of the Transition Services Agreement, (ii) to deliver to the Company the books and records related to the Business as promptly as practical after the completion of such separation and (iii) until such separation is complete, provide the Company and its Affiliates with reasonable access to such books and records.

1.23Stand Up Costs; Pre-Closing Matters.
(a)Promptly after the date of this Agreement, AGCO and Trimble shall establish a transition planning team (the “Transition Team”) comprised of an equal number of representatives appointed by AGCO and Trimble. The Transition Team shall cooperate in good faith to prepare a plan to stand up the Business as a standalone business (subject to any services contemplated to be provided under the Transition Services Agreement or other Ancillary Agreements) in connection with the transactions contemplated by this Agreement (including the Carve-Out Restructuring) (the “Stand Up Plan”), which plan shall include a budget for estimated Stand Up Costs (the “Stand Up Budget”), subject to approval by AGCO and Trimble (not to be unreasonably withheld, conditioned or delayed). The Parties expect that the Stand Up Plan shall include the matters set forth on Section 7.23(a) of the Trimble Disclosure Schedules. The Transition Team shall (i) confer on a monthly basis regarding the status of the Stand Up Plan and (ii) from time to time, make any changes to the Stand Up Plan as it considers appropriate.
(b)Each of Trimble and AGCO shall use commercially reasonable efforts to provide to the other Party on a monthly basis on the first (1st) day of each calendar month a statement of the Stand Up Costs incurred by such Party during the prior month. Effective upon the Closing, AGCO shall be bear responsibility for eighty-five percent (85%), and Trimble shall bear responsibility for fifteen percent (15%), respectively, of the aggregate Stand Up Costs incurred by the Parties from the date hereof until the Closing. At the Closing, each of AGCO and Trimble, shall reimburse the other Party for the aggregate amount of its proportionate share (pursuant to the foregoing sentence) of the Stand Up Costs incurred by the other Party to the extent not previously paid by such reimbursing Party such that, as a result of such reimbursement payment, AGCO shall have paid eighty-five percent (85%), and Trimble shall have paid fifteen percent (15%), respectively, of the aggregate Stand Up Costs incurred by the Parties from the date hereof until the Closing. In the event that this Agreement is validly terminated prior to Closing by AGCO or Trimble in a circumstance pursuant to which the Reverse Termination Fee is not payable, the provisions of Section 11.2(e) shall apply.
1.24Specified Entity Put Option.
(a)Unless otherwise elected by AGCO pursuant to the terms and conditions of this Section 7.24, the Specified Entity shall be a Business Asset and all Liabilities and obligations of the Specified Entity shall be Assumed Liabilities, subject to Section 7.22 and Section 7.24(d).
(b)For a period of thirty (30) days following the date hereof, AGCO shall have access pursuant to Section 7.1(a), subject to Section 7.1(b), to conduct reasonable due diligence and investigation of the assets, liabilities, properties, business and operations of the Specified Entity (“Specified Review Period”). Trimble and its Subsidiaries shall reasonably cooperate with AGCO and its Representatives with respect to their review of the Specified Entity during the Specified Review Period.
(c)Until the expiration of the Specified Review Period, AGCO shall have the option (but not the obligation), to elect, by written notice given to Trimble, that the Specified Entity be treated as an Excluded Asset and all Liabilities and obligations of the Specified Entity be treated as Excluded Liabilities (the “Specified Entity Put Option”). If AGCO validly so exercises the Specified Entity Put Option, the Specified Entity shall automatically be deemed to be an Excluded Asset (and not a Business Asset) and all Liabilities and obligations of the Specified Entity shall be automatically deemed Excluded Liabilities (and not Assumed Liabilities), in each case, for all purposes under this Agreement.
(d)Notwithstanding anything to the contary in Article III, representations and warranties that relate to or would otherwise be made with reference to the Specified Entity shall be expressly excluded from the representations and warranties as set forth in Article III.
Article VIII

EMPLOYEE MATTERS COVENANTS
1.1Employee Matters.
(a)Business Employees Census. Trimble shall update Schedule 1.1-BE at reasonable intervals before the Closing (each, a “Census Update Time”) to reflect personnel changes permitted by this Agreement between the date of this Agreement and the Closing Date, it being understood that the last such Census Update Time shall occur no later than three (3) Business Days prior to the Closing Date; provided, however, that any updates to Schedule 1.1-BE at any Census Update Time (i) shall not add any individual unless such individual (A) is primarily engaged in the Business as of the date of this Agreement, (B) becomes primarily engaged in the Business following the date of this Agreement in the ordinary course of business or (C) is mutually agreed upon by Trimble and AGCO, and (ii) shall not remove any individual unless such individual (A) terminates their employment with Trimble or any of the Employing Subsidiaries or PEOs or (B) is mutually agreed upon by Trimble and AGCO; provided, further, that, in connection with any such updates to Schedule 1.1-BE at any applicable Census Update Time, Trimble shall provide such updated schedule to AGCO for its prior review and AGCO shall have the right to provide reasonable comments on such proposed updates (which will be considered by Trimble in good faith). Notwithstanding anything to the contrary herein, Trimble may update Schedule 1.1-BE in order to reflect the hiring or termination of individuals, subject to any applicable restrictions set forth in Section 7.5. The Parties agree to reasonably cooperate to effectuate the employment of the Business Employees by the Company and its Subsidiairies upon and and immediately following the Closing (as described in Sections 8.1(b), (c), (d) and (e)) in a manner substantially consistent with the process set forth on Section 8.1(a) of the Trimble Disclosure Schedule.
(b)Automatic Transferred Employees. The employment of each Business Employee whose employment relationship with an Employing Subsidiary (other than a Transferred Employing Subsidiary) shall transfer to the Company or one of its Subsidiaries (each, together with the Transferred Employing Subsidiaries, as the case may be, a “Company Employer”) by operation of the Transfer Regulations (each such employee, an “Automatic Transferred Employee”) will not be terminated upon Closing, but rather, subject to applicable Law and any rights of such Business Employees to object to any automatic transfer of employment, the rights, powers, duties, liabilities and obligations of the applicable Employing Subsidiaries under the contracts of employment of such employees (except for any Liabilities which are expressly prohibited from transfer under the Transfer Regulations or applicable Law) in force immediately before Closing (or such later date as may be required by applicable Law) shall have the effect as if such contracts were originally agreed with the applicable Company Employer, in accordance with applicable Laws, including the Transfer Regulations. In accordance with applicable Laws, including the Transfer Regulations, the employment of the Automatic Transferred Employees will transfer to the applicable Company Employer effective as of immediately following the Closing (or such later date as may be required by applicable Law or otherwise agreed upon by Trimble and AGCO). If an employee of Trimble or one of its Employing Subsidiaries who is not a Business Employee (a “Non-Business Employee”) asserts that his or employment has transferred to a Company Employer pursuant to the Transfer Regulations in connection with the consummation of the transactions contemplated by this Agreement or any French Transfer Agreement, the Company or Trimble shall notify AGCO as soon as reasonably practicable after becoming aware of such assertion. AGCO shall, in its sole discretion, be entitled to request the Company to (i) accept the transfer of such Non-Business Employee, in which case the Non-Business Employee shall be treated as an Automatic Transferred Employee, or (ii) if the Non-Business Employee successfully asserts a right to transfer, terminate the employment of the Non-Business Employee as of the earliest possible date. If AGCO requests the termination of such a Non-Business Employee’s employment, Trimble shall indemnify and hold harmless the Company Employer and AGCO from any and all Liabilities and obligations arising out of, relating to or in connection with the employment, transfer or termination of employment of any such Employee, provided that the Company Employer shall comply in all material respects with any applicable statutory or contractual notice requirements and use other similar reasonable endeavors to mitigate any such Liabilities and obligations, and in each case, excluding all Liabilities and obligations arising out of, relating to or in connection with any such decision to terminate a Non-Business Employee which is determineed by a Governmental Authority with jurisdiction to be the result of unlawful discrimination by AGCO or the Company Employer.
(c)Transferred Employing Subsidiary Employees. The employment of each Business Employee whose employment relationship is with a Transferred Employing Subsidiary (each such employee, a “Transferred Employing Subsidiary Employee”) shall continue with the applicable Transferred Employing Subsidiary as of and following the Closing Date without interruption or change to such Transferred Employing Subsidiary Employees’ terms and conditions of employment or continuity of service existing immediately prior to the Closing Date, subject to and in accordance with applicable Law.
(d)Offered Employees. Before the Closing, AGCO shall, or shall cause a Company Employer to, offer employment, the forms of which shall be subject to the approval of Trimble (provided, that such approval is not unreasonably withheld, conditioned or delayed), but in any event be consistent with the terms set forth in Section 8.1(e) below, to all Business Employees other than (i) the Automatic Transferred Employees, (ii) the Transferred Employing Subsidiary Employees and (iii) the Secondment Employees (all such Business Employees other than those specified in (i), (ii) and (iii) shall be defined as the “Offered Employees”). Those Offered Employees who accept such offer of employment from the applicable Company Employer, with such acceptance effective as of the Closing (or such later date as may be required by applicable Law or otherwise agreed upon by Trimble and AGCO), and commence employment with the applicable Company Employer immediately following the Closing (or such later date as may be required by applicable Law or otherwise agreed upon by Trimble and AGCO), along with all Automatic Transferred Employees and Transferred Employing Subsidiary Employees, shall be defined as the “Transferred Employees”; provided, that, subject to any more favorable requirements under applicable Law or any Business Labor Agreement, any Offered Employee who is on an approved leave of absence at the time Closing occurs shall remain employed by Trimble or an applicable Employing Subsidiary immediately following the Closing, and shall not become a Transferred Employee unless, and at such time as, such employee is willing and able to return to work within nine (9) months of the Closing, provided, that such employee accepted an offer of employment from the Company or a Company Employer as set forth herein.
(e)Secondment Employees. Notwithstanding anything to the contrary in this Section 8.1, with respect to any Business Employee who will provided services to the Company or a Company Subsidiary following the Closing pursuant to an Employee Secondment Agreement (each, a “Secondment Employee”), Trimble shall cause such Secondment Employee to remain employed, as of the Closing Date, by Trimble. Prior to the expiration of the applicable Employee Secondment Agreement, AGCO shall, or shall cause a Company Employer to, offer employment to each Secondment Employee on terms consistent with those applicable to Offered Employees generally under this Section 8.1. With respect to each such Secondment Employee who commences employment with AGCO or one of the Company Employers, such Secondment Employee shall be deemed a Transferred Employee and references to the “Closing Date” in Sections 8.1(f), (i), (j) and (k) shall be deemed to refer to the date that such Secondment Employee commences employment with AGCO or any of the Company Employers; provided, however, that the Continuation Period described in Section 8.1(f) with respect to any Secondment Employee shall in all events end on the twelve (12)-month anniversary of the Closing Date.
(f)(i) Subject to any more favorable requirements under applicable Laws, the Business Labor Agreements, for a period of at least twelve (12) months following the Closing (the “Continuation Period”), the Company and each Company Employer shall provide to each Transferred Employee who remains employed (A) a base salary, wages, or commission rates (if applicable) and annual Cash incentive compensation opportunities (other than payments pursuant to the Special Retention Agreements and other retention bonus arrangements) that are, in the aggregate, at least at the same level as in effect with respect to such employee immediately prior to the Closing and (B) based on the jurisdiction in which a Transferred Employee is employed, employee benefits (other than (x) the employee benefits set forth in Section 8.1(f)(i)(A) above for each jurisdiction, (y) equity or equity-based compensation and (z) any U.S. defined benefit pension plan or any post-employment medical arrangements (except as required by Law)) that are substantially comparable in the aggregate to those provided to Transferred Employees within that jurisdiction as a group immediately prior to the Closing and (C) in the event of a qualifying termination during the Continuation Period, severance payments and benefits that are no less favorable than the severance payments and benefits under those arrangements set forth on Section 8.1(f) of the Trimble Disclosure Schedules and (ii) as soon as practicable, but no later than thirty (30) days, after the date of this Agreement, AGCO shall provide to Trimble sufficient information as Trimble reasonably requests, regarding the compensation and employee benefits to be provided to Transferred Employees by the Company or a Company Employer, as set forth in Section 8.1(f)(i) above, to enable Trimble and an Employing Subsidiary to effectuate the transactions contemplated by this Agreement and any related agreements or arrangements, including any transition services, secondment and employee leasing agreements or arrangements, and to meet their notification, information and consultation requirements, pursuant to the Business Labor Agreements, Transfer Regulations and other applicable Laws.
(g)Effective from and following the Closing Date, Trimble and the Company or a Company Employer shall take all actions necessary and appropriate to effectuate the assumption by or transfer to the Company or a Company Employer of any Business Assets and Assumed Liabilities with respect to the Business Employees.
(h)Notwithstanding any provision of this Agreement to the contrary, in accordance with applicable Law, effective from and following the Closing Date, the Company or a Company Employer shall take all actions necessary and appropriate to honor, observe and, where required by applicable Law, assume or replicate in all respects the terms of the Business Labor Agreements.
(i)Subject to any more favorable requirements under applicable Law, for purposes of determining eligibility to participate, vesting and determination of level of benefits (but not benefit accruals, unless required by applicable Law) under each benefit plan, program, practice, policy or arrangement (severance plans, policies or arrangements and paid time off, vacation and sick leave policies) maintained by the Company or a Company Employer immediately following the Closing for the benefit of any Transferred Employees, Transferred Employees’ employment service with Trimble and its controlled Affiliates (or predecessor employers to the extent Trimble and its controlled Affiliates provide past service credit) shall be treated as employment service with the Company or a Company Employer under any equivalent benefit plan, program, practice, policy or arrangement; provided, however, that such prior employment service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits, or (ii) for purposes of vesting with respect to any equity-based or other incentive awards granted to any Transferred Employee on or following the Closing Date. Without limiting the generality of the foregoing, with respect to Offered Employees employed in jurisdictions that recognize continuity of service, the Company shall, or shall cause a Company Employer to, recognize, or organize the recognition of, the continuous years of service of such Offered Employees so that for purposes of a Company Employer’s severance plans or applicable Laws, the transactions contemplated by this Agreement shall not constitute a severance of employment under applicable Law or Contract with respect to such Transferred Employees prior to or upon the consummation of the transactions contemplated by this Agreement.
(j)The Company shall, or shall cause a Company Employer to, use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of the Company, a Company Employer or any respective Affiliate to the extent such Transferred Employees were covered under a similar benefit plan of Trimble or its controlled Affiliates immediately prior to the Closing Date and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Trimble or its controlled Affiliates prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of the Company, a Company Employer or any respective Affiliate for such year.
(k)In addition to the requirements imposed by applicable Law, and except where prohibited by applicable Law, the Company shall, or shall cause a Company Employer, to recognize (other than paid sabbatical leave in the United States) and credit each Transferred Employee’s paid time off, vacation or similar leave that is accrued but unused immediately prior to the Closing.
(l)With respect to the pro rata portion of the 2024 annual performance bonus that becomes payable based on actual performance measured through the Closing Date to a Transferred Employee under a Trimble annual performance plan in which such Transferred Employee participated immediately prior to Closing; provided, that (i) such Transferred Employee remains employed by the Company (or one of its Subsidiaries) through December 31 of the applicable performance period and (ii) the Company provides reasonable evidence to Trimble of such Transferred Employee’s continued employment with the Company (or one of its Subsidiaries) through December 31 of such applicable performance period within thirty (30) days following December 31, Trimble shall promptly contribute to the Company (but not later than thirty (30) days after receipt of such evidence) a Cash payment equal to the portion of any such annual bonus payable to such Transferred Employee based on the portion of the bonus year that occurred prior to the Closing as well as an additional pro rata amount relating to the employer portion of employment taxes required to be paid with respect to such Cash payment (and the Company shall timely pay such taxes to the appropriate Governmental Entity). The Company or a Company Employer shall distribute each such annual bonus-based Cash payment to such Transferred Employee through the Company’s or a Company Employer’s payroll cycle within two (2) full payroll periods, but in no event greater than thirty (30) days, following the date Trimble’s contribution is received by the Company.
(m)On or before the Closing, Trimble shall provide a list of the number of employees at each site of employment of any and all employees of Trimble or an Employing Subsidiary located at any facility where a Business Employee is based who, within ninety (90) days prior to the Closing, have experienced, or will experience, an employment loss or layoff as defined by the WARN Act, including the date of such employment losses or layoffs. Trimble shall update this list up to and including the Closing.  For a period of ninety (90) days from the Closing, none of AGCO, the Company or a Company Employer shall cause an employment loss or layoff for a sufficient number of Transferred Employees which, if aggregated with conduct on the part of Trimble or its controlled Affiliates prior to the Closing, would constitute a “plant closing,” “mass layoff” or similar event under the WARN Act. The Company, and any Company Employer, shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of Trimble, to defend Trimble or any of its Affiliates from and against any Liability under the WARN Act arising after the Closing Date as a result of AGCO’s, Company’s or any Company Employer’s actions or omissions, including failure to serve sufficient notice pursuant to the WARN Act in causing employment losses for Transferred Employees after the Closing. Except with respect to any Liability under the WARN Act as a result of a breach of this Section 8.1(m) by AGCO, the Company or a Company Employer, Trimble shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of AGCO, to defend AGCO or any of its Affiliates, and the Company or any Company Employer, from and against any Liability under the WARN Act arising between the date of this Agreement and the Closing as a result of the Carve-Out Restructuring or the Closing, including failure to serve sufficient notice pursuant to the WARN Act.
(n)Subject to applicable Law and to the extent AGCO does not disrupt any Business Employee from fulfilling such Business Employee’s responsibilities, during the period from the date of this Agreement until the Closing, AGCO will have reasonable access to, and the right to distribute communications to Business Employee regarding the terms of potential post-Closing employment with the Company or a Company Employer; provided, that any discussions and communications, and terms of employment, are consistent with this Agreement. Prior to communicating or distributing any communications to any Business Employees or their representatives that relate to the application of the covenants contained in this Article 8 or the transactions contemplated by this Agreement or any French Transfer Agreement, AGCO shall provide such communication to Trimble for its prior review and Trimble shall have the right to provide reasonable comments to such communications, which will be considered by AGCO in good faith. AGCO will contact a designated representative of Trimble or an Employing Subsidiary prior to each contact with any Business Employee and reasonably cooperate in scheduling appropriate time for AGCO’s access.
(o)The Parties agree to cooperate in good faith and shall use reasonable best efforts to comply in all material respects with any and all obligations and requirements under the Business Labor Agreements and JCA Labor Agreements, Transfer Regulations and other applicable Laws to (i) notify and/or consult with Automatic Transferred Employees, other affected employees or Business Employee Representative Bodies or JCA Employee Representative Bodies, if any, in connection with the transactions contemplated by this Agreement (or any French Transfer Agreement) and (ii) if and when required by applicable Law, to acquire or transfer to the Company or any Company Employer the prior authorization and employment-related Permits from the relevant labor administration; provided, that each Party shall provide the information required by the Transfer Regulations and other applicable Laws and reasonably requested by the other Party in sufficient time to enable the requesting Party to meet their notification, information and consultation requirements, pursuant to the Business Labor Agreements, JCA Labor Agreements, Transfer Regulations and other applicable Laws. Notwithstanding any of the foregoing, the notification and consultation procedures required in connection with the transfer of the Excluded French Business shall be carried out in accordance with Section 7.16 and the terms of the French Put Option Letter.
(p)The Company shall take, or shall cause a Company Employer to take, as applicable, all actions reasonably necessary to procure, transfer or maintain the visa, foreign worker status or other permissions that Business Employees who are foreign nationals working in the United States, as disclosed in Section 8.1(p) of the Trimble Disclosure Schedule, require in connection with their employment by the Company.
(q)With respect to the Trimble Awards held by the Transferred Employees that are outstanding and unvested (or in the case of such Trimble Awards that are stock options, vested or unvested) immediately prior to the Closing, such awards shall continue to vest and remain exercisable (as applicable) in accordance with their terms, subject to such Transferred Employee remaining employed by the Company or a Company Employer through each applicable vesting date, and the Company or a Company Employer shall reimburse Trimble an amount in cash equal to (A) the amount set forth on Section 8.1(q) of the Trimble Disclosure Schedules (reduced to reflect the value attributable to any Trimble Awards held by Business Employees as of the date hereof that are forfeited prior to the Closing, as determined by the Parties in good faith), payable within sixty (60) days following the Closing Date, and (B) an additional amount equal to the employer portion of employment taxes required to be paid by Trimble (or any of its Employing Subsidiaries) upon the vesting or settlement of such Trimble Awards (or in the case of such Trimble Awards that are stock options, upon exercise), payable following the date of such vesting, settlement or exercise and within sixty (60) days following the Company’s receipt of written notice of the amount of the employer portion of such employment taxes, as determined by Trimble in good faith; provided, that, with respect to the first vesting or settlement date of any such Trimble Award (ther than a Trimble Award that is a stock option) that occurs following the Closing, the amount required to be reimbursed pursuant to this clause (B) shall be prorated based on the portion of the applicable vesting period that occurred following the Closing.
(r)Nothing contained in this Section 8.1(r) or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights in any current or former employee, director, consultant, or independent contractor of Trimble or its Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Employee Plan (or any dependent or beneficiary thereof)) other than the parties to this Agreement and any Company Employer, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or otherwise interfere with the rights of the Company, AGCO or any of their respective Subsidiaries to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Laws), discharge or discipline any employee, or change the terms of employment of any employee (to the extent permitted by applicable Laws), or (iii) amend, terminate or otherwise modify any Employee Plan or other employee benefit plan of the Company, AGCO or any of their respective Subsidiaries, in each case, to the extent AGCO, the Company, and their respective Subsidiaries comply with applicable Laws.
(s)Excluded Employees. Trimble shall deliver to AGCO in writing the list of Excluded Employes no later than thirty (30) calendar days after the date of this Agreement.
Article IX

TAX MATTERS
1.1Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (a) ad valorem or similar Taxes imposed on a periodic basis on the Company Group or the JCA Entities for any Pre-Closing Date Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Date Period and the denominator of which is the number of calendar days in the entire Straddle Period and (b) any other Taxes of the Company Group or the JCA Entities, as applicable, allocable to the Pre-Closing Date Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date on a closing of the books basis; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; provided, further, that, with respect to any such Taxes of the Company Group, such exemptions, allowances, deductions or other Tax attributes that are attributable to Transaction Tax Deductions will be treated as arising in a period ending on the Closing Date to the extent such amounts are “more likely than not” allocable and deductible with respect to such Pre-Closing Date Period.
1.2Tax Returns.
(a)Trimble shall prepare or shall cause to be prepared (i) any Tax Return of a member of the Trimble Group or of a consolidated, combined or unitary group that includes any member of the Trimble Group (including any Trimble Combined Tax Return), and (ii) any Tax Return (other than any Trimble Combined Tax Return) required to be filed by or with respect to the Company Group for any taxable period that ends on or before the Closing Date (such Tax Return described in clause (ii) of this sentence, a “Pre-Closing Date Trimble Separate Tax Return”). Any Transaction Tax Deductions shall be included as deductions on such Tax Returns to the extent such amounts are “more likely than not” allocable and deductible with respect to such Tax Returns. The Company (or the applicable member of the Company Group) shall timely file or cause to be timely filed any such Tax Returns, and Trimble shall bear any costs related to preparing and filing such Tax Returns. Such Pre-Closing Date Trimble Separate Tax Return shall be prepared in a manner consistent with past practice of the applicable entity, except as otherwise required by applicable Tax Law or this Agreement. Except to the extent required by Law, no Party shall amend any Pre-Closing Date Trimble Separate Tax Return (or revoke or modify any election relating thereto) without the prior written consent of Trimble (not to be unreasonably withheld, conditioned or delayed). At least twenty (20) days prior to the applicable due date for the filing of a Pre-Closing Date Trimble Separate Tax Return, Trimble shall provide AGCO a draft of such Tax Return for its review and approval (not to be unreasonably withheld, conditioned or delayed).
(b)AGCO shall prepare or shall cause to be prepared (i) any Tax Return of a member of the AGCO Group or of a consolidated, combined or unitary group that includes any member of the AGCO Group (including any AGCO Combined Tax Return), and (ii) any Tax Return (other than any AGCO Combined Tax Return) required to be filed by or with respect to the JCA Entities for any taxable period that ends on or before the Closing Date (such Tax Return described in clause (ii) of this sentence, a “Pre-Closing Date AGCO Separate Tax Return”). The Company (or the applicable JCA Entity) shall timely file or cause to be timely filed any such Tax Returns, and AGCO shall bear any costs related to preparing and filing such Tax Returns. Such Pre-Closing Date AGCO Separate Tax Return shall be prepared in a manner consistent with past practice of the applicable entity, except as otherwise required by applicable Tax Law or this Agreement. Except to the extent required by Law, no Party shall amend any Pre-Closing Date AGCO Separate Tax Return (or revoke or modify any election relating thereto) without the prior written consent of AGCO (not to be unreasonably withheld, conditioned or delayed). At least twenty (20) days prior to the applicable due date for the filing of a Pre-Closing Date AGCO Separate Tax Return, AGCO shall provide Trimble a draft of such Tax Return for its review and approval (not to be unreasonably withheld, conditioned or delayed).
(c)AGCO and Trimble shall jointly prepare or cause to be prepared any Tax Return required to be filed by, or with respect to, the Company Group or any of the JCA Entities for any taxable period that is a Straddle Period (a “Straddle Period Separate Tax Return”). The Company (or the applicable member of the Company Group or JCA Entity) shall timely file or cause to be timely filed any such Tax Returns, and the Company shall bear any costs related to preparing and filing such Tax Returns. Such Straddle Period Separate Tax Returns shall be prepared in a manner consistent with past practice of the applicable entity, except as otherwise required by applicable Tax Law or this Agreement. Except to the extent required by Law, no Party shall amend any Straddle Period Separate Tax Return (or revoke or modify any election relating thereto) without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed).
(d)The Parties shall cooperate with each other in preparing and filing any Pre-Closing Date Trimble Separate Tax Returns, Pre-Closing Date AGCO Separate Tax Returns and Straddle Period Separate Tax Returns, including by promptly providing (or causing to be provided) to Trimble any information reasonably requested by them in connection therewith (including any powers of attorney), and each Party shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a reasonable timeline requested by the other Party.
1.3Certain Tax Refunds.
(a)Trimble or any applicable member of the Trimble Group shall be entitled to any refunds or credits (net of Tax or other costs) that are paid to, or otherwise utilized by, a member of the Company Group of or against any Taxes described in Section 9.8(a) to the extent Trimble or any such applicable member of the Trimble Group would be liable for such Taxes pursuant to Section 9.8(a) (and applying the apportionment principles of Section 9.1 in the event of any refund or credit relating to any Straddle Period). If any such refunds or credits (including any interest paid thereon by the applicable Tax Authority) are paid to, or otherwise utilized by, the Company or any member of the Company Group, then the Company or such member of the Company Group shall pay the amount of such refunds or credits (net of Tax or other costs) to

Trimble or the applicable member of the Trimble Group. Notwithstanding the forgoing, no refund or credit shall be due or payable to Trimble or any applicable member of the Trimble Group if such attribute is included in the calculation of Indebtedness or Net Working Capital.
(b)AGCO or any applicable member of the AGCO Group shall be entitled to any refunds or credits (net of Tax or other costs) that are paid to, or otherwise utilized by, any JCA Entity of or against any Taxes described in Section 9.8(b) to the extent AGCO or any such applicable member of the AGCO Group would be liable for such Taxes pursuant to Section 9.8(b) (and applying the apportionment principles of Section 9.1 in the event of any refund or credit relating to any Straddle Period). If any such refunds or credits (including any interest paid thereon by the applicable Tax Authority) are paid to, or otherwise utilized by, the Company or any JCA Entity, then the Company or such JCA Entity shall pay the amount of such refunds or credits (net of Tax or other costs) to AGCO or the applicable member of the AGCO Group. Notwithstanding the forgoing, no refund or credit shall be due or payable to AGCO or any applicable member of the AGCO Group if such attribute is included in the calculation of Indebtedness or Net Working Capital.
1.4Tax Proceedings.
(a)Notwithstanding any other provision of this Agreement, Trimble or its designees shall have the right to elect to control any Tax Proceeding on behalf of any member of the Company Group that relates to any Taxes described in Section 9.8(a) (each, a “Trimble Tax Contest”). Any member of the Company Group shall promptly notify Trimble in writing upon receiving notice from any Tax Authority of the commencement of any Trimble Tax Contest, and AGCO shall take all actions reasonably requested of it that are reasonably necessary (including providing a power of attorney) to enable Trimble or its designees to exercise its control rights as set forth in this Section 9.4. In the case of any Trimble Tax Contest of or relating to the Company Group that reasonably would be expected to give rise to any material Tax of the Company Group for any Post-Closing Date Period, Trimble or its designees shall not settle such Trimble Tax Contest without the prior written consent of the Company Group (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any payment resulting from such Trimble Tax Contest shall be made directly by the Trimble Group to the applicable Tax Authority, to the extent permitted by applicable Law.
(b)Notwithstanding any other provision of this Agreement, AGCO or its designees shall have the right to elect to control any Tax Proceeding on behalf of any JCA Entity that relates to any Taxes described in Section 9.8(b) (each, a “AGCO Tax Contest”). Any JCA Entity shall promptly notify AGCO in writing upon receiving notice from any Tax Authority of the commencement of any AGCO Tax Contest, and Trimble shall take all actions reasonably requested of it that are reasonably necessary (including providing a power of attorney) to enable AGCO or its designees to exercise its control rights as set forth in this Section 9.4. In the case of any AGCO Tax Contest of or relating to any JCA Entity that reasonably would be expected to give rise to any material Tax of any JCA Entity for any Post-Closing Date Period, AGCO or its designees shall not settle such AGCO Tax Contest without the prior written consent of such JCA Entity (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any payment resulting from such AGCO Tax Contest shall be made directly by the AGCO Group to the applicable Tax Authority, to the extent permitted by applicable Law.
1.5Cooperation and Exchange of Information.
(a)    Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
(b)    Each Party shall retain all Tax Returns, schedules, work papers and other documents relating to Tax matters, of the Company Group and the JCA Entities for Pre-Closing Date Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
(c)    Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver or otherwise provide cooperation, documentation or information that is not related to the operation of the business of the Company (including, for the avoidance of doubt, an AGCO Combined Tax Return or a Trimble Combined Tax Return (as applicable)) or that it considers in good faith to be proprietary.
1.6Tax Sharing Agreements.
(a)To the extent relating to any member of the Company Group, Trimble shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any member of the Company Group, on the one hand, and any member of the Trimble Group, on the other hand, are parties, and neither Trimble nor any of its Affiliates nor any member of the Company Group shall have any rights or obligations thereunder after the Closing.
(b)To the extent relating to any JCA Entity, AGCO shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any JCA Entity, on the one hand, and any member of the AGCO Group, on the other hand, are parties, and neither AGCO nor any of its Affiliates nor any JCA Entity shall have any rights or obligations thereunder after the Closing.
1.7Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 9.7, Trimble shall economically bear, and be responsible for, fifteen percent (15%) of any and all applicable Transfer Taxes, and AGCO shall economically bear, and be responsible for, eighty-five percent (85%) of any and all applicable Transfer Taxes other than, in each case, JCA Transfer Taxes or Carve-Out Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Each of Trimble and AGCO shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Each of Trimble and AGCO shall take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 9.7.
1.8Tax Indemnification.
(a)From and after the Closing Date, Trimble shall indemnify and hold harmless AGCO from and against any Liabilities arising from or relating to: (i) any Taxes imposed on the Company or any member of the Company Group for any Pre-Closing Date

Period, (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any member of the Company Group is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, (iii) any Taxes of any Person imposed on the Company or any member of the Company Group for any period as a transferee or successor in respect of any transaction occurring on or prior to the Closing, by law, contract or otherwise, (iv) any Taxes in respect of the Business Assets or the Assumed Liabilities for any Pre-Closing Date Period, (v) any breach of the representations and warranties set forth in Section 3.16, (vi) any Taxes, other than Carve-Out Transfer Taxes, arising in connection with, or resulting from, the Carve-Out Restructuring, and (vii) fifteen percent (15%) of any Transfer Taxes (other than Carve-Out Transfer Taxes or JCA Transfer Taxes) as described in Section 9.7.
(b)From and after the Closing Date, AGCO shall indemnify and hold harmless Trimble from and against any Liabilities arising from or relating to: (i) any Taxes imposed on any of the JCA Entities for any Pre-Closing Date Period, (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which any JCA Entity is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, (iii) any Taxes of any Person imposed on any of the JCA Entities for any period as a transferee or successor in respect of any transaction occurring on or prior to the Closing, by law, contract or otherwise, (iv) any breach of the representations and warranties set forth in Section 4.16, (v) any Taxes, other than JCA Transfer Taxes, arising in connection with, or resulting from, the JCA Contribution, and (vi) eighty-five percent (85%) of any Transfer Taxes (other than Carve-Out Transfer Taxes or JCA Transfer Taxes) as described in Section 9.7.
(c)Notwithstanding anything in this Agreement to the contrary, each of the rights and obligations of the Parties set forth in this Section 9.8 shall continue in full force and effect until the date that is sixty (60) days following the expiration date of the applicable statute(s) of limitation relating thereto (giving effect to any extensions thereof).
(d)Notwithstanding anything in this Agreement to the contrary, to the extent of any conflict between this Article IX and any other Article of this Agreement relating to the rights and obligations of the Parties with respect to indemnification for any and all matters related to Taxes, this Article IX shall govern, and, for the avoidance of doubt, Article XII shall not apply with respect to any claims for indemnification pursuant to this Article IX except as provided therein.
1.9Tax Dispute Resolution. Any dispute, controversy or claim arising out of provisions of this Agreement that relate to the calculation of any Taxes or the preparation of any Tax Returns that cannot be resolved by negotiations between AGCO and Trimble shall be submitted to a tax partner in a mutually agreeable nationally recognized accounting firm for resolution (the “Tax Expert”). The resolution reached by the Tax Expert shall be binding on the Company, AGCO and Trimble unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar state, local or non-U.S. law). The expenses of the Tax Expert shall be allocated based upon the percentage that the amount actually contested but not awarded to Trimble or AGCO, respectively, bears to the aggregate amount actually contested by Trimble and AGCO.
1.10Tax Treatment Matters.
(a)For U.S. federal income tax purposes, the Parties intend that (i) the Common Units Purchase will result in the Company becoming a partnership as described in United States IRS Revenue Ruling 99-5, Situation 1, and (ii) the JCA Contribution is a transaction described in Section 721(a) of the Code, and the Parties shall not, and shall cause their respective Affiliates to not, take any reporting position (or action in connection with any Tax Proceeding) inconsistent with such intended treatment except upon a final determination by an applicable Tax Authority.
(b)Trimble shall reasonably and in good faith allocate, the purchase price received with respect to the Common Units Purchase (as determined for U.S. federal income tax purposes, including the AGCO Payment and the liabilities of the Company existing immediately following the Closing (and not including, for the avoidance of doubt, any liabilities that the Company assumed or took subject to in connection with the JCA Contribution) allocated to AGCO as a result of the acquisition of the Common Units, as adjusted pursuant to the terms hereof) among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (or, as applicable, any corresponding or similar provision of state, local or foreign Tax Law) and in accordance with the principles set forth in Schedule 9.10(b). Trimble shall deliver a draft of such allocation to AGCO, consult with AGCO in connection with the determination of such allocation, consider in good faith all reasonable comments of AGCO with respect to such allocation, and obtain the approval of AGCO with respect to such allocation (not to be unreasonably withheld, delayed or condition), and any dispute between AGCO and Trimble in connection with the determination of such allocation that cannot be resolved by negotiations between AGCO and Trimble shall be submitted to the Tax Expert in accordance with Section 9.9. The Parties shall not, and shall cause their respective Affiliates to not, take any reporting position (or action in connection with any Tax Proceeding) inconsistent with such allocation except upon a final determination by an applicable Tax Authority.
(c)Notwithstanding anything in this Agreement to the contrary, no elections shall be made under Section 338(g) of the Code with respect to the transactions contemplated under this Agreement, unless the prior written consent of Trimble is obtained.
1.11Section 245A Election. Unless otherwise mutually agreed by AGCO and Trimble, acting reasonably and in good faith (neither party’s agreement to be unreasonable withheld, conditioned or delayed), with respect to any member of the Company Group that is a controlled foreign corporation (within the meaning of Section 957 of the Code) that is transferred to the Company pursuant to the transactions contemplated by this Agreement, AGCO, Trimble, the Company and the relevant Subsidiaries shall, and shall cause their Affiliates and equity owners to, make the election set forth in Treasury Regulations Section 1.245A-5(e)(3)(i) with respect to such controlled foreign corporations to the extent such election is available under applicable Law, and shall cooperate in the making of such election, including by executing any forms necessary in order to make such election effective.
Article X

CONDITIONS TO OBLIGATIONS TO CLOSE
1.1Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing Date of all of the following conditions:
(a)Regulatory Approvals. (i) The waiting period and any extensions thereof (including any agreement with any Governmental Entity not to close the transaction) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) the waiting periods, clearances, approvals and/or consents (as applicable) set forth in Schedule 7.4(d)(i)(B) (subject to the exclusions identified in such Schedule), shall have expired, been terminated or been obtained (as applicable).

(b)Carve-Out Restructuring. Subject to Section 7.16(e), the Carve-Out Restructuring shall have been completed in all respects, except for de minimis deviations, in accordance with Section 2.1 of this Agreement other than with respect to immaterial changes that are not detrimental to AGCO, Trimble or the Company.
(c)No Injunctions. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the transactions contemplated by this Agreement or the Supply Agreement, Trademark Agreement or Technology Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Supply Agreement, Trademark Agreement or Technology Agreement.
(d)No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Supply Agreement, Trademark Agreement or Technology Agreement.
1.2Conditions to AGCO’s Obligation to Close. AGCO’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of all of the following conditions:
(a)Representations and Warranties.
(i)(A) The representations and warranties of Trimble set forth in Article III (other than the Fundamental Trimble Representations set forth in Article III and Section 3.6(c) (Absence of Certain Changes or Events)) shall be true and correct, determined without regard to any qualification as to materiality or Business Material Adverse Effect, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect; (B) the Fundamental Trimble Representations set forth in Article III shall be true and correct, determined without regard to any qualification as to materiality or Business Material Adverse Effect, in all respects (other than de minimis inaccuracies), at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; and (C) the representations and warranties of Trimble set forth in Section 3.6(c) (Absence of Certain Changes or Events) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, in each case of clauses (A), (B) and (C) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(ii)(A) The representations and warranties of Trimble set forth in Article VI (other than the Fundamental Trimble Representations set forth in Article VI) shall be true and correct, determined without regard to any qualification as to materiality at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect; and (B) the Fundamental Trimble Representations set forth in Article VI shall be true and correct, determined without regard to any qualification as to materiality, in all respects (other than de minimis inaccuracies), at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date provided, however, that, in each case of clauses (A) and (B) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(b)Covenants and Agreements. Each covenant and agreement of Trimble and the Company set forth in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects.
(c)Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred and be continuing.
(d)Company LLC Operating Agreement. Trimble shall have executed and delivered counterparts of the Company LLC Operating Agreement.
(e)Certain Ancillary Agreements. The Company and Trimble shall each have executed and delivered counterparts of each of the Ancillary Agreements to which they are a party.
(f)Officer’s Certificates. Trimble shall have delivered a certificate to AGCO, dated as of the Closing Date and signed on behalf of Trimble by an executive officer of Trimble, stating that the conditions specified in Sections 10.2(a), 10.2(b), 10.2(c) and 10.1(b) have been satisfied.
(g)Audited Financial Statements. Trimble shall have delivered to AGCO the Audited Financial Statements in accordance with Section 7.17(a).
(h)United States IRS Form W-9. Trimble shall have delivered to AGCO an executed United States IRS Form W-9.
1.3Conditions to Trimble’s Obligation to Close. Trimble’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of all of the following conditions:
(a)Representations and Warranties.
(i)(A) The representations and warranties of AGCO set forth in Article IV (other than the Fundamental AGCO Representations set forth in Article IV and Section 4.6(c) (Absence of Certain Changes or Events)) shall be true and correct, determined without regard to any qualification as to materiality or JCA Material Adverse Effect, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an AGCO Material Adverse Effect; (B) the Fundamental AGCO Representations set forth in Article IV shall be true and correct, determined without regard to any qualification as to materiality or JCA Material Adverse Effect, in all respects (other than de minimis inaccuracies (measured relative to the size of, and impact on, the Business)), at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; and (C) the representations and warranties of AGCO set forth in Section 4.6(c) (Absence of Certain Changes or Events) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect; provided, however, that, in each case of clauses (A) and (B) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(ii)(A) The representations and warranties of AGCO set forth in Article V (other than the Fundamental AGCO Representations set forth in Article V) shall be true and correct, determined without regard to any qualification as to materiality at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an AGCO Material Adverse Effect; and (B) the Fundamental AGCO Representations set forth in Article V shall be true and correct, determined without regard to any qualification as to materiality, in all material respects, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date provided, however, that, in each case of clauses (A) and (B) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(b)Covenants and Agreements. Each covenant and agreement of AGCO set forth in this Agreement required to be performed on or before the Closing Date shall have been performed in all material respects.
(c)AGCO Material Adverse Effect. Since the date of this Agreement, no AGCO Material Adverse Effect shall have occurred and be continuing.
(d)Company LLC Operating Agreement. AGCO shall have executed and delivered counterparts of the Company LLC Operating Agreement.
(e)Certain Ancillary Agreements. AGCO shall have executed and delivered counterparts of each of the Ancillary Agreements to which it is a party.
(f)Officer’s Certificate. AGCO shall have delivered to Trimble a certificate, dated as of the Closing Date and signed on behalf of AGCO by an executive officer of AGCO, stating that the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) have been satisfied.
Article XI

TERMINATION
1.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Trimble and AGCO;
(b)by either Trimble or AGCO upon written notice to the other, if:
(i)the Closing shall not have occurred on or before 5:00 p.m., New York City time, on July 1, 2024 (the “Outside Date”); provided that if on the Outside Date one or both of the conditions set forth in (A) Section 10.1(c) or Section 10.1(d) (in each case, solely as it relates to any Antitrust Law or any FDI Law) or (B) Section 10.1(a) shall not have been satisfied but all other conditions to Closing set forth in Article X shall have been satisfied or validly waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically and without need for any further action by any Person become 5:00 p.m., New York City time, on October 1, 2024; provided, further, that if on the

Outside Date, as so extended, one or both of the conditions set forth in (A) Section 10.1(c) or Section 10.1(d) (in each case, solely as it relates to any Antitrust Law or any FDI Law) or (B) Section 10.1(a) shall not have been satisfied but all other conditions to Closing set forth in Article X shall have been satisfied or validly waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically and without need for any further action by any Person become 5:00 p.m., New York City time, on December 31, 2024 (and, in each case, the term “Outside Date” shall mean the date to which the Outside Date has been so extended); provided, further, however, that no termination may be made under this Section 11.1(b)(i) by any Party if such Party (or, in the case of Trimble as terminating Party, the Company) has materially breached this Agreement and such material breach has been a primary cause of, or primarily resulted in, the failure of the Closing to occur by such date; or
(ii)any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and such Order becomes effective and final and nonappealable; provided, that no termination may be made under this Section 11.1(b)(ii) if issuance of such Order has been primarily caused by, or primarily resulted from, the action or inaction of the terminating Party (or, in the case of Trimble as terminating Party, by the Company);
(c)by Trimble upon written notice to AGCO if AGCO shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.3(a), Section 10.3(b) or Section 10.3(c) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that AGCO is notified by Trimble in writing of such breach or failure to perform; provided, that neither Trimble nor the Company is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner that would render any condition forth in Section 10.2(a), Section 10.2(b) or Section 10.2(c) not to be satisfied; or
(d)by AGCO upon written notice to Trimble if Trimble or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.2(a), Section 10.2(b) or Section 10.2(c) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Trimble is notified by AGCO in writing of such breach or failure to perform; provided, that AGCO is not in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner that would render any condition forth in Section 10.3(a), Section 10.3(b) or Section 10.3(c) not to be satisfied.
1.2Effect of Termination.
(a)In the event of termination of this Agreement by either or both of Trimble and/or AGCO pursuant to Section 11.1, this Agreement shall terminate and have no further force or effect, and there shall be no Liability on the part of any Party to this Agreement, except as set forth in this Section 11.2; provided, however, that (a) the provisions of Section 7.3 (Confidentiality), Section 7.7 (Public Announcements) and Article XIII (General Provisions) shall survive any termination of this Agreement, (b) no such termination shall relieve AGCO from any Liability to pay the Reverse Termination Fee pursuant to this Section 11.2 if and when due in accordance with the provisions hereof, and (c) nothing in this Agreement shall relieve any Party from Liability for Fraud or Willful and Intentional Breach of this Agreement by such Party prior to such termination. The obligations of the Parties under the Confidentiality Agreement shall survive termination of this Agreement.
(b)In the event that this Agreement is validly terminated by AGCO or Trimble pursuant to (i) Section 11.1(b)(ii) as a result of an Order issued under or pursuant to any or relating to any Antitrust Law or any FDI Law, or (ii) Section 11.1(b)(i) and, in either case of clause (i) or (ii), at the time of such termination one or both of the conditions set forth in (A) Section 10.1(c) or Section 10.1(d) (in each case, solely as it relates to any Antitrust Law or any FDI Law) or (B) Section 10.1(a) shall not have been satisfied, but all other conditions to Closing set forth in Article X shall have been satisfied or validly waived, as applicable (except for (x) those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on the date of such termination and (y) any failures of such conditions to be satisfied that result from a breach by AGCO of this Agreement where such breach is primarily caused by, or primarily resulted from, the failure of such conditions to be satisfied or capable of being satisfied), then AGCO shall pay to Trimble a fee of $94,000,000 (the “Reverse Termination Fee”), (i) if the Agreement is terminated by Trimble, promptly but in no event later than (i) three (3) Business Days after the date of such termination, or (ii) if the Agreement is terminated by AGCO, concurrently with such termination of the Agreement. Any Reverse Termination Fee paid to Trimble pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Trimble for such purpose.
(c)The Parties acknowledge that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement and that any amounts payable if, as and when required pursuant to this Section 11.2 do not constitute a penalty; accordingly, if AGCO fails to promptly pay the amounts due pursuant to this Section 11.2 and, in order to obtain such payment, Trimble commences a legal action that results in a judgment against AGCO for any amounts due pursuant to this Section 11.2, AGCO shall pay to Trimble its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such legal action, together with interest on the amount of such amount or portion thereof at the latest U.S. prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The Parties acknowledge and hereby agree that in no event shall AGCO be required to pay the Reverse Termination Fee on more than one occasion or required to pay more than one Reverse Termination Fee, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(d)Except in the case of a Willful and Intentional Breach or Fraud, neither AGCO nor Trimble, nor their respective Subsidiaries, including for the avoidance of doubt, the Company, shall have any Liability to the other Parties hereto or any of their Subsidiaries (whether at Law or equity, in contract, in tort or otherwise) with respect to this Agreement or the Ancillary Agreements, for the failure of the Closing to occur or any other transactions contemplated hereunder or thereunder (or the abandonment thereof) or any matter forming the basis for such termination.
(e)In the event that this Agreement is validly terminated prior to Closing by AGCO or Trimble in a circumstance pursuant to which the Reverse Termination Fee is not payable, effective upon such termination, AGCO shall be bear responsibility for fifty percent (50%), and Trimble shall bear responsibility for fifty percent (50%), respectively, of the aggregate Stand Up Costs incurred by the Parties from the date hereof until the Closing.

Promptly but in no event later than five (5) Business Days after the date of such termination, each of AGCO and Trimble shall reimburse the other Party for the aggregate amount of its proportionate share (pursuant to the foregoing sentence) of the Stand Up Costs incurred by the other Party to the extent not previously paid by such reimbursing Party such that, as a result of such reimbursement payment, AGCO shall have paid fifty percent (50%), and Trimble shall have paid fifty percent (50%), respectively, of the aggregate Stand Up Costs incurred by the Parties from the date hereof until the Closing.
1.3Extension; Waiver. At any time prior to the Closing, Trimble, on the one hand, or AGCO, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Article XII

INDEMNIFICATION
1.1Survival of Covenants and Agreements. The representations, warranties, covenants and agreements of the Parties contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 12.2 thereafter), except that: (a) the Fundamental Trimble Representations and the Fundamental AGCO Representations shall survive the Closing until the expiration of the relevant statute of limitations period provided by Law, (b) representations and warranties in Section 3.16 (related to Taxes) and in Section 4.16 (related to Taxes) shall survive the Closing until ninety (90) days following the expiration of the applicable statutes of limitation, (c) any covenant or agreement of AGCO, Trimble or the Company contained in this Agreement to be performed, in whole or in part, after the Closing shall survive the Closing in accordance with its terms; provided that in the event notice of any claim for indemnification under Section 12.3 has been given in good faith within the applicable survival period described in this Section 12.1, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. For the avoidance of doubt, the indemnification obligations pursuant to Section 12.2(a)(i)(A) (for Excluded Liabilities) and Section 12.2(b)(i)(A) (for Assumed Liabilities) represent the Parties’ intention to allocate certain Liabilities, and thus the Parties intend for such provisions to remain in effect indefinitely or until the latest date permitted by applicable Law.
1.2Indemnification.
(a)Indemnification by Trimble.
(i)Subject to the provisions of this Article XII, from and after the Closing, Trimble will indemnify, defend and hold harmless (without duplication) AGCO, the Company and their respective Affiliates and their respective Representatives (the “AGCO Indemnified Parties”), as applicable, in accordance with Section 12.3, from and against all Losses actually incurred by any AGCO Indemnified Party to the extent arising from or relating to:
(A)any Excluded Liabilities;

(B)any breach by Trimble (or, prior to the Closing, the Company) or failure to perform of any covenant or obligation of Trimble (or, prior to the Closing, the Company) under this Agreement; or
(C)any breach of the representations and warranties made by Trimble pursuant to Article III or Article VI (without regard to any qualification or exception contained therein relating to materiality (such as the term “material”, “in all material respects” or “Material Adverse Effect”, other than in Section 3.6(c)).
(ii)Notwithstanding anything to the contrary contained herein, Trimble shall not be required to indemnify, defend or hold harmless the AGCO Indemnified Parties against, or reimburse any AGCO Indemnified Party for, any Losses pursuant to (x) Section 12.2(a)(i)(C) (other than for any Loss arising as a result of the breach of the Fundamental Trimble Representations or Section 3.16(t)) or (y) solely with respect to any breach of any covenant or obligation of Trimble set forth in the second sentence of Section 7.17(a) or in the second sentence of Section 7.17(b), Section 12.2(a)(i)(B):
(A)with respect to any claim, unless such claim, together with other claims arising from similar or related underlying facts, events or circumstances, involves Losses in excess of $200,000 (the “AGCO De Minimis Amount”);
(B)(I) other than for any Loss arising as a result of the breach of Section 3.19, until the aggregate amount of Losses for which the AGCO Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 12.2(a)(i)(C) exceeds $20,000,000 (the “AGCO Deductible”), or (II) for any Loss arising as a result of the breach of Section 3.19, until the aggregate amount of Losses for which the AGCO Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 12.2(a)(i)(C) exceeds $1,000,000 (the “Sufficiency of Assets Deductible”), in the case of each of clauses (I) and (II), after which Trimble shall be obligated for all the AGCO Indemnified Parties’ Losses (subject to the other limitations set forth in this Agreement) for which the AGCO Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 12.2(a)(i)(C) that are in excess of the AGCO Deductible or the Sufficiency of Assets Deductible, as applicable, but only if such excess Losses arise with respect to any claim, together with other claims arising from similar or related underlying facts, events or circumstances, that involves Losses in excess of the AGCO De Minimis Amount; and
(C)in a cumulative aggregate amount (taking into account all amounts paid by Trimble hereunder) exceeding $300,000,000;
(iii)Notwithstanding anything to the contrary contained herein, (i) Trimble shall not be required to indemnify, defend or hold harmless the AGCO Indemnified Parties against, or reimburse any AGCO Indemnified Party for, more than fifty percent (50%) of any Losses arising as a result of a breach of Section 3.16(t) and (ii) the cumulative aggregate amount of indemnity payments in respect of a breach of Section 3.16(t) shall not exceed $20,000,000.
(iv)Notwithstanding anything to the contrary contained herein, Trimble shall not be required to indemnify, defend or hold harmless the AGCO

Indemnified Parties against, or reimburse any AGCO Indemnified Party for, any Losses in connection with this Agreement (other than for any Losses pursuant to Section 12.2(a)(i)(A) or Losses arising from Fraud or Willful and Intentional Breach of this Agreement by Trimble) in a cumulative aggregate amount (taking into account all amounts paid by Trimble hereunder) exceeding $2,000,000,000.
(b)Indemnification by AGCO.
(i)Subject to the provisions of this Article XII, from and after the Closing, AGCO will indemnify, defend and hold harmless Trimble and its Affiliates and Representatives (the “Trimble Indemnified Parties”), in accordance with Section 12.3, from and against all Losses actually incurred by the Trimble Indemnified Parties to the extent arising from or relating to:
(A)any Assumed Liabilities;
(B)any breach by AGCO or failure to perform of any covenant or obligation of AGCO and, after the Closing, the Company under this Agreement; or
(C)any breach of the representations and warranties made by AGCO pursuant to Article IV or Article V (without regard to any qualification or exception contained therein relating to materiality (such as the terms “material”, in “all material respects” or “Material Adverse Effect”, other than Section 4.6(b).
(ii)Notwithstanding anything to the contrary contained herein, AGCO shall not be required to indemnify, defend or hold harmless the Trimble Indemnified Parties against, or reimburse any Trimble Indemnified Party for, any Losses pursuant to Section 12.2(b)(i)(C) (other than for any Loss arising as a result of the breach of the Fundamental AGCO Representations contained in Article IV (other than in Sections 4.2 or 4.4(a)) or Article V):
(A)with respect to any claim, unless such claim, together with other claims arising from similar or related underlying facts, events or circumstances, involves Losses in excess of $200,000 (the “Trimble De Minimis Amount”);
(B)until the aggregate amount of AGCO’s Losses for which AGCO is finally determined to be otherwise entitled to indemnification under Section 12.2(b)(i)(C) exceeds $500,000 (the “Trimble Deductible”), after which AGCO shall be obligated for all the Trimble Indemnified Parties’ Losses (subject to the other limitations set forth in this Agreement) for which the Trimble Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 12.2(b)(i)(C) that are in excess of the Trimble Deductible, but only if such excess Losses arise with respect to any claim, together with other claims arising from similar or related underlying facts, events or circumstances, that involves Losses in excess of the Trimble De Minimis Amount; and
(C) in a cumulative aggregate amount (taking into account all amounts paid by AGCO hereunder) exceeding $7,500,000.
provided, that to the extent any Loss arises as a result of or in connection with the breach of the Fundamental AGCO Representations contained in Sections 4.2 or

4.4(a), clauses (A) and (B) above shall not apply and clause (C) above shall be deemed to include the word “$50,000,000” in lieu of “$7,500,000”.
(iii)Notwithstanding anything to the contrary contained herein, AGCO shall not be required to indemnify, defend or hold harmless the Trimble Indemnified Parties against, or reimburse any Trimble Indemnified Party for, any Losses in connection with this Agreement (other than for any Losses pursuant to Section 12.2(b)(i)(A) or Losses arising from Fraud or Willful and Intentional Breach of this Agreement by AGCO or, following the Closing, the Company) in a cumulative aggregate amount (taking into account all amounts paid by AGCO hereunder) exceeding $2,000,000,000.
(c)The amount of any and all Losses under this Article XII and Section 9.8 shall be determined net of (A) any Tax benefit actually realized, if any (after first taking into account all other items of income, gain, loss, deduction or credit of such Indemnified Party or group) arising in connection with the accrual, incurrence or payment of any such Losses in the taxable year the applicable Loss is incurred or in the prior taxable year and (B) any insurance payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification net of any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a loss that is not indemnified hereunder.
1.3Calculation of Losses. The Parties acknowledge and agree that in the event any payment is required to be made by a party pursuant to this Article XII or Article IX in respect of any Losses or Taxes:
(a)Subject to the provisions of this Article XII, Trimble shall pay any obligations owed to the AGCO Indemnified Parties as follows:
(i)to the extent the indemnifiable Loss is suffered by the Company or any of its Subsidiaries, Trimble shall pay 85% of such Loss to AGCO or, at AGCO’s election, 100% of the Loss to the Company; and
(ii)to the extent the indemnifiable Loss is suffered by an AGCO Indemnified Party (other than the Company or any of its Subsidiaries), then Trimble shall pay such Loss to such AGCO Indemnified Party;
it being understood, that, for purposes of this Section 12.3(a), Losses of AGCO consisting of Losses suffered indirectly in its capacity as an equityholder of the Company or any of its Subsidiaries shall be deemed to be losses suffered by the Company or any of its Subsidiaries payable pursuant to Section 12.3(a)(i).
(b)AGCO shall pay any obligations owed to Trimble Indemnified Parties as follows:
(i)to the extent the indemnifiable Loss is suffered by the Company or any of its Subsidiaries, AGCO shall pay 15% of such Loss to Trimble or, at Trimble’s election, 100% of the Loss to the Company; and
(ii)to the extent the indemnifiable Loss is suffered by a Trimble Indemnified Party (other than the Company or any of its Subsidiaries), then AGCO shall pay such Loss to such Trimble Indemnified Party;

it being understood, that, for purposes of this Section 12.3(b), Losses of Trimble consisting of Losses suffered indirectly in its capacity as an equityholder of the Company or any of its Subsidiaries shall be deemed to be losses suffered by the Company or any of its Subsidiaries payable pursuant to Section 12.3(b)(i).
(c)For purposes of Article IX and this Article XII, “Losses” shall not include any consequential, special, exemplary, incidental, indirect or punitive damages, including, actual or potential lost profits, diminution in value or multiple of earnings, in each case, except to the extent (i) actually awarded to a third party (including as part of a settlement) in connection with a Third Party Claim or (ii) recoverable under applicable principles of Delaware contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not caused by special circumstances of the Indemnified Parties, excluding punitive damages.
1.4Indemnification Procedures.
(a)A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing (such notice, a “Claim Notice”) of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”) (an “Indemnification Claim”); provided, that the failure to deliver a Claim Notice promptly shall affect an Indemnified Party’s rights hereunder only to the extent the Indemnifying Party is actually prejudiced by the delay. Each Claim Notice will, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) if feasible, state the aggregate dollar amount of Losses to which such Indemnified Party claims to be entitled to indemnification pursuant to this Article XII that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred, by such Indemnified Party pursuant to such Indemnification Claim (the “Claim Amount”).
(b)If the Indemnifying Party wishes to object to some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party shall deliver a written objection to Indemnified Party, within thirty (30) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor; provided, that the failure to timely deliver an objection shall affect an Indemnifying Party’s rights hereunder only to the extent the Indemnified Party is actually prejudiced by the delay. Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, a memorandum setting forth such agreement will be mutually prepared and executed by the Indemnified Party and the Indemnifying Party and, as promptly as practicable and in any event within ten (10) Business Days following the execution of such memorandum, subject to Section 12.4(c), the Indemnifying Party will pay the agreed amount to the Indemnified Party. In the event that the Indemnified Party and the Indemnifying Party do not mutually prepare and execute such a memorandum within such period or such memorandum does not address in full the written objections timely delivered, then the Indemnified Party may, in accordance with the terms of Section 13.3, seek to resolve such dispute or seek enforcement of the obligation with respect to the Indemnification Claim.
(c)Any amount payable by the Indemnifying Party to the Indemnified Party pursuant to Section 12.4(b) will be paid by the Indemnifying Party by wire transfer of U.S.

dollars in immediately available funds to such account or accounts as may be designated in writing by Indemnified Party.
(d)Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 12.4(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim: (i) involving a criminal claim or regulatory enforcement action, (ii) involving relief other than monetary relief, other than a Third Party Claim of infringement or misappropriation of Intellectual Property Rights seeking both injunctive relief and monetary damages where the Intellectual Property Rights embodied in the accused Technology under such Third Party Claim are primarily Intellectual Property Rights owned by the Indemnified Party or licensed to the Indemnified Party by the Indemnifying Party or its Affiliates immediately following the Closing, (iii) where the portion of the claim for which the Indemnified Party would not be indemnified is reasonably likely to exceed the portion of the claim for which it would be indemnified, (iv) involving an actual or potential conflict of interest, in the reasonable judgment of outside legal counsel of Indemnified Party, that would make it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party or (v) involves a customer or supplier of the Business and would reasonably be expected to have an adverse impact on the Company’s relationship with one or more of its customers or suppliers. If the Indemnifying Party does not assume, or is not permitted to assume, the defense and control of any Third Party Claim pursuant to this Section 12.4, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at the expense of the Indemnifying Party. AGCO, Trimble and the Company shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment: (i) does not (I) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified by the Indemnifying Party hereunder or (II) involve a finding, acknowledgement or admission of any wrongdoing, fault or violation of Law, and (ii) includes, as a condition of any settlement or judgment, a complete and unconditional release of the Indemnified Party potentially affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld, conditioned or delayed; provided, that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it (i) irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement (ii) does not impose any equitable or other non-monetary remedies or obligations on the Indemnifying Party and (iii) does not involve a finding or admission of any wrongdoing, fault or violation of Law.
1.5Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article XII, Section 8.1(l) and Section 9.8 (Tax Indemnification) will be the sole and exclusive remedy of the Parties from and after the Closing Date for any matters arising from any breach of this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant or agreement hereunder; provided, however, that the foregoing will not be deemed a waiver by any Party of any right to seek specific performance or injunctive relief pursuant to Section 13.11, or any right or remedy arising by reason of any claim of Fraud or Willful and Intentional Breach by such Party with respect to this Agreement against the Party committing such Fraud or such Willful and Intentional Breach. For the avoidance of doubt, to the extent that there is any Post-Closing Adjustment pursuant to Section 2.7, the determination of the Post-Closing Adjustment shall not be considered a “remedy” for purposes of this Section 12.5 and shall not be limited by the terms of this Article XII or otherwise, and the facts or circumstances underlying such Post-Closing Adjustment shall not provide a separate basis for an Indemnification Claim under this Article XII or otherwise.
1.6Mitigation of Losses. Any Indemnified Party hereunder shall use commercially reasonable efforts to avoid or mitigate any Losses which in the absence of mitigation would reasonably be expected to give rise to a Liability in respect of any Indemnification Claim under this Agreement upon becoming aware of any event or circumstances that gives rise to such Indemnification Claim.
1.7Tax Treatment. The Parties agree to treat, for Tax purposes and to the extent permitted by applicable Law, (i) any indemnification payments made under this Article XII or Section 9.8 by Trimble as an adjustment to the purchase price paid by AGCO to Trimble in the Common Units Purchase, and (ii) any indemnification payments made under this Article XII or Section 9.8 by AGCO as adjustments to the capital contributions made by AGCO to the Company in the JCA Contribution. The Parties shall not, and shall cause their respective Affiliates to not, take any reporting position (or action in connection with any Tax Proceeding) inconsistent with such treatment except upon a final determination by an applicable Tax Authority.
Article XIII

GENERAL PROVISIONS
1.1Interpretation; Absence of Presumption.
(a)It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Trimble Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Trimble Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Trimble Disclosure Schedule is or is not material for purposes of this Agreement.
(b)For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not (unless the context demands otherwise) mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) Trimble, the Company and AGCO have each participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv)) any references to the transactions contemplated by this Agreement shall include the Carve-Out Restructuring; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; and (xvii) the term “made available” and words of similar import mean that the relevant documents or materials were available to such Party in the electronic data room for Project Black Diamond hosted by Donnelley Financial Solutions with access provided to AGCO or its Representatives or as otherwise provided in writing to AGCO’s legal counsel, in each case, at least 24 hours prior to the execution and delivery of this Agreement (or as otherwise expressly identified in the Trimble Disclosure Schedule).
1.2Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
1.3Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection with this Agreement, the transactions contemplated hereby, the negotiation of any of the foregoing or the relationship of the Parties under or in connection with any of the foregoing (in each case, whether sounding in contract, tort or statute, and whether at law or in equity), shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.
(b)Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 13.7.
(c)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION DESCRIBED IN SECTION 13.3(a), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION DESCRIBED IN SECTION 13.3(a) AND THAT SUCH

ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(d)Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 13.3. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 13.3 will not be fully enforced in all instances.
1.4Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.
1.5No Third Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof except, in the case of the Financing Sources and Financing Sources Related Parties, to the extent set forth in Section 13.16.
1.6Expenses. Except as expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
1.7Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (i) upon delivery if delivered by hand, (ii) if by email, on the date transmitted by email if sent prior to 5:00 p.m., New York City time, and otherwise on the next Business Day, in each case, to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery, (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch), or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications sent pursuant to the preceding clauses (i), (ii) or (iv) must also be sent by email. All notices and other communications hereunder shall be delivered to the addresses set forth below:
(a)If to Trimble or, prior to Closing, the Company:
Trimble Inc.
10368 Westmoor Drive
Westminster, CO 80021
Attention:    General Counsel
        Legal Department – Important Legal Notice
Email:        jennifer_allison@trimble.com
        legal@trimble.com

with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:    Thomas J. Ivey
        Amr Razzak
Email:        thomas.ivey@skadden.com
        amr.razzak@skadden.com
(b)If to the Company after Closing, to the address that the Company provides in writing to Trimble and AGCO on the Closing Date (or, in the absence of such notice, to the address of AGCO as set forth below).
(c)If to AGCO:
AGCO Corporation
4205 River Green Parkway
Duluth, GA 30096
Attention:    Roger Batkin
Email:        Roger.Batkin@agcocorp.com
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Eric Swedenburg
        Jakob Rendtorff
Email:        eswedenburg@stblaw.com
        jrendtorff@stblaw.com

1.8Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.  No Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement, provided that AGCO may assign any of its rights hereunder to an Affiliate or to any Financing Source, provided that no such assignment shall relieve AGCO of any of its obligations hereunder. Any purported assignment or delegation in violation of the foregoing shall be void.

1.9Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all Parties. Any failure of AGCO, the Company or Trimble to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Trimble and the Company, in the event of any such failure by AGCO, by AGCO, in the event of any such failure by Trimble, or by AGCO, in the event of any such failure by the Company. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach or any other provision.
1.10Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
1.11Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been terminated in accordance with Article XI, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause AGCO and Trimble to consummate the transactions contemplated hereunder), in addition to any other remedy to which they are entitled at law or in equity (subject to Section 12.5). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Subject to Section 11.2 and Section 12.5, the foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 13.11 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.11 prior to or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination). For the avoidance of doubt, Trimble may pursue a grant of specific performance of the type described in this Section 13.11 and the payment of the Reverse Termination Fee under Section 11.2, but under no circumstances shall Trimble be permitted or entitled to receive both a grant of specific performance and the Reverse Termination Fee.
1.12Bulk Sale Laws. The Parties hereby waive compliance, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales or bulk transfer or similar Law.
1.13No Admission. Nothing herein shall be deemed an admission by Trimble, the Company or any of their respective Affiliates in any Action or investigation involving a third party, that Trimble, the Company or such Affiliate or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.
1.14Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use reasonable best efforts to, and shall cause its respective Affiliates to use reasonable best efforts to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement, the Ancillary Agreements, and give effect to the transactions contemplated hereby and thereby, including to vest in AGCO or Trimble and its Subsidiaries good and valid title to the Common Units and to vest in the Company good and valid title to the Business Assets.
1.15Counterparts. This Agreement may be executed in one or more counterparts, and any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
1.16Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of Trimble and the Company (on behalf of itself and their respective Subsidiaries) hereby: (i) agrees that any Action involving a Financing Source, arising out of or relating to, this Agreement, the Committed Financing, the Commitment Letter or any of the agreements entered into in connection with the Committed Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except as otherwise expressly provided in any agreement relating to the Committed Financing or any Permanent Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Committed Financing or any documentation related to any Permanent Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) (x) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims against any Financing Source in any way arising out of or relating to, this Agreement, the Committed Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (y) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Committed Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court sitting in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 13.7, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION BROUGHT AGAINST ANY FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE COMMITTED FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (vi) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Committed Financing or the Commitment Letter, (vii) agrees that this Agreement may not be enforced against any Financing Source and agrees that no Financing Source will have any liability to the Company, any of its Subsidiaries or any of their respective Representatives (excluding, for the avoidance of doubt, AGCO and its Affiliates), and hereby waives any rights or claims against any Financing Source, in connection with this Agreement, the Committed Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of AGCO or any of its Subsidiaries against the Financing Sources with respect to the Committed Financing or any of the transactions contemplated hereby or any services thereunder), and (viii) agrees that, notwithstanding anything to the contrary in this Agreement, the Financing Sources are express third party beneficiaries of, and may enforce, and shall be entitled to rely on, Sections 11.2, 13.5 and 13.8 and this Section 13.16, and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 13.16, and such provisions and the definitions of “Financing Sources” and “Financing Sources Related Parties” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such provision) shall not be amended, modified, waived or terminated in any way adverse to the Financing Sources in any material respect without the prior written consent of the Financing Sources party to the Commitment Letter. For purposes of this Section 13.16, “Financing Sources” (other than the immediately preceding reference) includes all Financing Sources Related Parties.

1.17Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars (including the JCA Closing Working Capital), such non-U.S. dollar amounts shall be converted into U.S. dollars using an exchange rate that will be the 5:00 P.M. Eastern mid-point spot rate as of the second Business Day prior to such date quoted by Bloomberg (BFIX) for U.S. dollars to amounts of such non-U.S. currency.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
TRIMBLE INC.
By:    /s/ Robert G. Painter
    Name: Robert G. Painter
    Title: President, Chief Executive Officer
TRIMBLE SOLUTIONS, LLC
By:    /s/ James Kirkland
    Name: James Kirkland
    Title: President

[Signature Page to Sale and Contribution Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
AGCO CORPORATION
By:/s/ Roger Batkin_______
Name: Roger Batkin
Title: Senior Vice President, General Counsel

[Signature Page to Sale and Contribution Agreement]